$200,000,000

CREDIT AGREEMENT

Dated as of September 30, 2005
among
CNL HOSPITALITY PARTNERS, LP,
as Borrower,
CNL HOTELS & RESORTS, INC.,
as Parent,
BANK OF AMERICA, N.A.,
as Administrative Agent and L/C Issuer,

and
The Other Lenders Party Hereto

WACHOVIA BANK NATIONAL ASSOCIATION
and
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Co-Syndication Agents

CALYON NEW YORK BRANCH
and
CITICORP NORTH AMERICA, INC.,
as Co-Documentation Agents

BANC OF AMERICA SECURITIES LLC,
as
Sole Lead Arranger and Sole Book Manager

SCHEDULES
1.01(a) Operating Lessees and Franchisors
1.01(b) Managers
1.01(c) Qualified Managers
1.01(d) Excluded Contingent Obligations
2.01 Commitments and Pro Rata Shares
2.03 Existing Letters of Credit
4.01 Initial Borrowing Base Properties, Appraised Values, and Implied Loan Amount
6.28 Pooling Agreements
6.29 Manager Liquidity Facilities
7.25 Deferred Maintenance
8.01 Existing Liens
11.02 Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS
Form of
A Loan Notice
B Note
C Compliance Certificate
D-1 Joinder Agreement
D-2 Increase Certificate
E Assignment and Assumption
F-1 Guaranty
F-2 Subsidiary Guaranty
G Borrowing Base Report
H Survey Requirements

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of September 30, 2005 (the “Closing Date”), among CNL HOSPITALITY PARTNERS, LP, a Delaware limited partnership (“Borrower”), CNL HOTELS & RESORTS, INC., a Maryland corporation (“Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01  Defined Terms

. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Appraisal” means an appraisal commissioned by and addressed to Administrative Agent (acceptable to Administrative Agent as to form, assumptions, substance, and appraisal date), prepared by a qualified professional appraiser acceptable to Administrative Agent, and having the minimum qualifications required under all applicable Laws of Administrative Agent.

“Adjusted NOI” means, for any Borrowing Base Property for any period, (a) all lease payments pursuant to the Operating Lease for such Borrowing Base Property, minus (b) any ground lease payments, minus (c) appropriate accruals for items such as annual taxes, insurance, or other operating expenses payable by the owner (as opposed to the applicable Operating Lessee) of such Borrowing Base Property reasonably determined by Administrative Agent with respect to such Borrowing Base Property, minus (d) FF&E Reserves, minus (e) Management Fee Reserves for such period in excess of actual management fees for any such Borrowing Base Property deducted in calculating the amounts in clause (a) above. If the Operating Lessee of any Borrowing Base Property is a direct or indirect wholly owned Subsidiary of Parent, then Adjusted NOI shall include the Consolidated Net Income of such Subsidiary attributable to such Borrowing Base Property, without deduction however for any amounts expended for FF&E or management fees. For purposes of determining Adjusted NOI for any Borrowing Base Property, Adjusted NOI shall be calculated on a pro forma basis as if all lease payments pursuant to the Operating Lease for such Borrowing Base Property (and, if applicable, Consolidated Net Income for such Borrowing Base Property) admitted into the Borrowing Base during the period of determination were received (or was earned) from and after the first (1st) day of and throughout such period of determination.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as Administrative Agent may from time to time notify Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Advisor Merger” has the meaning specified in Section 8.04(d).

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent. Notwithstanding the foregoing, “Affiliate” shall not include CNL Financial Group, Inc. or any of its Subsidiaries to the extent any such Persons and Parent and its Subsidiaries have separate and independent management.

“Agent-Related Persons” means Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Margin” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 7.02(a):

Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate _________ Letters of Credit	Base Rate
1	≤6.0:1	1.750%	0.75%
2	>6.0:1 but ≤7.5:1	2.000%	1.00%
3	>7.5:1	2.25%	1.25%

Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first (1st) Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 3 shall apply as of the first (1st) Business Day after the date on which such Compliance Certificate was required to have been delivered until and including the first (1st) Business Day immediately following the date such Compliance Certificate is actually delivered; provided further that, if a Major Leverage Event occurs, then Borrower shall provide an updated Compliance Certificate within three (3) Business Days after such Major Leverage Event reflecting the resulting increase or decrease in Consolidated Funded Indebtedness and proforma adjustments to Consolidated EBITDA attributable to hotel operations acquired (or sold) in connection with such Major Leverage Event and the Applicable Margin shall be adjusted effective on the first (1st) Business Day after the date such updated Compliance Certificate is delivered. The Applicable Margin in effect from the Closing Date through the date of delivery of the initial Compliance Certificate delivered pursuant to Section 7.02(b) shall be determined based upon Pricing Level 3.

“Appraised Value” means, with respect to any Borrowing Base Property as of any date, the appraised value of such Borrowing Base Property on a “current value” basis pursuant to an Acceptable Appraisal.

“Approved Fund” has the meaning specified in Section 11.07(g).

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Assignment of Management Agreement” means an Assignment and Subordination and Non-disturbance of Management Agreement among Administrative Agent, the applicable Operating Lessee, Borrower, and the applicable Manager, in form and substance acceptable to Administrative Agent and the applicable Manager.

“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Parent and its Subsidiaries for the fiscal year ended December 31, 2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Parent and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Award” means any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Borrowing Base Property.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus one half of one percent (0.5%) and (b) the rate of interest in effect for such day as publicly announced from time to time by Administrative Agent as its “prime rate.” The “prime rate” is a rate set by Administrative Agent based upon various factors including Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Borrowing Base” has the meaning specified in Section 4.01.

“Borrowing Base Properties” means each of the Properties (a) that are owned or ground leased by Borrower or another wholly-owned Subsidiary that has executed the Subsidiary Guaranty and (b) that are Collateral and that either (i) is an Initial Borrowing Base Property or (ii) becomes a Borrowing Base Property pursuant to Section 4.02, but excluding any Properties that have been released from the Borrowing Base pursuant to Section 4.05, and “Borrowing Base Property” means any one of the Borrowing Base Properties.

“Borrowing Base Report” means a report in substantially the form of Exhibit G certified by a Responsible Officer of Borrower, setting forth in reasonable detail the date acquired, location, and a calculation of the Implied Loan Amount for the Borrowing Base Properties (individually and in the aggregate) and a calculation of the Borrowing Base.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cash Available for Distribution”means, for any Person for any period, (a) Consolidated EBITDA, plus (b) the amount of all extraordinary cash gains actually realized, less (c) the aggregate amount of scheduled principal payments on consolidated Indebtedness required to be made during such period (other than optional principal prepayments and scheduled principal payments in respect of any Indebtedness which is payable in a single or final “balloon”installment at final maturity), less (d) Consolidated Interest Charges payable during such period, less (e) the amount of all extraordinary cash losses actually realized, less (f) FF&E Reserves, plus (g) any amounts actually expended for FF&E and other capital expenditures and deducted in determining Consolidated EBITDA.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Casualty” has the meaning specified in Section 7.14.

“Change of Control” means, with respect to any Loan Party, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries and any person or entity acting in its capacity as trustee, agent, or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty-five percent (25%) or more of the equity securities of such Loan Party entitled to vote for members of the board of directors or equivalent governing body of such Loan Party on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), unless the Required Lenders have approved in advance in writing such acquiring “person” or “group;” or

(b) during any period of twelve (12) consecutive months, and unless approved by the Required Lenders, a majority of the members of the board of directors or other equivalent governing body of such Loan Party (or its ultimate controlling parent) cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

A Change in Control shall be deemed not to occur upon the issuance of new capital stock in Guarantor as long as the conditions set forth in clause (a) and (b) regarding approval of the Required Lenders are otherwise satisfied.

“Closing Date” has the meaning specified in the introductory paragraph hereto.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means the Real Estate Collateral, the Personal Property Collateral, and all other property of the Mortgagors on which Liens have been granted to Administrative Agent or the Lenders to secure the Obligations.

“Commitment” means, as to each Lender, its obligation to (a) make Loans to Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on

Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result, in lieu, or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Borrowing Base Properties, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Borrowing Base Properties or any part thereof.

“Condemnation Proceeds” has the meaning specified in Section 7.16.

“Consolidated EBITDA” means, for any Person for any period, an amount equal to: (a) Consolidated Net Income for such period; plus (b) the following to the extent deducted in calculating Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by such Person and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense for such period, (iv) minority interests and results of unconsolidated subsidiaries of such Person for such period, (v) other non-cash expenses reducing Consolidated Net Income for such period, (vi) pro forma adjustments attributable to hotel operations acquired (or sold) during such period as if such acquisition (or disposition) had occurred on the first day of such period, and (vii) amounts received by such Person and its Subsidiaries for such period with respect to private memberships in hotel, spa, gold and other facilities plus principal payments received for such period on notes in respect thereof; minus (c) other non-cash income increasing Consolidated Net Income for such period; minus (d) amounts refunded by such Person and its Subsidiaries for such period with respect to private memberships in hotel, spa, gold and other facilities.

“Consolidated Fixed Charge Coverage Ratio”means, for any Person as of the last day of any fiscal quarter, the ratio of (a) (i) Consolidated EBITDA; minus (ii) FF&E reserves, to (b) Fixed Charges, in each case for the four (4) fiscal quarters ending on the date of determination.

“Consolidated Funded Indebtedness”means, for any Person as of any date of determination, the sum of (a) the outstanding principal amount of all Indebtedness whether current or long term, for borrowed money (including Obligations hereunder) and all Indebtedness evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (standby and commercial), bankers’ acceptances, surety bonds and similar instruments, (d) all obligations with respect to deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), and (e) Attributable Indebtedness, and (f) without duplication, all Guarantees with respect to Indebtedness specified in (a) through (e) above of Persons other than such guarantor or any of its Subsidiaries.

“Consolidated Interest Charges” means, for any Person for any period, the sum of (a) all interest, premium payments, debt discount, fees, charges, and related expenses of such Person in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of such Person with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, for Parent and its Subsidiaries on a consolidated basis as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (other than Excluded

Contingent Obligations) as of the date of determination, to (b) Consolidated EBITDA for the four (4) fiscal quarters ending on the date of determination.

“Consolidated Net Income” means, for any Person or attributable to any Borrowing Base Property for any period, the consolidated net income of such Person or the net income derived from such Borrowing Base Property (excluding extraordinary gains and extraordinary losses) for that period, in each case as determined in accordance with GAAP.

“Consolidated Total Assets” means, for Parent and its Subsidiaries on a consolidated basis as of any date of determination, all assets determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means each of the following: (a) a Borrowing; and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debt Service”means, for any Person for any period, (a) all regularly scheduled principal payments, plus (b) all Consolidated Interest Charges paid or payable during such period in respect to all Indebtedness of such Person, minus (c) pro forma adjustments to principal payments and Consolidated Interest Charges attributable to Indebtedness incurred (or repaid) during such period as if such incurrence (or repayment) had occurred on the first (1st) day of such period.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease (other than an Operating Lease), or other disposition (including any sale and leaseback transaction) of any property by any Person,

including any sale, assignment, transfer, or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” has the meaning specified in Section 11.07(g).

“Environmental Assessment” has the meaning specified in Section 7.12(c).

“Environmental Claim” means any investigative, enforcement, cleanup, removal, containment, remedial, or other private or governmental or regulatory action at any time threatened, instituted, or completed pursuant to any applicable Environmental Requirement, against Parent or any Subsidiary or against or with respect to any Real Property or any condition, use, or activity on any Real Property (including any such action against Administrative Agent or any Lender), and any claim at any time threatened or made by any person against Parent or any Subsidiary or against or with respect to any Real Property or any condition, use, or activity on any Real Property (including any such claim against Administrative Agent or any Lender), relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or in any way arising in connection with any Hazardous Material or any Environmental Requirement.

“Environmental Damages” means, whether before or after the Release Date: (a) the presence of any Hazardous Material on any Property, or any escape, seepage, leakage, spillage, emission, release, discharge, or disposal of any Hazardous Material on or from any Real Property, or the migration or release or threatened migration or release of any Hazardous Material to, from, or through any Real Property, on or before the Release Date; or (b) any act, omission, event, or circumstance existing or occurring in connection with the handling, treatment, containment, removal, storage, decontamination, clean-up, transport, or disposal of any Hazardous Material which is at any time on or before the Release Date present on any Real Property; or (c) the breach of any representation, warranty, covenant, or agreement contained in this Agreement or any other Loan Document because of any event or condition occurring or existing on or before the Release Date; or (d) any violation on or before the Release Date, of any Environmental Requirement in effect on or before the Release Date, regardless of whether any act, omission, event, or circumstance giving rise to the violation constituted a violation at the time of the occurrence or inception of such act, omission, event, or circumstance; or (e) any Environmental Claim, or the filing or imposition of any environmental lien against any Real Property, because of, resulting from, in connection with, or arising out of any of the matters referred to in subsections (a) through (d) preceding; and regardless of whether any of the foregoing subsections (a) through (e) was caused by a Loan Party or a tenant or subtenant, or a prior owner of any Real Property or its tenant or subtenant, or any third party, including but not limited to: (i) injury or damage to any person, property, or natural resource occurring on or off of such Real Property, including but not limited to the cost of demolition and rebuilding of any improvements on real property; (ii) the investigation or remediation of any such Hazardous Material or violation of Environmental Requirement, including but not limited to the preparation of any feasibility studies or reports and the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration, monitoring, or similar work required by any Environmental Requirement or necessary to have full use and benefit of such Real Property as contemplated by the Loan Documents (including any of the same in connection with any foreclosure action or transfer in lieu thereof); (iii) all liability to pay or indemnify any person or Governmental Authority for costs expended in connection with any of the foregoing; (iv) the investigation and defense of any claim, whether or not such claim is ultimately defeated; and (v) the settlement of any claim or judgment.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements, or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Requirement” means any Environmental Law, agreement or restriction (including but not limited to any condition or requirement imposed by any insurance or surety company), as the same now exists or may be changed or amended or come into effect in the future, which pertains to health, safety, any Hazardous Material, or the environment, including but not limited to ground or air or water or noise pollution or contamination, and underground or aboveground tanks.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Eurodollar Rate” for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Kentucky Borrowing Base Property” means the Borrowing Base Property listed as number fourteen (14) on Schedule 4.01 (Holiday Inn Louisville).

“Excluded Tampa Borrowing Base Property” means the Borrowing Base Property listed as number nine (9) on Schedule 4.01 (Tampa International).

“Excluded Contingent Obligations” means the obligations listed on Schedule 1.01(d).

“Existing Letters of Credit” means those certain letters of credit listed on Schedule 2.03, and “Existing Letter of Credit” means any one of the Existing Letters of Credit.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the letter agreement, dated as of July 21, 2005, among Borrower, Parent, Administrative Agent, and the Arranger.

“FF&E” means furniture, fixtures, and equipment.

“FF&E Reserves” means, with respect to any Borrowing Base Property or Person for any period, and without duplication, an assumed reserve for FF&E and other capital expenditures equal to four percent (4%) of Gross Revenues of such Borrowing Base Property or such Person’s Properties for such period.

“Fixed Charges” means, for any Person, for any period, (a) Debt Service, plus (b) Restricted Payments with respect to preferred stock or other preferred equity interests issued by such Person required to be paid regardless of available cash during such period.

“Foreign Lender” has the meaning specified in Section 11.15(a)(i).

“Franchise Agreements” means each franchise or similar agreement entered into by and between an Operating Lessee and each Franchisor pursuant to which such Operating Lessee is permitted to operate the applicable Borrowing Base Property under the “flag” or other trade name that is the subject thereof, and “Franchise Agreement” means any one of the Franchise Agreements.

“Franchisors” means each franchisor of each Borrowing Base Property as set forth on Schedule 1.01(a) or such other entity selected as the franchisor of the applicable Borrowing Base Property in accordance with the terms of this Agreement, and “Franchisor” means any one of the Franchisors.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” has the meaning specified in Section 11.07(g).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

“Gross Revenues” means, for any Real Property or Person, all revenues and receipts of every kind derived from operating such Real Property or all Real Properties owned by such Person, as the case may be, and parts thereof, including, but not limited to: income (from both cash and credit transactions), before commissions and discounts for prompt or cash payments, from rentals or sales of rooms, stores, offices, meeting space, exhibit space, or sales space of every kind; license, lease, and concession fees and rentals (not including gross receipts of licensees, lessees, and concessionaires); net income from vending machines; health club membership fees; food and beverage sales; sales of merchandise (other than proceeds from the sale of FF&E no longer necessary to the operation of such Real Property or Real Properties); service charges, to the extent not distributed to the employees at such Real Property or Real Properties as, or in lieu of, gratuities; and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Revenues shall not include the following: gratuities to employees of such Real Property or Real Properties; federal, state, or municipal excise, sales, use, or similar taxes collected directly from tenants, patrons, or guests or included as part of the sales price of any goods or services; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds; or any proceeds from any sale of such Real Property or Real Properties.

“Ground Lease” means, (a) that certain sublease of a ground lease covering a portion of the Borrowing Base Property known as “Renaissance Tampa”, (b) that certain sublease of a ground lease covering a portion of the Borrowing Base Property known as “Holiday Inn Louisville -Southwest”, and (c) any other ground lease of Property that is admitted into and remains part of the Borrowing Base after the Closing Date pursuant to Section 4.02 and that is approved by the Required Lenders.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranties” means the Parent Guaranty and the Subsidiary Guaranties, and “Guaranty” means any one of the Guaranties.

“Guarantors” means, collectively, Parent and each Subsidiary Guarantor, and “Guarantor” means any one of the Guarantors.

“Hazardous Material” means any substance, whether solid, liquid, or gaseous: which is listed, defined, or regulated as a “ hazardous substance,”“hazardous waste,”“pollutants,” or “solid waste,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Requirement; or which is or contains infectious or medical wastes, asbestos, asbestos containing materials, radon, any polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel, or other petroleum hydrocarbons, or petroleum distillates; or which causes or poses a threat to cause a contamination or nuisance on any Real Property or any adjacent property or a hazard to the environment or to the health or safety of persons on any Real Property.

“Implied Debt Service” means, as of any date, the annual principal and interest payments required to amortize the Total Outstandings as of such date assuming equal monthly payments of principal and interest over a period of twenty-five (25) years at an annual rate of interest equal to the greater of (a) two and one-half of one percent (2.50%) in excess of the most recent rate published on such date in the United States Federal Reserve Statistical Release (H.15) for 7-year Treasury Constant Maturities, and (b) six and one-half percent (6.5%).

“Implied Loan Amount” has the meaning specified in Section 4.01(b).

“Improvements” means all on-site and off-site improvements to the Borrowing Base Properties, together with all fixtures, tenant improvements, and appurtenances now or later to be located on the Borrowing Base Properties and/or in such improvements.

“Increasing Lender” has the meaning specified in Section 2.13(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include Indebtedness of any other Person (other than a Subsidiary of such Person) in which such Person owns an interest to the extent such Indebtedness is recourse to such interest owning Person (and only in such amount). The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnitees” has the meaning specified in Section 11.05.

“Initial Borrowing Base Properties” means the Properties listed on Schedule 4.01, and “Initial Borrowing Base Property” means any one of the Initial Borrowing Base Properties.

“Insurance Proceeds” has the meaning specified in Section 7.16.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each month and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3), or six (6) months thereafter, as selected by Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance, or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition, whether in one transaction or a series of transactions, of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 6.16.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state, and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, and administrative or judicial precedents or authorities, including the interpretation, or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations, and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Bank of America or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version as may be in effect at the time of issuance), then such Letter of Credit shall be deemed to be “outstanding” in such remaining amount available to be drawn. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.

“Lease” means each existing or future lease, sublease (to the extent of any Loan Party’s rights thereunder), or other agreement under the terms of which any person has or acquires any right to occupy or use any Borrowing Base Property, or any part thereof, or interest therein, and each existing or future guaranty of payment or performance thereunder, and all extensions, renewals, modifications, and replacements of each such lease, sublease, agreement, or guaranty.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer.

“Lender Reply Period” has the meaning specified in Section 10.13.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder pursuant to Section 2.03. Each Letter of Credit shall be a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is thirty (30) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to $35,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, monetary encumbrance, lien (statutory or other), charge, or preference, priority, or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to Borrower under Article II.

“Loan Documents” means this Agreement, the Security Documents, each Note, the Fee Letter, and the Guaranties.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, Borrower, Parent, and each other Guarantor.

“Major Leverage Event” means the incurrence or the repayment by Parent or any of its Subsidiaries of Indebtedness of $400,000,000 or more.

“Management Agreements” means each management agreement entered into by and between an Operating Lessee and each Manager, pursuant to which each Manager is to provide management and other services with respect to each applicable Borrowing Base Property, and “Management Agreement” means any one of the Management Agreements.

“Management Fee Reserves” means, with respect to any Borrowing Base Property or Person for any period, a reserve for management fees equal to the greater of (a) any actual management fees or (b) an assumed reserve of three percent (3%) of Gross Revenues of such Borrowing Base Property or Person’s Property for such period.

“Manager Liquidity Facility Agreement” means a liquidity facility or similar arrangement pursuant to which a Manager or an Affiliate of such Manager agrees to extend credit to the lessee and/or owner of a Borrowing Base Property or for the benefit of a Borrowing Base Property.

“Managers” means each manager of a Borrowing Base Property as set forth on Schedule 1.01(b) or such other entity selected as the manager of the applicable Borrowing Base Property in accordance with the terms of this Agreement, and “Manager” means any one of the Managers.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Parent and its Subsidiaries taken as a whole or Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Agreement” means, for any Person or with respect to any Borrowing Base Property, any contract or agreement of such Person or with respect to such Borrowing Base Property the breach, violation, or termination of which could result in a Material Property Event.

“Material Environmental Event” means, with respect to any Borrowing Base Property, (a) a violation of any Environmental Law with respect to such Borrowing Base Property, or (b) the presence of any Hazardous Materials on, about, or under such Borrowing Base Property that, under or pursuant to any Environmental Law, would require remediation, if in the case of either (a) or (b), such event or circumstance could reasonably be expected to result in a Material Adverse Effect.

“Material Property Event” means, with respect to any Borrowing Base Property, the occurrence of any event or circumstance that could reasonably be expected to result in a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (b) material adverse effect on the Appraised Value of such Borrowing Base Property, or (c) material adverse effect on the ownership of such Borrowing Base Property.

“Material Title Defects” means, with respect to any Borrowing Base Property, defects, Liens (other than Liens for local real estate taxes and similar local governmental charges), and other encumbrances in the nature of easements, servitudes, restrictions, and rights-of-way that would customarily be deemed unacceptable title exceptions for a prudent lender (i.e., a prudent lender would reasonably determine that such exceptions, individually or in the aggregate, materially impair the value or operations of the Borrowing Base Property in question, would prevent the Borrowing Base Property from being used in the manner in which it is currently being used, or which could reasonably be expected to result in a violation of Law which could result in a Material Property Event).

“Maturity Date” means September 30, 2008.

“Mortgages” means each Mortgage (or Deed of Trust, as applicable), Security Agreement, Financing Statement, and Assignment of Leases or similarly titled document, each executed by a Loan Party, to or for the benefit of Administrative Agent, for the ratable benefit of the Lenders, covering the Collateral.

“Mortgagors” means, collectively, each Loan Party executing a Mortgage, and “Mortgagor” means any one of the Mortgagors.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” has the meaning specified in Section 7.16(b).

“Net Proceeds Deficiency” has the meaning specified in Section 7.16(b)(vi).

“Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that all references to the “Obligations” in the Mortgages, Guaranties, other Security Documents, and other security or pledge agreements delivered to Administrative Agent to create or evidence Liens securing the Obligations shall, in addition to the foregoing, include all present and future indebtedness, liabilities, and obligations now or hereafter owed to any Lender or any Affiliate of any Lender arising from, by virtue of, or pursuant to any Swap Contract issued by a Lender or an Affiliate of a Lender.

“Operating Leases” means each operating Lease entered into by and between an Operating Lessee, whether or not an Affiliate, and a Loan Party, which govern the operation of each applicable Borrowing Base Property, and “Operating Lease” means any one of the Operating Leases.

“Operating Lessees” means each operating lessee of each Borrowing Base Property as set forth on Schedule 1.01(a) or such other entity selected as the operating lessee of the applicable Borrowing Base Property in accordance with the terms of this Agreement and reasonably acceptable to Administrative Agent, and “Operating Lessee” means any one of the Operating Lessees.

“Organization Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means: (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Parent Guaranty” means the Guaranty executed by Parent in favor of Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit F-1.

“Participant” has the meaning specified in Section 11.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Distributions” means, as of any date, the sum of (a) $50,000,000, and (b) an amount equal to the sum of Parent’s Cash Available for Distribution for each fiscal quarter ending December 31, 2005 and thereafter through such date; provided that such amount shall not be less than the amount of Restricted Payments required for Parent to maintain its status as a REIT without incurring capital gains or other federal income taxes on gains from the sale or exchange of real estate assets owned by Parent and its Subsidiaries.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, or other entity.

“Personal Property” has the meaning specified in the granting clause of the Mortgages.

“Personal Property Collateral” means the Personal Property of a Mortgagor in which security interests are granted to Administrative Agent, for the benefit of the Lenders, under the Security Documents.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Plans” means the plans and specifications for the Borrowing Base Properties, including existing or proposed Improvements, and all modifications thereof and additions thereto that are included as part of the Plans in accordance with the terms of this Agreement.

“Pooling Agreements” means the Pooling Agreements identified on Schedule 6.28 and any similar agreement containing similar provisions, among a Manager, the owner of a Borrowing Base Property, and/or the Operating Lessee of a Borrowing Base Property.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Properties” means hotels, resorts, or other Real Property used for a substantially similar purpose owned by a Loan Party.

“Property Information” has the meaning specified in Section 4.02(a).

“Qualified Manager” means (a) each Manager listed on Schedule 1.01(c), and (b) any other Manager or a reputable and experienced professional management organization (i) which manages, together with its affiliates, hotel properties comparable to any relevant Borrowing Base Property and (ii) approved by Administrative Agent, which approval shall not have been unreasonably withheld.

“Real Estate Collateral” means one or more Borrowing Base Properties owned by a Mortgagor that have otherwise been pledged or mortgaged to Administrative Agent, for the benefit of the Lenders.

“Real Property” of any Person means all of the right, title, and interest of such Person in and to land, improvements, and fixtures, including ground leases.

“REAs” means each construction, operation, and reciprocal easement agreements or similar agreements (including any separate agreements or other agreements between a Loan Party and one or more other parties to any REA with respect to such REA) affecting any Borrowing Base Property or portion thereof, and “REA” means any one of the REAs.

“Register” has the meaning specified in Section 11.07(c).

“REIT” means a “real estate investment trust” for purposes of the Code.

“Release Date” means the earlier of the following two dates: (i) the date on which the Obligations have been paid in full and the Mortgages have been released; or (ii) the date on which the Liens of the Mortgages are fully and finally foreclosed or a conveyance by deed in lieu of such foreclosure is fully and finally effective and possession of the Borrowing Base Properties has been given to and accepted by the purchaser or Administrative Agent free of occupancy and claims to occupancy by any Loan Party and their heirs, devisees, representatives, successors, and assigns; provided that, if such payment, performance, release, foreclosure, or conveyance is challenged, in bankruptcy proceedings or otherwise, the Release Date shall be deemed not to have occurred until such challenge is validly released, dismissed with prejudice, or otherwise barred by Law from further assertion.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having more than fifty-one percent (51%) of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, Lenders holding in the aggregate more than fifty-one percent (51%) of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restoration” means, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of a Borrowing Base Property, the completion of the repair and restoration of the Borrowing Base Property as nearly as possible to the condition the Borrowing Base Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Administrative Agent, and in accordance with applicable Laws and the requirements of the applicable Management Agreement, Franchise Agreement, and Operating Lease.

“Restoration Consultant” has the meaning specified in Section 7.16(b)(iii).

“Restoration Retainage” has the meaning specified in Section 7.16(b)(iv).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities, or other property) with respect to any capital stock or other equity interest of Parent, Borrower, or any Subsidiary, or any payment (whether in cash, securities, or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Documents” means:

(a)  the Mortgages;

(b)  to the extent required by Law of the state where the applicable Borrowing Base Property is located, Assignments of Leases and Rents, executed by the applicable Mortgagor;

(c)  financing statements to be filed with the appropriate state and/or county offices for the perfection of a security interest in any of the Collateral or any other collateral or security for the Obligations;

(d)  assignments of all Material Agreements, executed by the applicable Mortgagor;

(e)  Assignments of Management Agreement;

(f)  estoppel letters, consents, comfort letters, or other confirming agreements and/or non-disturbance agreements executed by (i) each Operating Lessee or other tenant under each Operating Lease, (ii) each Manager, (iii) each Franchisor, (iv) each ground lessor under a Ground Lease, and (v) such other parties to Material Agreements as Administrative Agent may request;

(g)  opinions of counsels in form and substance acceptable to Administrative Agent;

(h)  all other agreements, documents, and instruments evidencing, securing, or pertaining to the Obligations or any part thereof, as shall from time to time be executed and delivered by Borrower, Guarantors, any Manager, or any other Person in favor of Administrative Agent; and

(i)  all renewals, extensions, and restatements of, and amendments and supplements to, any of the foregoing.

“Share” means, for any Person, such Person’s share of the assets, liabilities, revenues, income, losses, or expenses of another Person (other than a Subsidiary) based upon such Person’s percentage ownership of the equity of such other Person.

“Solvent” means, as to a Person, that (a) the aggregate fair market value of its assets exceeds its liabilities, (b) it has sufficient cash flow to enable it to pay its liabilities as they mature, and (c) it does not have unreasonably small capital to conduct its businesses.

“Subsequent Lender” has the meaning specified in Section 2.13(b).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, in each case directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Parent.

“Subsidiary Guaranties” means the Guaranties executed by each Subsidiary required to execute such Guaranty pursuant to Section 4.06 in favor of Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit F-2, and “Subsidiary Guaranty” means any one of the Subsidiary Guaranties.

“Subsidiary Guarantor” means each Subsidiary that is party to the Subsidiary Guaranty.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and

Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” has the meaning specified in Section 3.01(a).

“Threshold Amount” means $40,000,000.

“Title Company” means LandAmerica Title Company, First American Title Insurance Company, or such other title insurance company acceptable to Administrative Agent.

“Title Insurance Commitments” means the commitments to issue the Title Insurance Policies, issued by the Title Company for each Borrowing Base Property, along with copies of all instruments creating or evidencing exceptions or encumbrances to title.

“Title Insurance Policies” means an ALTA or equivalent form of Mortgagee Title Insurance Policy from the Title Company and insuring the priority and sufficiency of the Mortgages as first Liens upon the applicable Borrowing Base Properties, (a) in an aggregate amount acceptable to Administrative Agent, (b) showing all easements or other matters affecting the Borrowing Base Properties, all subject only to such exceptions or qualifications as are reasonably acceptable to Administrative Agent, (c) insuring the priority of Administrative Agent’s Liens granted by the Mortgages against all possible contractors’, suppliers, and mechanics’ lien claims that heretofore or hereafter arise, as well as survey matters which could result in a Material Title Defect, and (d) containing any customary endorsements or assurances that Administrative Agent may request for protection of its interests including, but not limited to (i) zoning endorsements, (ii) variable rate endorsements, (iii) usury endorsements, (iv) revolving credit endorsements, (v) comprehensive endorsements, (vi) access endorsements, insuring that there will be at least one location at each Borrowing Base Property with unlimited vehicular ingress and egress to an adjacent street, and (vii) other customary endorsements requested by Administrative Agent and its counsel.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

1.02  Other Interpretive Provisions

. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,”“hereto,”“hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit, and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03  Accounting Terms

. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, Administrative Agent, the Lenders, and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04  Rounding

. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein, and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05  References to Agreements and Laws

. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06  Times of Day

. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07  Letter of Credit Amounts

. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof available under such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01  Loans

. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (a) the Total Outstandings shall not exceed the lesser of (i) the Aggregate Commitments and (ii) the Borrowing Base, and (b) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment and the Borrowing Base, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02  Borrowings, Conversions and Continuations of Loans.

(a) Subject to satisfaction of all terms and conditions herein, each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by telephone. Each such notice must be received by Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Each Borrowing of, conversion to, or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion, or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted, or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify a Type of Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Loan Notice, Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) Administrative Agent shall promptly notify Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, Administrative Agent shall notify Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to Loans.

(f) Notwithstanding the foregoing, the initial Borrowing hereunder on the Closing Date shall be made upon one (1) Business Day’s prior, written notice and shall be a Eurodollar Rate Loan.

2.03  Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Total Outstandings would exceed the lesser of the Borrowing Base and the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations would exceed such Lender’s Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment, or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost, or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer; or

(E) such Letter of Credit is in an initial amount less than $500,000.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)  The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to the L/C Issuer (with a copy to Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower. Such Letter of Credit Application must be received by the L/C Issuer and Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as the L/C Issuer may require. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, the L/C Issuer will provide Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonextension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonextension Notice Date (1) from Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(v) Administrative Agent and L/C Issuer shall provide to Lenders periodic information, but not more often than quarterly, regarding outstanding Letters of Credit (including issue date, expiry date, beneficiary, and amount), the L/C Obligations, and each Lender’s Pro Rata Share thereof.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify Borrower and Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse the L/C Issuer through Administrative Agent in an amount equal to the amount of such drawing. If Borrower fails to so reimburse the L/C Issuer by such time, Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to Administrative Agent for the account of the L/C Issuer at Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by

Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount. Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense, or other right which such Lender may have against the L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event, or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by Borrower of a Loan Notice). No such making of a L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through Administrative Agent), upon demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer, at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by Administrative Agent.

(ii) If any payment received by Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense, or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate, or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given.

(f) Role of L/C Issuer. Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity, or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Borrower hereby grants to Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein, and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h) Applicability of ISP98. Unless otherwise expressly agreed by the L/C Issuer and Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit.

(i) Letter of Credit Fees. Borrower shall pay to Administrative Agent, for the account of each Lender in accordance with its Pro Rata Share, a Letter of Credit fee for each Letter of Credit equal to the Applicable Margin times the daily amount available to be drawn under such Letter of Credit. Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the first Business Day after the end of each March, June, September, and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit in the amounts and at the times specified in the Fee Letter. In addition, Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment, and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.04  Prepayments.

(a) Borrower may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, and any prepayments of a Eurodollar Rate Loan shall include any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b) If for any reason the Total Outstandings at any time exceed the lesser of (i) the Aggregate Commitments then in effect, and (ii) the Borrowing Base, then Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Loans the Total Outstandings exceed the lesser of (i) the Aggregate Commitments then in effect, and (ii) the Borrowing Base.

2.05  Termination or Reduction of Commitments

. Borrower may, upon notice to Administrative Agent, which notice shall be irrevocable, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (a) any such notice shall be received by Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (c) Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (d) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the

Commitment of each Lender according to its Pro Rata Share. All utilization fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.06  Repayment of Loans

. Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.07  Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin, and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b) If any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08  Fees

. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Unused Fee. Borrower shall pay to Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, an unused fee of (i) three-eights of one percent (0.375%) times the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings on each day that the Total Outstandings are less than or equal to thirty-three and one-third of one percent (33-1/3%) of the actual daily amount of the Aggregate Commitments, (ii) one quarter of one percent (0.25%) times the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings on each day that the Total Outstandings are greater than thirty-three and one-third of one percent (33-1/3%) but less than or equal to sixty-six and two-thirds of one percent (66-2/3%) of the actual daily amount of the Aggregate Commitments, and (iii) one eighth of one percent (0.125%) times the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings on each day that the Total Outstandings exceed sixty-six and two-thirds of one percent (66-2/3%) of the actual daily amount of the Aggregate Commitments. The unused fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The unused fee shall be calculated quarterly in arrears. The unused fee shall accrue at all times, including at any time during which one or more of the conditions in Article V is not met.

(b) Other Fees. Borrower shall pay the fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09  Computation of Interest and Fees

. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid to the extent paid by the time required herein, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.

2.10  Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not limit, or otherwise affect, the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

2.11  Payments Generally.

(a) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment, or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. To the extent that Administrative Agent does not distribute to any Lender its Pro Rata Share (or other applicable share as provided herein) of any payment on the date received or deemed received from Borrower, then at the time Administrative Agent does distribute to such Lender its Pro Rata Share (or other applicable share as provided herein) of any payment, it will do so together with interest thereon for the period from the date such payment is received or deemed received from Borrower to the date on which such payment is immediately available to such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(b) If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless Borrower or any Lender has notified Administrative Agent, prior to the date any payment is required to be made by it to Administrative Agent hereunder, that Borrower or such Lender, as the case may be, will not make such payment, Administrative Agent may assume that Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to Administrative Agent in immediately available funds, then:

(i) if Borrower failed to make such payment, each Lender shall forthwith on demand repay to Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by Administrative Agent to such Lender to the date such amount is repaid to Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by Administrative Agent to Borrower to the date such amount is recovered by Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent may make a demand therefor upon Borrower, and Borrower shall pay such amount to Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12  Sharing of Payments

. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.12 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.12 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.13  Lenders; Increase in Aggregate Commitments.

(a) The Lenders on the Closing Date shall be the Lenders set forth on Schedule 2.01 on the Closing Date.

(b) After the Closing Date, Administrative Agent may, from time to time at the request of Borrower (the “Increase Request”), increase the Aggregate Commitments by (i) admitting additional Lenders hereunder (each a “Subsequent Lender”), or (ii) increasing the Commitment of any Lender (each an “Increasing Lender”), subject to the following conditions:

(A) each Subsequent Lender is an Eligible Assignee;

(B) Borrower executes (I) a new Note payable to the order of a Subsequent Lender, or (II) a replacement Note payable to the order of an Increasing Lender;

(C) each Subsequent Lender executes and delivers to Administrative Agent a Joinder Agreement in the form of Exhibit D-1 and each Increasing Lender executes and delivers to Administrative Agent an Increase Certificate in the form of Exhibit D-2;

(D) after giving effect to the admission of any Subsequent Lender or the increase in the Commitment of any Increasing Lender, the Aggregate Commitments do not exceed $300,000,000 (less the amount of any permanent reductions pursuant to Section 2.05);

(E) each increase in the Aggregate Commitments shall be in the minimum amount of $5,000,000 or a greater integral multiple of $1,000,000;

(F) no admission of any Subsequent Lender shall increase the Commitment of any existing Lender without the consent of such existing Lender;

(G) no Lender shall be an Increasing Lender without the consent of such Lender;

(H) no Default or Event of Default exists nor would occur after giving effect to such increase;

(I) Borrower, to the extent required by the Law of any state in which a Borrowing Base Property is located, pays any additional mortgage or similar tax required as a result of the increase in the Aggregate Commitments in order to ensure that each Mortgage secures the entire amount of the Obligations;

(J) Borrower shall execute and deliver, or cause to be delivered, to Administrative Agent such amendments and supplements to the Security Documents as Administrative Agent may reasonably request to evidence the increase in the Aggregate Commitments;

(K) Administrative Agent shall have approved such Increase Request, provided that Administrative Agent shall not withhold its approval if (I) each of the conditions set forth in this Section 2.13 (other than this subsection (K)) are satisfied and (II) the Commitments of each of the original Lenders to this Agreement shall be equal to or less than $35,000,000 immediately prior to the first Increase Request.

After the admission of any Subsequent Lender or the increase in the Aggregate Commitments of any Increasing Lender, Administrative Agent shall promptly provide to each Lender a new Schedule 2.01 to this Agreement. In the event that there are any Loans outstanding after giving effect to an increase in the Aggregate Commitments pursuant to this Section 2.13, upon notice from Administrative Agent to each Lender, the amount of such Loans owing to each Lender shall be appropriately adjusted to reflect the new Pro Rata Shares of Lenders, provided that Borrower shall be obligated to pay any amounts required pursuant to Section 3.05.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01  Taxes

(a) Any and all payments by Borrower to or for the account of Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it, in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, Borrower shall furnish to Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, Borrower agrees to pay any and all present or future stamp, court, or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, Borrower shall also pay to Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) Borrower agrees to indemnify Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest, and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within thirty (30) days after the date the Lender or Administrative Agent makes a demand therefor.

3.02  Illegality

. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to Borrower through Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate

Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03  Inability to Determine Rates

. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04  Increased Cost and Reduced Return; Capital Adequacy; Reserves on

Eurodollar Rate Loans.

(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable fifteen (15) days from receipt of such notice.

3.05  Funding Losses

. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost, or expense incurred by it as a result of:

(a) any continuation, conversion, payment, or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue, or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 11.16;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06  Matters Applicable to all Requests for Compensation.

(a) A certificate of Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, Borrower may replace such Lender in accordance with Section 11.16.

3.07  Survival

. All of Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

BORROWING BASE; SECURITY

4.01  Borrowing Base.

(a) The “Borrowing Base” means, as of the last day of each fiscal quarter or any other applicable date of determination during the term hereof, the sum of the Implied Loan Amounts with respect to each of the Borrowing Base Properties owned by a Loan Party (other than the Excluded Kentucky Borrowing Base Property and the Excluded Tampa Borrowing Base Property); provided that the Borrowing Base shall not exceed the amount that would cause Implied Debt Service to exceed the level permitted pursuant to Section 8.15(c) based upon the most-recent Compliance Certificate delivered pursuant to Section 7.02(a).

(b) The “Implied Loan Amount” with respect to the Borrowing Base Properties means, as of the last day of any fiscal quarter or any other applicable date of determination during the term hereof, the product of (i) the Appraised Value (determined using the most-recent Acceptable Appraisal delivered to Administrative Agent as required hereunder) of the Borrowing Base Property, and (ii) sixty percent (60%). Notwithstanding the foregoing, the amount attributable to the Borrowing Base with respect to (i) any single Borrowing Base Property shall not exceed thirty percent (30%) of the Borrowing Base, (ii) Borrowing Base Properties located in any single metropolitan statistical area shall not exceed thirty percent (30%) of the Borrowing Base, and (iii) all Borrowing Base Properties in operation for less than one (1) year shall not exceed fifteen percent (15%) of the Borrowing Base. As of the Closing Date, the Implied Loan Amount and the Appraised Value with respect to the Initial Borrowing Base Properties are set forth on Schedule 4.01.

(c) Each change in the Borrowing Base shall be effective upon receipt of a new Borrowing Base Report pursuant to Section 7.02(b)(ii); provided that any increase in the Borrowing Base reflected in such Borrowing Base Report shall not become effective until the fifth (5th) Business Day following delivery thereof and provided further that any change in the Borrowing Base as a result of the receipt of a new Acceptable Appraisal pursuant to Section 4.04 shall be effective upon the date that Administrative Agent approves such appraisal, and any change in the Borrowing Base as a result of the admission of a Property into the Borrowing Base pursuant to Section 4.02 shall be effective upon the date that such Property is admitted into the Borrowing Base.

4.02  Substitution of Borrowing Base Properties and Admission of Properties into the Borrowing Base.

(a) Borrower shall provide Administrative Agent with a written request for a Property to be admitted into the Borrowing Base in substitution of an existing Borrowing Base Property, in connection with an increase in the Aggregate Commitments pursuant to Section 2.13, or otherwise. Such request shall be accompanied by information regarding such Property (the “Property Information”), including, without limitation, the following, in each case acceptable to Administrative Agent: (i) a general description of such Property’s location, market, and amenities; (ii) a property description; (iii) purchase information (including any contracts of sale and closing statements); (iv) cash flow projections for the next three (3) years and operating statements for at least the previous three (3) years or since opening if open less than three (3) years; (v) a quality assurance report or an inspection report; (vi) a copy of the most-recent appraisal, if any; (vii) UCC searches; (viii) copies of the internally-prepared “Investment Committee Memorandum” prepared by Borrower in connection with the acquisition of such Property; (ix) the documents and information with respect to such Property listed in Section 5.01(a)(v) and Sections 5.01(a)(viii) through (xxii) that were delivered in connection with the Initial Borrowing Base Properties; and (x) such other information reasonably requested by Administrative Agent as shall be necessary in order for Administrative Agent and Required Lenders to determine whether such Property is eligible to be a Borrowing Base Property.

(b) In order for a Property to be eligible for inclusion in the Borrowing Base, such Property shall have characteristics consistent with the following general guidelines:

(i) such Property shall be full service, extended stay, or limited service hotel of at least the same or similar quality as the Borrowing Base Properties as of the Closing Date, all as determined by Administrative Agent;

(ii) Borrower or a Guarantor shall have good and indefeasible fee simple title to such Property, free and clear of all Liens (except for Liens permitted by Section 8.01); provided that Administrative Agent may approve Properties that are leased pursuant to a Ground Lease acceptable to Required Lenders.

(iii) all Property Information shall be acceptable to Administrative Agent;

(iv) no Material Title Defects or Material Property Event with respect to such Property shall exist;

(v) such Property shall have satisfactory access to public utilities;

(vi) the admission of such Property into the Borrowing Base shall not breach any obligation of any Loan Party under any other third party agreements;

(vii) the Phase I environmental assessment with respect to such Property shall not reveal any Material Environmental Event;

(viii) the structural engineering report with respect to such Property shall not reveal any material defects;

(ix) such Property shall be located in one of the fifty (50) most populated metropolitan statistical areas (MSAs) in the United States;

(x) such Property shall be managed by a Qualified Manager pursuant to a Management Agreement reasonably acceptable to Administrative Agent;

(xi) such Property shall be leased by an Operating Lessee pursuant to an Operating Lease reasonably acceptable to Administrative Agent; and

(xii) unless inapplicable pursuant to the terms of the applicable Management Agreement or non-Affiliate Operating Lease, such Property shall be operated under a Franchise Agreement reasonably acceptable to Administrative Agent.

(c) Each Property shall be subject to Administrative Agent’s and Required Lender’s approval for admission into the Borrowing Base. Notwithstanding the foregoing guidelines, Administrative Agent and Required Lenders shall have the right to disapprove the admission of a Property into the Borrowing Base that is otherwise qualified to be a Borrowing Base Property, if Administrative Agent and Required Lenders determine that such new Property shall not be a Borrowing Base Property; provided that, Administrative Agent and Required Lenders will not unreasonably withhold their approval of the admission of a new Property into the Borrowing Base that satisfies the guidelines set forth in clause (b) above.

(d) Administrative Agent shall deliver or otherwise make available the Property Information to Lenders within five (5) Business Days after Borrower delivers the Property Information to Administrative Agent (unless Administrative Agent requests additional Property Information within such time in which case the Property Information shall be delivered to Lenders within five (5) Business Days after Borrower delivers such additional Property Information). Each Lender shall provide to Administrative Agent notice of whether such Lender has approved or disapproved a Property for admission into the Borrowing Base within ten (10) Business Days after Administrative Agent delivers to such Lender the Property Information. Administrative Agent shall promptly notify Borrower and Lenders whether Administrative Agent and Lenders have approved or disapproved a Property for admission into the Borrowing Base.

(e) A Property shall not be admitted into the Borrowing Base until a Loan Party shall have executed and delivered (or cause to be executed and delivered) to Administrative Agent, for the ratable benefit of the Lenders, Security Documents covering such Property, and Administrative Agent shall have a perfected, first priority Lien on such Property (subject to Liens permitted by Section 8.01), for the ratable benefit of the Lenders and such Loan Party shall have delivered Title Insurance Policies covering such Property and with respect thereto, the documents lised in Section 5.01(a)(iii) through (vi).

(f) If a Property is admitted into the Borrowing Base prior to the last day of any fiscal quarter during the term of this Agreement, then Administrative Agent shall notify Borrower and Lenders in writing of any changes to the Borrowing Base as a result of the admission of such Property into the Borrowing Base.

(g) If any Borrowing Base Property is subject to or suffers a Material Environmental Event, then Administrative Agent and Lenders shall have the right in their sole discretion at any time and from time to time to notify Borrower that, effective upon the giving of such notice, and for so long as such Material Environmental Event exists, such Borrowing Base Property shall no longer be considered a Borrowing Base Property for purposes of determining the Borrowing Base. If Administrative Agent delivers a notice with respect to a Borrowing Base Property as set forth in this Section 4.02(g), then at such time as such Borrowing Base Property is no longer subject to a Material Environmental Event, Borrower may give Administrative Agent written notice thereof (together with reasonably detailed evidence of the cure of such condition) and such Borrowing Base Property shall, effective with the delivery by Borrower of the next Borrowing Base Report, be considered a Borrowing Base Property for purposes of calculating the Borrowing Base until such time as any of the conditions set forth above apply thereto.

4.03  Liens on Borrowing Base Properties

. As more fully described in the Security Documents, Borrower shall, and shall cause (a) each other Loan Party to, grant to Administrative Agent, for the ratable benefit of the Lenders, as security for the payment and performance of the Obligations, a valid, enforceable, perfected, first priority, and only Lien on and to the Borrowing Base Properties (subject to Liens permitted by Section 8.01), and (b) each Operating Lessee which is an Affiliate of Borrower to, grant to Administrative Agent, for the ratable benefit of the Lenders, as security for the payment and performance of the Obligations, a valid, enforceable, perfected, first priority, and only Lien on and to all of its personal property and fixtures located on or related to each applicable Borrowing Base Property.

4.04  Appraisals.

(a) Administrative Agent will be entitled to obtain, at Borrower’s expense, once every twenty-four (24) months during the term of this Agreement, an Acceptable Appraisal of each Borrowing Base Property or any part thereof; provided that, in addition to the foregoing, Administrative Agent will be entitled to obtain additional Acceptable Appraisals of any Borrowing Base Property or any part thereof if (a) a monetary Event of Default has occurred and is continuing, (b) a non-monetary Event of Default relating to such Borrowing Base Property has occurred and is continuing, (c) any other non-monetary Event of Default has occurred and continues for thirty (30) days unremedied, (d) a Material Property Event with respect to a Borrowing Base Property has occurred, (e) a Material Adverse Event has occurred, or (f) an appraisal is required under applicable Law.

(b) Borrower may at its option request that Administrative Agent obtain, at Borrower’s expense, but not more often than once each calendar year during the term of this Agreement (and only if Administrative Agent does not otherwise obtain an appraisal during such year), an Acceptable Appraisal of any Borrowing Base Property or any part thereof, and Administrative Agent shall notify Borrower and Lenders in writing of any changes to the Borrowing Base as a result of the receipt of such Acceptable Appraisal.

4.05  Releases of Collateral.

(a) Upon the written request of Borrower as long as no Default or Event of Default exists, Administrative Agent shall release a Borrowing Base Property from the Borrowing Base; provided that (i) Administrative Agent shall have no obligation to release any such Borrowing Base Property without a Borrowing Base Report setting forth in reasonable detail the calculations required to establish the amount of the Borrowing Base without such Borrowing Base Property and the admission of any applicable new Borrowing Base Property and a Compliance Certificate setting forth in reasonable detail the calculations required to show that the Loan Parties are in compliance with the terms of this Agreement without such Borrowing Base Property, in each case as of the day of such release and after giving effect to any such release and/or any Borrowing Base additions, (ii) with respect to the Borrowing Base Properties listed as numbers three (3) and four (4) on Schedule 4.01, Administrative Agent shall not release either one of such Borrowing Base Properties without simultaneously releasing the other, and (iii) with respect to the Borrowing Base Properties listed as numbers six (6) and seven (7) on Schedule 4.01, Administrative Agent shall not release either one of such Borrowing Base Properties without simultaneously releasing the other.

(b) Upon the written request of Borrower as long as no Default or Event of Default exists, Administrative Agent shall partially release a portion of a Borrowing Base Property consisting of vacant land that is ancillary to the operation of such Borrowing Base Property or otherwise, in Administrative Agent’s determination, immaterial to the operation of such Borrowing Base Property; provided that Borrower shall deliver to Administrative Agent a new Acceptable Appraisal of the remaining portion of such Borrowing Base Property and/or other information reasonably satisfactory to Administrative Agent in order to determine the effect, if any, on the Borrowing Base after giving effect to such partial release.

(c) Administrative Agent shall not release any Collateral or any portion of any Collateral unless, after giving effect to any such release (i) no Default or Event of Default exists, and (ii) the Borrowing Base equals or exceeds $200,000,000 after giving effect to such release.

4.06  Guaranty

. Pursuant to the Subsidiary Guaranties, each Subsidiary which owns a Borrowing Base Property shall unconditionally guarantee in favor of the Lenders the full payment and performance of the Obligations. Pursuant to the Parent Guaranty, Parent shall unconditionally guarantee in favor of the Lenders the full payment and performance of the Obligations.

4.07  Excluded Kentucky Borrowing Base Property

. The Excluded Kentucky Borrowing Base Property shall be excluded from the calculation of the Borrowing Base until (a) Administrative Agent notifies Borrower in writing that (i) Administrative Agent has received environmental assessments and property condition reports of the Excluded Kentucky Borrowing Base Property satisfactory to Administrative Agent in its sole discretion, and (ii) any remedial action deemed necessary by Administrative Agent in its sole discretion with respect to the Excluded Kentucky Borrowing Base Property has been taken or reserves have been established acceptable to Administrative Agent in its sole discretion, (b) the Mortgage with respect to the Excluded Kentucky Borrowing Base Property is recorded,

(c) Administrative Agent receives a Title Insurance Policy covering the Excluded Kentucky Borrowing Base Property together with such other documents as Administrative Agent shall reasonably request with respect to the Excluded Kentucky Borrowing Base Property, and (d) Administrative Agent receives estoppel letters, consents, comfort letters, or other confirming agreements and/or non-disturbance agreements executed by the ground lessor under the applicable Ground Lease with respect to the Excluded Kentucky Borrowing Base Property. Until such time, the representation in Section 6.09, the covenant set forth in Section 7.12, and the Default set forth in Section 8.01(m), in so far as they relate to Borrowing Base Properties, shall not apply to the Excluded Kentucky Borrowing Base Property. Notwithstanding Section 4.05(c), until the conditions set forth above are satisfied, upon the written request of Borrower to Administrative Agent, Administrative Agent shall release all Liens on the Excluded Kentucky Borrowing Base Property so long as at the time of such release, no Default or Event of Default exists or would result therefrom.

4.08  Excluded Tampa Borrowing Base Property

. The Excluded Tampa Borrowing Base Property shall be excluded from the calculation of the Borrowing Base until (a) the Mortgage with respect to the Excluded Tampa Borrowing Base Property is recorded, (b) Administrative Agent receives an original survey of the Excluded Tampa Borrowing Base Property and improvements thereon dated a recent date satisfactory to Administrative Agent and the Title Company and otherwise complying with Exhibit H, (c) Administrative Agent receives a Title Insurance Policy covering the Excluded Tampa Borrowing Base Property together with such other documents as Administrative Agent shall reasonably request with respect to the Excluded Tampa Borrowing Base Property, and (d) Administrative Agent receives estoppel letters, consents, comfort letters, or other confirming agreements and/or non-disturbance agreements executed by the ground lessor under the applicable Ground Lease with respect to the Excluded Tampa Borrowing Base Property. Until such time, the representation in Section 6.09, the covenant set forth in Section 7.12, and the Default set forth in Section 8.01(m), in so far as they relate to Borrowing Base Properties, shall not apply to the Excluded Tampa Borrowing Base Property. Notwithstanding Section 4.05(c), until the conditions set forth above are satisfied, upon the written request of Borrower to Administrative Agent, Administrative Agent shall release its Lien on the Excluded Tampa Borrowing Base Property so long as at the time of such release, no Default or Event of Default exists or would result therefrom.

ARTICLE V.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01  Conditions of Initial Credit Extension

. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent.

(a) Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement, the Guaranties, and the Security Documents with respect to the Initial Borrowing Base Properties, sufficient in number for distribution to Administrative Agent, each Lender, and Borrower;

(ii) a Note executed by Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates, and/or other certificates of Responsible Officers of each Loan Party as Administrative Agent may require evidencing the identity, authority, and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing, and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of Lowndes, Drosdick, Doster, Kantor & Reed, P.A., counsel to the Loan Parties, addressed to Administrative Agent and each Lender, and such other local counsel opinions as Administrative Agent shall request, as to such matters concerning the Loan Parties and the Loan Documents as Administrative Agent may reasonably request;

(vi) a certificate of a Responsible Officer of each Loan Party (other than Borrower) either (A) attaching copies of all consents, licenses, and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses, and approvals shall be in full force and effect, or (B) stating that no such consents, licenses, or approvals are so required;

(vii) completed and executed Compliance Certificate and Borrowing Base Report, each dated as of June 30, 2005;

(viii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(ix) unless otherwise agreed or approved by Administrative Agent, (A) two (2) prints of an original survey of each Initial Borrowing Base Property and improvements thereon dated not more than sixty (60) days prior to the date of this Agreement (or dated such earlier date, if any, as is satisfactory to Administrative Agent and the Title Company, but in any event not more than one hundred eighty (180) days prior to the date of this Agreement) and otherwise complying with Exhibit H to the extent required by Administrative Agent and the Title Company; and (B) a flood insurance policy in an amount required by Administrative Agent, but in no event less than the amount sufficient to meet the requirements of applicable law and the Flood Disaster Protection Act of 1973, or evidence satisfactory to Administrative Agent that none of the Initial Borrowing Base Properties are located in a flood hazard area;

(x) unless otherwise agreed or approved by Administrative Agent, true and correct copies of all existing Plans with respect to the Initial Borrowing Base Properties within the possession or control of the Loan Parties or any Operating Lessee which is an Affiliate of a Loan Party (including the site plan) requested by Administrative Agent, together with evidence satisfactory to Administrative Agent that the same comply in all material respects to applicable requirements of Governmental Authorities;

(xi) with respect to each Initial Borrowing Base Property: (A) true and correct copies of each material Lease (other than the Operating Leases and Ground Leases), and Guarantees thereof; (B) estoppel certificates and subordination and attornment agreements (including nondisturbance agreements if and to the extent agreed by Administrative Agent in its discretion), dated within thirty (30) days prior to this Agreement and in form and content satisfactory to Administrative Agent, from the tenants and subtenants as Administrative Agent requires; and (C) evidence of Borrower’s or the applicable Loan Party’s compliance with each Lease delivered pursuant to clause (A) above;

(xii) evidence satisfactory to Administrative Agent that no portion of any Initial Borrowing Base Property is “wetlands” under any applicable Law and no Initial Borrowing Base Property contains nor is within or near any area designated as a hazardous waste site by any Governmental Authority, that no Initial Borrowing Base Property or any adjoining property contains or has ever contained any Hazardous Material under any Law pertaining to health or the environment, and that no Initial Borrowing Base Property or any use or activity thereon violates or is or could be subject to any response, remediation, clean-up, or other obligation under any Law pertaining to health or the environment including without limitation, a written report of an environmental assessment of each Initial Borrowing Base Property, made within thirty (30) days prior to the date of this Agreement, by an engineering firm, and of a scope and in form and content satisfactory to Administrative Agent, complying with Administrative Agent’s established guidelines, showing that there is no evidence of any Hazardous Material which has been generated, treated, stored, released, or disposed of in any Initial Borrowing Base Property, and such additional evidence as may be required by Administrative Agent. All reports, drafts of reports, and recommendations, whether written or oral, from such engineering firm shall be made available and communicated to Administrative Agent;

(xiii) (A) evidence that each Initial Borrowing Base Property abuts and has fully adequate direct and free access to one or more public streets, dedicated to public use, fully installed and accepted by the appropriate Governmental Authority, that all fees, costs and expenses of the installation and acceptance thereof have been paid in full, and that there are no restrictions on the use and enjoyment of such streets which would adversely affect such Initial Borrowing Base Property; (B) evidence that all applicable zoning ordinances, restrictive covenants, and Laws affecting each Initial Borrowing Base Property permit the use for which such Initial Borrowing Base Property is intended and have been or will be complied with without the existence of any variance, non-complying use, nonconforming use or other special exception; (C) evidence that each Initial Borrowing Base Property and Improvements comply and will comply with all Laws regarding subdivision and platting and would so comply if such Initial Borrowing Base Property and the Improvements thereon were conveyed as a separate parcel; and (D) evidence of compliance by Borrower and each Initial Borrowing Base Property, and any proposed construction, use and occupancy of the Improvements, with such other applicable Laws as Administrative Agent may request, including all Laws regarding access and facilities for handicapped or disabled persons including, without limitation and to the extent applicable, The Federal Architectural Barriers Act (42 U.S.C. § 4151 et seq.), The Fair Housing Amendments Act of 1988 (42 U.S.C. § 3601 et seq.), The Americans With Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.), The Rehabilitation Act of 1973 (29 U.S.C. § 794), and any applicable state requirements;

(xiv) evidence (A) of the identity of all taxing authorities and utility districts (or similar authorities) currently exercising ad valorem or real property taxing or assessment jurisdiction over any Initial Borrowing Base Property or any portion thereof; (B) that all taxes, standby fees and any other similar charges have been paid, including copies of receipts or statements marked “paid” by the appropriate authority; and (C) that each Initial Borrowing Base Property is a separate tax lot or lots with separate assessment or assessments of the Initial Borrowing Base Property and Improvements, independent of any other Initial Borrowing Base Property or improvements and that each Initial Borrowing Base Property is a separate legally subdivided parcel;

(xv) executed, acknowledged, and/or sworn to as required counterparts of the Mortgages, which shall have been delivered to the Title Company and released for recordation in the official records of the city or county in which each Initial Borrowing Base Property is located, and UCC-1 financing statements which shall have been furnished for filing in all filing offices that Administrative Agent may require;

(xvi) a Title Policy or a Title Commitment for such Title Policy (or a title insurance policy promulgated by the Laws of the state in which each respective Initial Borrowing Base Property is located if an ALTA insurance policy is not available), in the amount of the Aggregate Commitments plus any other amount secured by the applicable Mortgage. Borrower and Borrower’s counsel shall not have any interest, direct or indirect, in the Title Company (or its agent) or any portion of the premium paid for the Title Insurance;

(xvii) (A) evidence that immediately prior to the Closing Date and as of the time the Mortgages will be filed for record: (1) no contract, or memorandum thereof, for construction, design, surveying, or any other service relating to any Initial Borrowing Base Property has been filed for record in the county where such Initial Borrowing Base Property is located; and (2) no mechanic’s or materialman’s Lien claim or notice, lis pendens, judgment, or other claim or encumbrance against such Initial Borrowing Base Property has been filed for record in the county where the Initial Borrowing Base Property is located or in any other public record which by Law provides notice of claims or encumbrances regarding such Initial Borrowing Base Property; (B) a certificate or certificates of a reporting service acceptable to Administrative Agent, reflecting the results of searches made not earlier than forty-five (45) days prior to the date of this Agreement, (1) of the central and local Uniform Commercial Code records, showing no filings against any of the collateral for the Obligations or against Borrower otherwise except as consented to by Administrative Agent; and (2) if required by Administrative Agent, of the appropriate judgment and tax Lien records, showing no outstanding judgment or tax Lien against Borrower;

(xviii) to the extent reasonably deemed necessary by Administrative Agent, an executed REA estoppel letter from each party to any REA for any applicable Initial Borrowing Base Property;

(xix) a true and correct copy of each Management Agreement with respect to each Initial Borrowing Base Property;

(xx) a true and correct copy of (A) each Franchise Agreement, and (B) each Operating Lease;

(xxi) an Acceptable Appraisal of each Initial Borrowing Base Property;

(xxii) a true and correct copy of each Ground Lease; and

(xxiiii) such other assurances, certificates, documents, consents, or opinions as Administrative Agent or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by Administrative Agent, Borrower shall have paid all Attorney Costs of Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Administrative Agent).

5.02  Conditions to all Credit Extensions

. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b) No Default shall exist, or would result from such proposed Credit Extension.

(c) Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

Parent and Borrower represent and warrant to Administrative Agent and the Lenders that:

6.01  Existence, Qualification and Power; Compliance with Laws

. Each Loan Party (a) is a corporation, partnership, or limited liability company duly organized or formed, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents, and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease, or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c), or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02  Authorization; No Contravention

. The execution, delivery, and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.03  Governmental Authorization; Other Consents

. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery, or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

6.04  Binding Effect

. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid, and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

6.05  Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of Parent and the Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other liabilities, direct or contingent, of Parent and the Subsidiaries as of the date thereof, including liabilities for taxes, material commitments, and Indebtedness.

(b) The unaudited consolidated financial statements of Parent and the Subsidiaries dated [June 30, 2005], and the related consolidated statements of income or operations, shareholders’ equity, and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Parent and the Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) The financial statements relating to Borrower and its Subsidiaries for the fiscal quarter ended [June 30, 2005] as provided to Lender were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the related financial condition of Borrower and its Subsidiaries as reflected therein as of the date thereof and their results of operations for the period covered thereby, subject, to the absence of footnotes and to normal year-end audit adjustments.

(d) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06  Litigation

. Except as specifically disclosed in writing to the Lenders prior to the Closing Date, there are no actions, suits, proceedings, claims, or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

6.07  No Default

. Neither Parent nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08  Ownership of Property; Liens

. Each of Parent and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrowing Base Properties are subject to no Liens, other than Liens permitted by Section 8.01.

6.09  Environmental Representations.

(a) Parent and each Subsidiary conduct in the ordinary course of business a review of the effect of Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations, and properties, and as a result thereof Parent and each Subsidiary have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to cause a Material Property Event.

(b) After due inquiry and investigation in accordance with good commercial or customary practices to determine whether contamination is present on any Borrowing Base Property or elsewhere in connection with any activity on such Borrowing Base Property, without regard to whether Administrative Agent or any Lender has or hereafter obtains any knowledge or report of the environmental condition of such Borrowing Base Property, except as may be indicated in the environmental assessment reports delivered to Administrative Agent prior to the Closing Date in connection with its due diligence investigations in connection with the Loans: (a) during the period of Parent’s or any Subsidiaries’ ownership of any Borrowing Base Property, such Borrowing Base Property has not been used for industrial or manufacturing purposes, for landfill, dumping, or other waste disposal activities or operations, for generation, storage, use, sale, treatment, processing, recycling, or disposal of any Hazardous Material, for underground or aboveground storage tanks, or for any other use that could give rise to a Material Property Event; to Parent’s and each Subsidiaries’ knowledge, no such use of any Borrowing Base Property occurred at any time prior to the period of Parent’s or any Subsidiaries’ ownership of such Borrowing Base Property; and to Parent’s and each Subsidiaries’ knowledge, no such use on any adjacent property occurred at any time prior to the date hereof which could reasonably be expected to cause a Material Property Event; (b) to Parent’s and each Subsidiaries’ knowledge, there is no Hazardous Material, storage tank (or similar vessel) whether underground or otherwise, sump or well currently on any Borrowing Base Property which could reasonably be expected to cause a Material Property Event; (c) neither Parent nor any Subsidiary has received any notice and has no knowledge of any Environmental Claim or any completed, pending or proposed or threatened investigation or inquiry concerning the presence or release of any Hazardous Material on any Borrowing Base Property or any adjacent property or concerning whether any condition, use or activity on any Borrowing Base Property or any adjacent property is in violation of any Environmental Requirement; (d) the present conditions, uses, and activities on any Borrowing Base Property does not violate any Environmental Requirement and the use of any Borrowing Base Property which Parent or any Subsidiary (and each tenant and subtenant, if any) makes and intends to make of any Borrowing Base Property complies and will comply with all applicable Environmental Requirements; (e) no Borrowing Base Property appears on and to Parent’s and each Subsidiaries’ knowledge have ever been on the National Priorities List, any federal or state “superfund” or “superlien” list, or any other list or database of properties maintained by any local, state, or federal agency or department showing properties which are known to contain or which are suspected of containing a Hazardous Material; (f) neither Parent nor any Subsidiary has ever applied for and been denied environmental impairment liability insurance coverage relating to any Borrowing Base Property; and (g) neither Parent or any Subsidiary has, nor have, to Parent’s and each Subsidiaries’ knowledge, any tenants or subtenants, obtained any permit or authorization to construct, occupy, operate, use, or conduct any activity on any Borrowing Base Property by reason of any Environmental Requirement.

(c) Even though Borrower may have provided Administrative Agent with an Environmental Assessment or other environmental report together with other relevant information regarding the environmental condition of the Borrowing Base Properties, Borrower acknowledges and agrees that Administrative Agent is not accepting the Borrowing Base Properties as security for the Obligations based on that assessment, report, or information. Rather Administrative Agent has relied on the representations and warranties of Borrower in this Agreement and the Mortgages, and Administrative Agent is not waiving any of its rights and remedies in the environmental provisions of this Agreement, the Mortgages, or any other Loan Document.

6.10  Insurance

. The Borrowing Base Properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Parent, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Parent or the applicable Subsidiary operates.

6.11  Taxes

. Parent and its Subsidiaries have filed all Federal, state, and other material tax returns and reports required to be filed, and have paid all Federal, state, and other material taxes, assessments, fees, and other governmental charges levied or imposed upon them or their properties, income, or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Parent or any Subsidiary that would, if made, have a Material Adverse Effect.

6.12  ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Parent and Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Parent and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of Parent and Borrower, threatened claims, actions, or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(d) (i) neither Parent nor any Loan Party is, nor will be (A) a Pension Plan; or (B) a “plan” within the meaning of Section 4975(e) of the Code; (ii) the assets of Parent and its Subsidiaries do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101; (iii) neither Parent nor any Loan Party is, nor will be a “governmental plan” within the meaning of Section 3(32) of ERISA; (iv) transactions by or with Parent or any Loan Party are not and will not be subject to state statutes applicable to Parent and any Loan Party regulating investments of fiduciaries with respect to governmental plans; and (v) neither Parent nor any Loan Party shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Administrative Agent or any Lender of any of its rights under this Agreement, any Note, or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code. Parent further agrees to deliver to Administrative Agent such certifications or other evidence of compliance with the provisions of this Section 6.12 as Administrative Agent may from time to time request.

6.13  Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) Neither Parent nor any of the Subsidiaries is currently engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of Parent, any Person Controlling Parent, or any Subsidiary of Parent (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.14  Disclosure

. Each of Parent and Borrower has disclosed to Administrative Agent and the Lenders all agreements, instruments, and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate, or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each of Parent and Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.15  Compliance with Laws

. Parent and each of the Subsidiaries are in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction, or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.16  Intellectual Property; Licenses, Etc.

Parent and the Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses, and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of Parent, no slogan or other advertising device, product, process, method, substance, part, or other material now employed, or now contemplated to be employed, by Parent or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Parent, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.17  Drainage/Condemnation/Zoning

. The Improvements have not been damaged and not repaired and are not the subject of any pending or threatened condemnation or adverse zoning proceeding, except as could not reasonably be expected to cause a Material Property Event or as specifically disclosed to Administrative Agent in writing as of the Closing Date.

6.18  Property Condition

. Except as otherwise disclosed to Administrative Agent in writing (a) all Borrowing Base Properties comply with all Laws, including all subdivision and platting requirements, without reliance on any adjoining or neighboring property except where the failure to comply could not reasonably be expected to cause a Material Property Event, (b) the Improvements comply with all Laws regarding access and facilities for handicapped or disabled persons except where the failure to comply could not reasonably be expected to cause a Material Property Event, (c) neither Parent nor any of its Subsidiaries has directly or indirectly conveyed, assigned, or otherwise disposed of, or transferred (or agreed to do so) any development rights, air rights, or other similar rights, privileges, or attributes with respect to any Borrowing Base Properties, including those arising under any zoning or property use ordinance or other Law, (d) all utility services necessary for the use of the Borrowing Base Properties and the Improvements and the operation thereof for their intended purpose are satisfactory, (e) except as otherwise provided for in the Loan Documents, neither Parent nor any of its Subsidiaries has made any contract or arrangement of any kind the performance of which by the other party thereto would give rise to Liens on the Borrowing Base Properties, and (f) the current and anticipated use of the Borrowing Base Properties complies in all material respects with all applicable zoning ordinances, regulations, and restrictive covenants affecting the Borrowing Base Properties without the existence of any variance, non-complying use, nonconforming use, or other special exception, all use restrictions of any Governmental Authority having jurisdiction have been satisfied, and no violation of any Law or regulation exists with respect thereto except where the failure to comply could not reasonably be expected to cause a Material Property Event.

6.19  Representations Concerning Leases

. Each Loan Party has delivered to Administrative Agent a true and correct copy of any major tenant Lease and each guarantee thereof (if any), affecting any material part of the Improvements and in the possession or control of such Loan Party or any Operating Lessee which is an Affiliate of a Loan Party and have delivered all Operating Leases, together with property-level financial information for the Borrowing Base Properties, and no such Lease or guarantee contains any option to purchase all or any portion of the Borrowing Base Properties or any interest therein or contains any right of first refusal relating to any sale of the Borrowing Base Properties or any portion thereof or interest therein.

6.20  Contracts and Plans

. To the knowledge of Parent and Borrower, the copy of any construction, architectural design, management, brokerage, or contract relating to the Borrowing Base Properties furnished or to be furnished to Administrative Agent is and shall be a true and complete copy thereof, that the copies of the Plans delivered to Administrative Agent are and shall be true and complete copies of the Plans as are in the possession or control of any Loan Party, or any Operating Lessee which is an Affiliate of a Loan Party, that there have been no modifications thereof which are not fully set forth in the copies delivered, and that each Loan Party’s respective interests therein are not subject to any claim, setoff, or encumbrance, except as disclosed to Administrative Agent in writing.

6.21  Condemnation

. No Condemnation or other proceeding has been commenced or, to each Loan Party’s knowledge, is threatened or contemplated with respect to all or any portion of the Borrowing Base Properties or for the relocation of roadways providing access to the Borrowing Base Properties except where such Condemnation or other proceeding could not reasonably be expected to cause a Material Property Event.

6.22  Reciprocal Agreements.

(a) No Loan Party is currently in default in any respect (nor has any notice been given or received with respect to an alleged or current default) under any of the terms and conditions of any REA, and each REA remains unmodified and in full force and effect except where such failure could not reasonably be expected to cause a Material Property Event.

(b) All sums due and owing by any Loan Party to the other parties to each REA (or by the other parties to each REA to any Loan Party) pursuant to the terms of such REA, have been paid, are current, and no lien has attached on any Borrowing Base Property (or threat thereof been made) for failure to pay any of the foregoing except where such failure could not reasonably be expected to cause a Material Property Event.

6.23  Management Agreements

. Each Management Agreement is in full force and effect and there is no default or terminating event thereunder by any Loan Party, or, to each Loan Party’s knowledge, any other party thereto and, to each Loan Party’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default or terminating event thereunder except for such defaults or terminating events specifically disclosed to Administrative Agent in writing as of the Closing Date or which could not reasonably be expected to cause a Material Property Event. No management fees under any Management Agreement are accrued and unpaid except as provided or permitted under the express terms of a Management Agreement.

6.24  Franchise Agreements

. Each Franchise Agreement is in full force and effect and there is no default or terminating event thereunder by any Loan Party, or, to each Loan Party’s knowledge, any other party thereto and, to each Loan Party’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default or terminating event thereunder except for such defaults or terminating events specifically disclosed to Administrative Agent in writing as of the Closing Date or which could not reasonably be expected to cause a Material Property Event. As of the date hereof, no unpaid fees are due and payable under any Franchise Agreement, including, without limitation, all franchise fees, reservation fees, and royalties.

6.25  Solvency

. Each Loan Party is, and after giving effect to the Loans, will be, Solvent.

6.26  Ground Lease Representations.

(a) Each Ground Lease is in full force and effect.

(b) There are no defaults or terminating events under any Ground Lease by any Loan Party, or, to each Loan Party’s knowledge, any ground lessor thereunder, and, to each Loan Party’s knowledge, no event has occurred which but for the passage of time, or notice, or both would constitute a default or terminating event under any Ground Lease except for such defaults or terminating events specifically disclosed to Administrative Agent in writing as of the Closing Date or which could not reasonably be expected to cause a Material Property Event.

(c) All rents, additional rents, and other sums due and payable under each Ground Lease have been paid in full.

(d) No Loan Party nor the ground lessor under any Ground Lease has commenced any action or given or received any notice for the purpose of terminating such Ground Lease which could reasonably be expected to cause a Material Property Event.

(e) Each Ground Lease or a memorandum thereof has been duly recorded. Each Ground Lease permits the interest of the applicable Loan Party to be encumbered by a mortgage.

(f) Each Loan Party’s interest in each Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the related Mortgage other than the ground lessor’s related fee interest and Liens for taxes not yet due and payable and as otherwise set forth in the Title Insurance.

(g) Each Loan Party’s interest in each Ground Lease is assignable to Administrative Agent upon notice to, but without the consent of, the ground lessor thereunder (or, if any such consent is required, it has been obtained prior to the date hereof) except to the extent non-assignability could not reasonably be expected to cause a Material Property Event.

6.27  Operating Leases.

(a) Each Operating Lease is in full force and effect and has not been modified or amended in any manner whatsoever (with the exception of written instruments which have been recorded).

(b) There are no defaults or terminating events under any Operating Lease by any Loan Party or Subsidiary, or, to such Loan Party’s knowledge, the Operating Lessee thereunder, and, to such Loan Party’s knowledge, no event has occurred which but for the passage of time, or notice, or both would constitute a default or terminating event under any Operating Lease except for such defaults or terminating events specifically disclosed to Administrative Agent in writing as of the Closing Date or which could not reasonably be expected to cause a Material Property Event.

(c) All rents, additional rents, and other sums due and payable under each Operating Lease have been paid in full.

(d) No Loan Party nor the Operating Lessee under any Operating Lease has commenced any action or given or received any notice for the purpose of terminating such Operating Lease which could reasonably be expected to cause a Material Property Event.

6.28  Pooling Agreements

. None of the Borrowing Base Properties are subject to Pooling Agreements other than as disclosed on Schedule 6.28 or as permitted by Section 8.16.

6.29  Manager Liquidity Facilities

. Neither Borrower nor any of its Subsidiaries are parties to any Manager Liquidity Facility Agreement other than as disclosed on Schedule 6.29, and the outstanding amount of advances or other extensions of credit made pursuant to such Manager Liquidity Facility Agreement is as set forth on such Schedule. All obligations of Borrower and its Subsidiaries in respect of such advances or other extensions of credit are unsecured.

6.30  Service Contracts

. No Loan Party has entered into any agreements or contracts with respect to property or services to be provided by third parties with respect to any Borrowing Base Property other than in the ordinary course of business on customary and reasonable terms and that, if terminated, could not reasonably be expected to have a Material Property Event.

ARTICLE VII.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

7.01  Financial Statements

. Parent and Borrower shall deliver to Administrative Agent and each Lender, in form and detail satisfactory to Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Parent, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year, along with the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower, an unaudited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, along with the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP; and

(c) as soon as available, but in any event within forty-five (45) days after the end of (i) each of the first three fiscal quarters of each fiscal year of Parent, and (ii) each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of (A) Parent and its Subsidiaries as at the end of such fiscal quarter, and (B) Borrower and its Subsidiaries as at the end of such fiscal quarter, in each case along with the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Parent’s or Borrower’s, as applicable, fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Parent or Borrower, as applicable, as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Parent or Borrower, as applicable, and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

7.02  Certificates; Other Information

. Parent and Borrower shall, and shall cause each of their Subsidiaries to, deliver to Administrative Agent and each Lender, in form and detail satisfactory to Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a), (b), and (c) (i) a duly completed Compliance Certificate signed by a Responsible Officer of Borrower, and (ii) a Borrowing Base Report;

(b) promptly after any request by Administrative Agent or any Lender, copies of any detailed audit reports, management letters, or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Parent or Borrower by independent accountants in connection with the accounts or books of Parent, Borrower or any Subsidiary, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy, or financial statement or other report or communication sent to the stockholders of Parent, and copies of all annual, regular, periodic, and special reports and registration statements which Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Administrative Agent pursuant hereto;

(d) copies of all “Property Improvement Plan” reports, “Official Standard Index” reports, and similar reports with respect to the Borrowing Base Properties; and

(e) promptly, such additional information regarding the business, financial, or corporate affairs of Parent, Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent or Borrower posts such documents, or provides a link thereto on Parent’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (i) Parent and Borrower shall deliver paper copies of such documents to Administrative Agent or any Lender that requests Parent and Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender and (ii) Borrower shall notify (which may be by facsimile or electronic mail) Administrative Agent and each Lender of the posting of any such documents. Notwithstanding anything contained herein, in every instance Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to Administrative Agent and each of the Lenders. Except for such Compliance Certificates, Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Parent and Borrower hereby acknowledge that (a) Administrative Agent and/or Arranger will make available to Lenders and L/C Issuer materials and/or information provided by or on behalf of Parent or Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”). Parent and Borrower hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Parent and Borrower shall be deemed to have authorized Administrative Agent, Arranger, L/C Issuer, and Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to Parent or Borrower or their securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Administrative Agent and Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

7.03  Notices

. Parent and Borrower shall, and shall cause each of their Subsidiaries to, promptly notify Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices (not required under GAAP) by Parent or any Subsidiary;

(e) any litigation, arbitration, or governmental investigation or proceeding instituted or threatened against any Borrowing Base Property, and any material development therein to the extent such litigation, arbitration, or governmental investigation or proceeding instituted or threatened against any Borrowing Base Property could result in a Material Property Event;

(f) any actual or threatened condemnation of any material portion of any Borrowing Base Property, any negotiations with respect to any such taking, or any loss of or substantial damage to the Borrowing Base Property to the extent such actual or threatened condemnation could result in a Material Property Event;

(g) any labor controversy pending or threatened against Parent, any of its Subsidiaries, or any material contractor, and any material development in any labor controversy to the extent such controversy could result in a Material Adverse Effect or Material Property Event;

(h) any notice received by any Loan Party with respect to the cancellation, alteration, or non-renewal of any required insurance coverage maintained with respect to any Borrowing Base Property;

(i) any required and material permit, license, certificate, or approval with respect to the Borrowing Base Property lapses or ceases to be in full force and effect; and

(j) any claim from any person that any Borrowing Base Property, or any use, activity, operation, or maintenance thereof or thereon, is not in material compliance with any Law.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of Borrower or Parent, as applicable, setting forth details of the occurrence referred to therein and stating what action Borrower or Parent, as applicable, has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04  Payment of Obligations

. Parent and Borrower shall, and shall cause each of their Subsidiaries to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments, and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05  Preservation of Existence, Etc.

Parent and Borrower shall, and shall cause each of their Subsidiaries to, (a) preserve, renew, and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses, and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names, and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06  Maintenance of Properties

. Parent and Borrower shall, and shall cause each other Loan Party to, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.07  Maintenance of Insurance.

(a) Each Loan Party shall obtain and maintain, or cause to be maintained, at all times insurance for itself and its Properties providing at least the following coverages:

(i) comprehensive “all risk” insurance on the Improvements and the Personal Property, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $500,000 for all such insurance coverage (except wind); and (D) if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, providing coverage for contingent liability from operation of building Laws, demolition costs and increased cost of construction endorsements and containing an “Ordinance or Law Coverage” in an amount not to exceed $15,000,000 per occurrence. In addition, if any portion of the Improvements is currently or at any time in the future located in a “special flood hazard area” designated by the Federal Emergency Management Agency, then each Loan Party shall purchase flood hazard insurance;

(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Properties, including “Dram Shop” or other liquor liability coverage if alcoholic beverages are sold from or may be consumed at the Properties with such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Administrative Agent and Borrower in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations; (3) independent contractors; and (4) blanket contractual liability;

(iii) loss of rents insurance or business income insurance, as applicable, (A) with loss payable to Administrative Agent and Borrower as their interest may appear; (B) covering all risks required to be covered by the insurance provided for in Section 7.07(a)(i); and (C) which provides that after the physical loss to the Improvements and Personal Property occurs, the loss of rents or income, as applicable, will be insured until such rents or income, as applicable, either return to the same level that existed prior to the loss, or the expiration of twelve (12) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) which contains an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that such Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such loss of rents or business income insurance, as applicable, shall be determined prior to the date hereof and at least once each year thereafter based on the applicable Loan Party’s reasonable estimate of the gross income from the Properties for the succeeding period of coverage required above. All proceeds payable to Administrative Agent or Borrower pursuant to this subsection shall be held by Administrative Agent and shall be applied to the Obligations; provided, however, that nothing herein contained shall be deemed to relieve any Loan Party of its obligations to pay the Obligations when due except to the extent such amounts are actually paid out of the proceeds of such loss of rents or business income insurance, as applicable;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if such Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called Builder’s Risk Completed Value form (1) on a non-reporting basis, (2) against “all risks” insured against pursuant to subsection (i) above, (3) including permission to occupy the Properties, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) workers’ compensation, subject to the statutory limits of the applicable state, and employer’s liability insurance in respect of any work or operations on or about the Properties, or in connection with the Properties or their operation (if applicable);

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Administrative Agent on terms consistent with the commercial property insurance policy required under Section 7.07(a)(i);

(vii) umbrella/excess liability insurance in an amount not less than $50,000,000 per occurrence on terms consistent with the underlying Policies;

(viii) (A) if the Property is located in an “earthquake prone zone” as determined by the U.S. Geological Survey, earthquake insurance in an amount not less than the probable maximum loss (in the event the probable maximum loss is greater than forty percent (40%), then the Property shall be insured for one hundred percent (100%) full replacement cost) less any applicable deductibles, including business interruption coverage in an amount not less than the amount required under Section 7.07(a)(i), all as determined by a recognized earthquake engineering firm, and (B) sinkhole and mine subsidence insurance, if required, as determined by Administrative Agent in its sole discretion and in form and substance satisfactory to Administrative Agent, provided that the insurance pursuant to this Section 7.07(a)(viii) shall be on terms consistent with the all risk insurance policy required under Section 7.07(a)(i);

(ix) a blanket fidelity bond and errors and omissions insurance coverage insuring against losses resulting from dishonest or fraudulent acts committed by (A) any Loan Party’s personnel; (B) any employees of outside firms that provide appraisal, legal, data processing or other services for any Loan Party, or (C) temporary contract employees or student interns;

(x) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million Dollars ($1,000,000); and

(xi) upon sixty (60) days’ written notice, such other insurance and in such amounts as Administrative Agent from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Properties located in or around the region in which the Properties are located.

(b) All insurance provided for in Section 7.07(a) shall be obtained and maintain, or cause to be maintained, at all times insurance for itself and its Properties under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), in form and substance acceptable Administrative Agent. Any new Policies for Borrowing Base Properties shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having an A.M. Best Company, Inc. rating of “A-” or better and a financial class of VIII or better by A.M. Best Company, Inc. The Policies for Borrowing Base Properties shall designate Administrative Agent and its successors and assigns as additional insureds, mortgagees and/or loss payee as deemed appropriate by Administrative Agent. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Administrative Agent, renewal Policies accompanied by evidence satisfactory to Administrative Agent of payment of the premiums due thereunder (the “Insurance Premiums”) shall be delivered by Borrower to Administrative Agent.

(c) All Policies provided for or contemplated by this Section 7.07 with respect to Borrowing Base Properties shall name the applicable Loan Party as the insured and Administrative Agent as the additional insured, as its interests may appear, and in the case of property damage, boiler, and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Administrative Agent providing that the loss thereunder shall be payable to Administrative Agent and Borrower as their interests may appear. Administrative Agent shall not be liable for any insurance premiums thereon or subject to any assessments thereunder.

(d) All Policies for Borrowing Base Properties provided for in this Section 7.07 with respect to the Loan Parties or the Borrowing Base Properties shall contain clauses or endorsements to the effect that:

(i) no act or negligence of the applicable Loan Party, or anyone acting for such Loan Party, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Administrative Agent is concerned;

(ii) the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ prior written notice (or ten (10) days’ prior written notice for cancellation as a result of non-payment of premium) to Administrative Agent and any other party named therein as an additional insured;

(iii) the issuers thereof shall give written notice to Administrative Agent if the Policies have not been renewed thirty (30) days prior to its expiration; and

(iv) with respect to the Policies described in Sections 7.07(a)(i), (iii), (iv) and (vi) acts of terrorism are covered by such Policies, to the extent required by Administrative Agent.

(e) If at any time Administrative Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Administrative Agent shall have the right, without notice to any Loan Party, to take such action as Administrative Agent deems necessary to protect its interest in the Borrowing Base Properties, including, without limitation, obtaining such insurance coverage as Administrative Agent in its sole discretion deems appropriate. All premiums incurred by Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by the Loan Parties to Administrative Agent upon demand and, until paid, shall be secured by the Mortgages and shall bear interest at the Default Rate.

(f) Administrative Agent may, in its sole discretion, consent in the applicable subordination, attornment, and non-disturbance agreement to the insurance coverage by the applicable Loan Party relating to a specific Borrowing Base Property on the terms and conditions set forth in the applicable Management Agreement relating to such Borrowing Base Property so long as Administrative Agent reasonably believes that such insurance coverage is at least reasonably equivalent to the requirements of this Section 7.07. In such event, the insurance requirements in the applicable Management Agreement shall apply to such Borrowing Base Property so long as Administrative Agent reasonably believes that such insurance coverage is at least reasonably equivalent to the requirements of this Section 7.07.

7.08  Compliance with Laws

. Parent and Borrower shall, and shall cause each of their Subsidiaries to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions, and decrees applicable to it or to its business or property, except in such instances in which

(a) such requirement of Law or order, writ, injunction, or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09  Books and Records

. Parent and Borrower shall, and shall cause each of their Subsidiaries to, (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be, and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or such Subsidiary, as the case may be.

7.10  Inspection Rights

. Parent and Borrower shall, and shall cause each of their Subsidiaries to, permit representatives and independent contractors of Administrative Agent and each Lender to (a) visit and inspect their respective Properties and any materials at any reasonable time (unless they deem such inspection is of an emergency nature, in which event Parent and Borrower shall, and shall cause each of their Subsidiaries to, provide them with immediate access to the Properties), (b) to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and (c) to discuss its affairs, finances, and accounts with its directors, officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower (subject to reasonable notice and timing requirements of Managers and other third party tenants); provided, however, that when an Event of Default exists Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice. Parent and Borrower will furnish to Administrative Agent and its agents for inspection and copying, all Plans, shop drawings, specifications, books, and records, and other documents and information in their possession or control that Administrative Agent may reasonably request from time to time.

7.11  Use of Proceeds

. Borrower shall use the proceeds of the Credit Extensions for (a) working capital, capital expenditures, and other general corporate purposes not in contravention of any Law or of any Loan Document and (b) to finance acquisitions of Properties permitted hereunder.

7.12  Environmental Matters

. Each Loan Party shall:

(a) Violations. Not cause, commit, permit, or allow to continue (i) any violation of any Environmental Requirement which could reasonably be expected to cause a Material Property Event: (A) by any Loan Party or by any Person; and (B) by or with respect to the Borrowing Base Properties or any use of or condition or activity on the Borrowing Base Properties, or (ii) the attachment of any environmental liens to the Borrowing Base Properties. No Loan Party will place, install, dispose of, or release, or cause, permit, or allow the placing, installation, disposal, spilling, leaking, dumping, or release of, any Hazardous Material or storage tank (or similar vessel) on the Borrowing Base Properties and will keep the Borrowing Base Properties free of Hazardous Material to the extent such action could reasonably be expected to cause a Material Property Event.

(b) Notice to Administrative Agent. Promptly deliver to Administrative Agent a copy of each report pertaining to any Borrowing Base Property or to any Loan Party prepared by or on behalf of such Loan Party pursuant to any Environmental Requirement. Each Loan Party shall immediately advise Administrative Agent in writing of any Environmental Claim or of the discovery of any Hazardous Material on any Borrowing Base Property, as soon as such Loan Party first obtains knowledge thereof, including a full description of the nature and extent of the Environmental Claim and/or Hazardous Material and all relevant circumstances.

(c) Site Assessments and Information. If Administrative Agent shall ever have reason to believe that any Hazardous Material affects any Borrowing Base Property, or if any Environmental Claim is made or threatened, if requested by Administrative Agent, at Borrower’s expense, provide to Administrative Agent from time to time, in each case within thirty (30) days after Administrative Agent’s request, an Environmental Assessment (hereinafter defined) made after the date of Administrative Agent’s request. As used in this Agreement, the term “Environmental Assessment” means a report (including all drafts thereof) of an environmental assessment of such Borrowing Base Property and of such scope (including but not limited to the taking of soil borings and air and groundwater samples and other above and below ground testing) as Administrative Agent may reasonably request, by a consulting firm acceptable to Administrative Agent and made in accordance with Administrative Agent’s established guidelines. Each Loan Party will cooperate with each consulting firm making any such Environmental Assessment and will supply to the consulting firm, from time to time and promptly on request, all information available to such Loan Party to facilitate the completion of the Environmental Assessment. If any Loan Party fails to furnish Administrative Agent within ten (10) days after Administrative Agent’s request with a copy of an agreement with an acceptable environmental consulting firm to provide such Environmental Assessment, or if any Loan Party fails to furnish to Administrative Agent such Environmental Assessment within thirty (30) days after Administrative Agent’s request, Administrative Agent may cause any such Environmental Assessment to be made at Borrower’s expense and risk. Administrative Agent and its designees are hereby granted access to the Borrowing Base Properties at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to make or cause to be made such Environmental Assessments. Administrative Agent may disclose to interested parties any information Administrative Agent ever has about the environmental condition or compliance of the Borrowing Base Properties, but shall be under no duty to disclose any such information except as may be required by Law. Administrative Agent shall be under no duty to make any Environmental Assessment of the Borrowing Base Properties, and in no event shall any such Environmental Assessment by Administrative Agent be or give rise to a representation that any Hazardous Material is or is not present on the Borrowing Base Properties, or that there has been or shall be compliance with any Environmental Requirement, nor shall Borrower or any other person be entitled to rely on any Environmental Assessment made by Administrative Agent or at Administrative Agent’s request. None of Administrative Agent nor any Lender owes any duty of care to protect any Loan Party or any other Person against, or to inform them of, any Hazardous Material or other adverse condition affecting the Borrowing Base Properties.

(d) Remedial Actions. If any Hazardous Material is discovered on any Borrowing Base Property at any time and regardless of the cause, (i) promptly at Borrower’s sole risk and expense remove, treat, and dispose of the Hazardous Material in compliance with all applicable Environmental Requirements and solely under the applicable Loan Party’s name (or if removal is prohibited by any Environmental Requirement, take whatever action is required by any Environmental Requirement), in addition to taking such other action as is necessary to have the full use and benefit of such Borrowing Base Property as contemplated by the Loan Documents, and provide Administrative Agent with satisfactory evidence thereof, and (ii) if requested by Administrative Agent, provide to Administrative Agent within thirty (30) days of Administrative Agent’s request a bond, letter of credit, or other financial assurance evidencing to Administrative Agent’s satisfaction that all necessary funds are readily available to pay the costs and expenses of the actions required by subsection (i) preceding and to discharge any assessments or liens established against such Borrowing Base Property as a result of the presence of the Hazardous Material on the Borrowing Base Property. Within fifteen (15) days after completion of such remedial actions, each Loan Party shall obtain and deliver to Administrative Agent an Environmental Assessment of such Borrowing Base Property made after such completion and confirming to

Administrative Agent’s satisfaction that all required remedial action as stated above has been taken and successfully completed and that there is no evidence or suspicion of any contamination or risk of contamination on the Borrowing Base Property or any adjacent property, or of violation of any Environmental Requirement, with respect to any such Hazardous Material. Administrative Agent on behalf of Lenders may, but shall never be obligated to, remove or cause the removal of any Hazardous Material from the Borrowing Base Property (or if removal is prohibited by any Environmental Requirement, take or cause the taking of such other action as is required by any Environmental Requirement) if the Loan Parties fail to promptly commence such remedial actions following discovery and thereafter diligently prosecute the same to the satisfaction of Administrative Agent (without limitation of the rights of Administrative Agent on behalf of Lenders to declare an Event of Default and to exercise all rights and remedies available by reason thereof); and Administrative Agent and its designees are hereby granted access to the Borrowing Base Properties at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to remove or cause such removal or to take or cause the taking of any such other action.

7.13  Contracts

. Each Loan Party shall perform all of their obligations under any construction, architectural design, management, brokerage, or contract relating to its Borrowing Base Properties unless the failure to perform could not reasonably be expected to cause a Material Property Event.

7.14  Casualty

. If any Borrowing Base Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), the applicable Loan Party shall give prompt notice of such damage to Administrative Agent and shall promptly cause Operating Lessee of such Borrowing Base Property to commence and diligently prosecute the Restoration of such Borrowing Base Property in accordance with Section 7.16, so long as Administrative Agent makes any Net Proceeds available pursuant to Section 7.16. The applicable Loan Party shall pay all costs of such Restoration whether or not such costs are covered by insurance. Administrative Agent may, but shall not be obligated to make proof of loss if not made promptly by a Loan Party. Loan Parties shall adjust all claims for Insurance Proceeds in consultation with, and approval of, Administrative Agent; provided, however, if an Event of Default has occurred and is continuing, Administrative Agent shall have the exclusive right to adjust all claims for Insurance Proceeds.

7.15  Condemnation

. Each Loan Party shall promptly cause each Operating Lessee to give Administrative Agent notice of the actual or threatened commencement of any proceeding for the Condemnation of any Borrowing Base Property of which any Operating Lessee has knowledge and cause such Operating Lessee to deliver to Administrative Agent copies of any and all papers served in connection with such proceedings. Administrative Agent may participate in any such proceedings, and Loan Parties shall from time to time deliver to Administrative Agent all instruments requested by it to permit such participation. Each Loan Party shall, at its expense, cause Operating Lessee to diligently prosecute any such proceedings, and shall consult with Administrative Agent, its attorneys, and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), the Loan Parties shall continue to pay the Obligations at the time and in the manner provided for herein and the Obligations shall not be reduced until any Award shall have been actually received and applied by Administrative Agent, after the deduction of expenses of collection, to the reduction or discharge of the Obligations. Administrative Agent shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein. If any Borrowing Base Property or any portion thereof is taken by a condemning authority, the Loan Parties shall or shall cause the Operating Lessee thereof to promptly commence and diligently prosecute the Restoration of such Borrowing Base Property and otherwise comply with the provisions of

Section 7.16, provided that Administrative Agent makes any Net Proceeds available pursuant to Section 7.16(b). If any Borrowing Base Property is sold, through foreclosure or otherwise, prior to the receipt by Administrative Agent of the Award, Administrative Agent shall have the right, whether or not a deficiency judgment shall have been sought, recovered, or denied, to receive the Award, or a portion thereof sufficient to pay the Obligations.

7.16  Restoration

. The following provisions shall apply in connection with the Restoration of any Borrowing Base Property:

(a) If the Net Proceeds and the costs of completing the Restoration shall be less than the greater of (i) $5,000,000 and (ii) ten percent (10%) of the Appraised Value of such Borrowing Base Property, then the Net Proceeds will be disbursed by Administrative Agent to the applicable Loan Party upon receipt, provided that all of the conditions set forth in Section 7.16(b)(i) are met and such Loan Party delivers to Administrative Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds or the costs of completing the Restoration are equal to or greater than the greater of (i) $5,000,000 and (ii) ten percent (10%) of the Appraised Value of such Borrowing Base Property, then Administrative Agent shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.16. The term “Net Proceeds” for purposes of this Section 7.16 means: (i) the net amount of all insurance proceeds received by Administrative Agent as a result of a Casualty, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same (“Insurance Proceeds”); or (ii) the net amount of the Award as a result of a Condemnation, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to the applicable Loan Party and the applicable Operating Lessee for Restoration; provided that each of the following conditions are met:

(A) no Default shall have occurred and be continuing;

(B)
(1) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the Borrowing Base Property has been damaged, destroyed, or rendered unusable as a result of a Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Borrowing Base Property is taken, such land is located along the perimeter or periphery of the Borrowing Base Property, and no portion of the Improvements is located on such land;

(C)
(1) no termination or termination option is caused (unless waived) under the applicable Operating Lease, Management Agreement, or Franchise Agreement and (2) the number of guest rooms is not reduced by more than twenty-five percent (25%);

(D)
Administrative Agent shall be satisfied that any operating deficits, including all scheduled payments of principal and interest hereunder, which will be incurred with respect to the Borrowing Base Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of the insurance coverage referred to in Section 7.07 above or other security provided by Loan Parties;

(E)	Administrative Agent shall be satisfied that the Restoration will be completed twelve (12) months after commencement of the Restoration;

(F)	the Borrowing Base Property and the use thereof after the Restoration will be in compliance with and permitted under all Laws;

(G)
the applicable Loan Party or the applicable Operating Lessee shall cause the Restoration to be done and completed in an expeditious and diligent fashion and in compliance with all applicable Laws or any applicable Franchise Agreement;

(H)	such Casualty or Condemnation, as applicable, does not result in the loss of access to the Borrowing Base Property or the Improvements;

(I)
the applicable Loan Party shall deliver, or cause to be delivered, to Administrative Agent a signed detailed budget approved in writing by the applicable Loan Party’s or Operating Lessee’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Administrative Agent;

(J)
the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Administrative Agent are sufficient in Administrative Agent’s reasonable judgment to cover the cost of the Restoration; and

(K)	the applicable Franchise Agreement is not terminated as a result of a Casualty or a Condemnation.

(ii) The Net Proceeds shall be held by Administrative Agent until disbursements commence, and, until disbursed in accordance with the provisions of this Section 7.16, shall constitute additional security for the Obligations. The Net Proceeds shall be disbursed by Administrative Agent to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Administrative Agent that (A) all the conditions precedent to such advance, including those set forth in Section 7.16(b)(i), have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens, or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Borrowing Base Property which have not either been fully bonded to the satisfaction of Administrative Agent and discharged of record or in the alternative fully insured to the satisfaction of Administrative Agent by the Title Company.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Administrative Agent and by an independent consulting engineer selected by Administrative Agent (the “Restoration Consultant”). Administrative Agent shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors, and materialmen engaged in the Restoration, as well as the contracts in excess of $500,000 under which they have been engaged, shall be subject to prior review and acceptance by Administrative Agent and the Restoration Consultant. All costs and expenses incurred by Administrative Agent in connection with making the Net Proceeds available for the Restoration, including, without limitation, reasonable counsel fees and disbursements and the Restoration Consultant’s fees, shall be paid by Borrower.

(iv) In no event shall Administrative Agent be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Restoration Consultant, minus the Restoration Retainage. The term “Restoration Retainage” means an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Restoration Consultant, until the Restoration has been completed. The Restoration Retainage shall be reduced to five percent (5%) of the costs incurred upon receipt by Administrative Agent of satisfactory evidence that fifty percent (50%) of the Restoration has been completed. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 7.16(b), be less than the amount actually held back by the applicable Loan Party or the applicable Operating Lessee, as applicable, from contractors, subcontractors, and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Restoration Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 7.16(b) and that all approvals necessary for the re-occupancy and use of the Borrowing Base Property have been obtained from all appropriate Governmental Authorities, and Administrative Agent receives evidence satisfactory to Administrative Agent that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage; provided, however, that Administrative Agent will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor, or materialman engaged in the Restoration as of the date upon which the Restoration Consultant certifies to Administrative Agent that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s, or materialman’s contract, the contractor, subcontractor, or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor, or materialman as may be reasonably requested by Administrative Agent or by the Title Company issuing the Title Insurance Policies, and Administrative Agent receives an endorsement to the Title Insurance Policies insuring the continued priority of the lien of the applicable Mortgage and evidence of payment of any premium payable for such endorsement. If required by Administrative Agent, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor, or materialman.

(v) Administrative Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Administrative Agent in consultation with the Restoration Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Restoration Consultant to be incurred in connection with the completion of the Restoration, Loan Parties shall, and shall cause the applicable Operating Lessee to, as applicable, deposit the deficiency (the “Net Proceeds Deficiency”) with Administrative Agent before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Administrative Agent shall be held by Administrative Agent and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 7.16(b) shall constitute additional security for the Obligations.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Administrative Agent after the Restoration Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 7.16(b), and the receipt by Administrative Agent of evidence satisfactory to Administrative Agent that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Administrative Agent to Borrower, provided no Default shall have occurred and shall be continuing.

(c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 7.16(b)(vii) may (x) be retained and applied by Administrative Agent toward the payment of the Obligations whether or not then due and payable in such order, priority, and proportions as Administrative Agent in its sole discretion shall deem proper, or, (y) at the sole discretion of Administrative Agent, the same may be paid, either in whole or in part, to Borrower for such purposes and upon such conditions as Administrative Agent shall designate.

(d) In the event of foreclosure of any Mortgage, or other transfer of title to any Borrowing Base Property in extinguishment in whole or in part of the Obligations, all right, title, and interest of each Loan Party in and to the Title Insurance Policies then in force concerning such Borrowing Base Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure, Administrative Agent, or other transferee in the event of such other transfer of title.

(e) Notwithstanding the foregoing Sections 7.16(a) through (d), in the event that any Borrowing Base Property requiring Restoration is released from the Borrowing Base pursuant to Section 4.05, then Administrative Agent shall deliver the Net Proceeds to the applicable Loan Party upon such release from the Borrowing Base.

7.17  Property Management

. Each Loan Party shall (a) (i) promptly perform and observe, and require (or in the case of an Affiliate cause) the applicable Operating Lessee, Manager, and Affiliate of such Manager, as applicable, to promptly perform and observe, all of the covenants required to be performed and observed under each Management Agreement, each Pooling Agreement, each agreement designated as an “Owner Agreement”, and any other agreement between or among Borrower, any Subsidiary of Borrower, a Manager, and/or an Affiliate of such Manager and do all things necessary to preserve and to keep unimpaired its material rights thereunder except where failure could not reasonably be expected to cause a Material Property Event; (ii) promptly notify Administrative Agent of any material default or termination event under any Management Agreement of which it is aware; (iii) promptly deliver to Administrative Agent a copy of any notice of default or termination event or other material notice received by it or an Affiliate Operating Lessee under any Management Agreement, any Pooling Agreement, any agreement designated as an “Owner Agreement”, and any other agreement between or among Borrower, any Subsidiary of Borrower, or an Affiliate Operating Lessee and a Manager and/or an Affiliate of such Manager; (iv) require (or in the case of an Affiliate cause) the applicable Operating Lessee to promptly give notice to Administrative Agent of any notice or information that such Operating Lessee receives which indicates that any Manager is terminating the related Management Agreement or that any Manager is otherwise discontinuing its management of the applicable Borrowing Base Property other than the scheduled end of the Management Agreement term; (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by each Operating Lessee under each Management Agreement; and (vi) require (or in the case of an Affiliate cause) each Operating Lessee, each Manager, and each Affiliate of such Manager, as applicable, to operate each Borrowing Base Property under the terms and conditions of the applicable Management Agreement, Pooling Agreement, each agreement designated as an “Owner Agreement”, and any other agreement between or among Borrower, any Subsidiary of Borrower, a Manager, and/or an Affiliate of such Manager.

(b) If at any time, (i) any Manager shall become insolvent or a debtor in a bankruptcy proceeding, (ii) an Event of Default has occurred and is continuing, or (iii) a default or termination event reasonably expected to cause a Material Property Event has occurred and is continuing under any Management Agreement, and in each case if grounds for such termination exist under the affected Management Agreement, and subject to any limitations under and as otherwise provided in the applicable Management Agreement and documentation executed between the applicable Manager and Administrative Agent in connection therewith, each Loan Party shall, at the request of Administrative Agent, terminate, or require (or in the case of an Affiliate cause) the applicable Operating Lessee to terminate (A) in the case of (i) above, each applicable Management Agreement, or (B) in all other cases, each Management Agreement requested by Administrative Agent in its sole discretion, upon thirty (30) days prior notice to each applicable Manager and replace each such Manager with a Qualified Manager approved by Administrative Agent on terms and conditions satisfactory to Administrative Agent, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates for comparable properties.

(c) In addition to the foregoing, in the event that Administrative Agent, in Administrative Agent’s reasonable discretion, at any time prior to the termination of the Assignment of Management Agreement with respect to any Borrowing Base Property, determines that any Borrowing Base Property is not being managed in accordance with generally accepted management practices for projects similarly situated, Administrative Agent may deliver written notice thereof to the applicable Loan Party and each applicable Manager, which notice shall specify with particularity the grounds for Administrative Agent’s determination. If Administrative Agent reasonably determines that the conditions specified in Administrative Agent’s notice are not remedied to Administrative Agent’s reasonable satisfaction by the applicable Loan Party or such applicable Manager within thirty (30) days from the date of such notice or that the applicable Loan Party or such applicable Manager have failed to diligently undertake correcting such conditions within such thirty (30) day period, except where failure could not reasonably be expected to cause a Material Property Event, Administrative Agent may direct such Loan Party to terminate the applicable Management Agreement if grounds for such termination exist thereunder, and in accordance with and subject to any rights and/or limitations set forth in the applicable Assignment of Management Agreement, to replace such applicable Manager with a Qualified Manager approved by Administrative Agent on terms and conditions satisfactory to Administrative Agent, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates for comparable properties.

(d) No Loan Party shall, nor shall it permit any Operating Lessee to, without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate, or cancel any Management Agreement or otherwise replace any Manager or enter into any other management agreement with respect to any Borrowing Base Property except to the extent the foregoing could not reasonably be expected to cause a Material Property Event; (ii) reduce or consent to the reduction of the term of any Management Agreement except to the extent the foregoing could not reasonably be expected to cause a Material Property Event; (iii) increase or consent to the increase of the amount of any management fees under any Management Agreement except to the extent the foregoing could not reasonably be expected to cause a Material Property Event; or (iv) otherwise modify, change, supplement, alter, amend, waive, or release any of its rights and remedies under, any Management Agreement in any material respect except to the extent the foregoing could not reasonably be expected to cause a Material Property Event. In the event that any Loan Party or any Operating Lessees replaces any Manager, such Manager shall be a Qualified Manager which delivers such estoppel letters, comfort letters, consents, or other conforming agreements as Administrative Agent may reasonably request.

7.18  Franchise Agreements.

(a) Each Borrowing Base Property shall be operated under the terms and conditions of the applicable Franchise Agreement, if any, and each Loan Party shall, and shall cause each Affiliate Operating Lessee to, (i) pay all sums required to be paid by Operating Lessees under each Franchise Agreement, (ii) diligently perform, observe, and enforce all of the terms, covenants, and conditions of each Franchise Agreement on the part of an Operating Lessee to be performed, observed, and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of each Operating Lessee under each Franchise Agreement except to the extent the foregoing could not reasonably be expected to cause a Material Property Event, (iii) maintain in all material respects the standards required by the applicable Franchisor with respect to FF&E and other capital improvements except to the extent that failure could not reasonably be expected to cause a Material Property Event, (iv) promptly notify Administrative Agent of the giving of any notice to an Operating Lessee of any default by such Operating Lessee in the performance or observance of any of the terms, covenants, or conditions of any Franchise Agreement on the part of any Operating Lessee to be performed and observed and deliver to Administrative Agent a true copy of each such notice, and (v) promptly deliver to Administrative Agent a copy of each financial statement, business plan, capital expenditure plan, notice, report, and estimate received by it under any Franchise Agreement.

(b) No Loan Party shall, nor shall it permit any Operating Lessee to, without the prior consent of Administrative Agent, surrender any Franchise Agreement or terminate or cancel any Franchise Agreement or modify, change, supplement, alter or amend any Franchise Agreement, in any respect, either orally or in writing.

(c) If an Operating Lessee shall default in the performance or observance of any material term, covenant, or condition of any Franchise Agreement to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Loan Parties from any of their obligations hereunder, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants, and conditions of such Franchise Agreement on the part of such Operating Lessee to be performed or observed to be promptly performed or observed on behalf of such Operating Lessee, to the end that the rights of such Operating Lessee in, to, and under such Franchise Agreement shall be kept unimpaired and free from default. Administrative Agent and any person designated by Administrative Agent shall have, and are hereby granted, the right to enter upon the applicable Borrowing Base Property at any time and from time to time for the purpose of taking any such action. If any Franchisor shall deliver to Administrative Agent a copy of any notice sent to an Operating Lessee of default under any applicable Franchise Agreement, such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent in good faith, in reliance thereon.

(d) Any sums expended by Administrative Agent pursuant to this Section 7.18 shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Administrative Agent, shall be deemed to constitute a portion of the Obligations, shall be secured by the Lien of the Mortgages and the other Loan Documents and shall be immediately due and payable upon demand by Administrative Agent therefor.

(e) Each Loan Party shall, promptly upon request of Administrative Agent, use diligent good faith efforts to obtain and deliver an estoppel certificate from each Franchisor stating that (i) each applicable Franchise Agreement is in full force and effect and has not been modified, amended, or assigned, (ii) neither such Franchisor nor any Operating Lessee is in default under any of the terms, covenants, or provisions of each applicable Franchise Agreement and such Franchisor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under each applicable Franchise Agreement, (iii) neither such Franchisor nor any Operating Lessee has commenced any action or given or received any notice for the purpose of terminating any applicable Franchise Agreement, and (iv) all sums due and payable to such Franchisor under each applicable Franchise Agreement have been paid in full.

(f) In the event that any Management Agreement also serves as a franchise agreement or contains provisions typically contained in franchise agreements, then the provisions of this Section 7.18 shall apply to such Management Agreement.

(g) In the event that any Borrowing Base Property is at any time operated under a Franchise Agreement that is not effective as of the Closing Date (including a springing Franchise Agreement which is in place but not effective as of the Closing Date), then the Franchisor party to such Franchise Agreement shall deliver such estoppel letters, comfort letters, consents, or other conforming agreements as Administrative Agent may reasonably request.

7.19  Operating Leases

. No Loan Party shall, without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate, or cancel any Operating Lease or otherwise replace any Operating Lessee or enter into any other operating Lease with respect to any Borrowing Base Property except to the extent the foregoing could not reasonably be expected to cause a Material Property Event; (ii) reduce or consent to the reduction of the term of any Operating Lease except to the extent the foregoing could not reasonably be expected to cause a Material Property Event; (iii) increase or consent to the increase of the amount of any fees under any Operating Lease except to the extent the foregoing could not reasonably be expected to cause a Material Property Event; or (iv) otherwise modify, change, supplement, alter, amend, waive, or release any of its rights and remedies under, any Operating Lease in any material respect except to the extent the foregoing could not reasonably be expected to cause a Material Property Event.

7.20  Ground Leases.

(a) Each Mortgagor shall (i) pay or cause to be paid all rents, additional rents, and other sums required to be paid by it, as tenant under and pursuant to the provisions of the Ground Leases except to the extent the foregoing could not reasonably be expected to cause a Material Property Event, (ii) diligently perform and observe all of the terms, covenants, and conditions of the Ground Leases on the part of such Mortgagor, as tenant thereunder except to the extent the foregoing could not reasonably be expected to cause a Material Property Event, (iii) promptly notify Administrative Agent of the giving of any notice by the landlord under any Ground Lease to any Mortgagor of any default by such Mortgagor, as tenant thereunder, and deliver to Administrative Agent a true copy of each such notice within five (5) Business Days of receipt except to the extent the foregoing could not reasonably be expected to cause a Material Property Event, and (iv) promptly notify Administrative Agent of any bankruptcy, reorganization, or insolvency of the landlord under any Ground Lease or of any notice thereof, and deliver to Administrative Agent a true copy of such notice within five (5) Business Days of any Mortgagor’s receipt except to the extent the foregoing could not reasonably be expected to cause a Material Property Event. No Mortgagor shall, without the prior consent of Administrative Agent, surrender the leasehold estate created by any Ground Lease or terminate or cancel any Ground Lease or modify, change, supplement, alter, or amend any Ground Lease, either orally or in writing except to the extent the foregoing could not reasonably be expected to cause a Material Property Event, and if any Mortgagor shall default in the performance or observance of any term, covenant, or condition of any Ground Lease on the part of such Mortgagor, as tenant thereunder, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants, and conditions of such Ground Lease on the part of any Mortgagor to be performed or observed on behalf of such Borrower, to the end that the rights of such Borrower in, to, and under such Ground Lease shall be kept unimpaired and free from default. If the landlord under any Ground Lease shall deliver to Administrative Agent a copy of any notice of default under such Ground Lease, such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent, in good faith, in reliance thereon. Each Mortgagor shall exercise each individual option, if any, to extend or renew the term of any Ground Lease upon demand by Administrative Agent made at any time within one hundred twenty (120) days prior to the last day upon which any such option may be exercised, and each Mortgagor hereby expressly authorizes and appoint Administrative Agent its attorney-in-fact to exercise any such option in the name of and upon behalf of such Mortgagor, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.

(b) Notwithstanding anything contained in any Ground Lease to the contrary, no Mortgagor shall further sublet any portion of the Borrowing Base Property (other than as permitted pursuant to the applicable terms and conditions hereof) without prior written consent of Administrative Agent.

(c) No Ground Lease may be canceled, terminated, surrendered, or amended without the prior, written consent of Administrative Agent except to the extent the foregoing could not reasonably be expected to cause a Material Property Event.

7.21  REIT Status

. Parent (including its organization and methods of operations and those of its Subsidiaries) shall at all times qualify as a REIT.

7.22  Subsidiary Guaranties

. Parent and Borrower shall cause each Subsidiary that is required to execute the Subsidiary Guaranty to execute the Subsidiary Guaranty pursuant to Section 4.06 and provide to Administrative Agent such other documentation required by Administrative Agent, all in form and substance acceptable to Administrative Agent, within thirty (30) days after the date on which such entity becomes a Subsidiary required to execute the Subsidiary Guaranty.

7.23  Other Property Information

. Parent and Borrower shall furnish to Administrative Agent (a) within one hundred twenty (120) days after the end of each fiscal year of Parent, annual budget projections for each Borrowing Base Property, and (b) upon Administrative Agent’s request such other information in their possession or control or in the possession or control of any Mortgagor or any Operating Lessee which is a Subsidiary of any Loan Party relating to the Improvements or the Borrowing Base Properties.

7.24  Reports and Testing

. Parent and Borrower shall promptly (a) deliver to Administrative Agent copies of all material reports, studies, inspections, and tests made on the Borrowing Base Properties, the Improvements, or any materials to be incorporated into the Improvements, and (b) make such additional tests on the Borrowing Base Properties, the Improvements, or any materials to be incorporated into the improvements as Administrative Agent reasonably requires. Borrower shall immediately notify Administrative Agent of any report, study, inspection, or test that indicates any material adverse condition relating to the Borrowing Base Properties, the Improvements, or any such materials which reasonably could result in a Material Property Event.

7.25  Deferred Maintenance

. Borrower shall, or shall cause the applicable Mortgagor to:

(a) remedy to the reasonable satisfaction of Administrative Agent all repairs required with respect to the Borrowing Base Properties and identified on Schedule 7.25 as “Immediate Repairs” within ninety (90) days after the Closing Date;

(b) remedy to the reasonable satisfaction of Administrative Agent all repairs required with respect to the Borrowing Base Properties and identified on Schedule 7.25 as “Non-Immediate Repairs” on or before December 31, 2006; and

(c) remedy to the reasonable satisfaction of Administrative Agent all mold issues or damaged materials with respect to the Borrowing Base Properties identified on Schedule 7.25 within ninety (90) days after the Closing Date.

ARTICLE VIII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

8.01  Liens

. Neither Parent nor any Subsidiary shall create, incur, assume, or suffer to exist any Lien upon any Borrowing Base Property or any equity interests of any Mortgagor other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, and other obligations of a like nature incurred in the ordinary course of business;

(g) Liens set forth in the Title Insurance Policies issued with respect to the Mortgages;

(h) other encumbrances which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of any Borrowing Base Property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Mortgagor;

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments; and

(j) Liens securing Indebtedness permitted under Section 8.03(a); provided that (i) such Liens do not at any time encumber any property other than the Personal Property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the reasonable acquisition cost of the Personal Property being acquired on the date of acquisition.

8.02  Investments

. Neither Parent nor any Subsidiary shall make any Investments except:

(a) Investments in the form of cash equivalents or short-term marketable securities;

(b) advances to officers, directors, and employees of a Loan Party in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation, and analogous ordinary business purposes;

(c) Investments in Loan Parties and other Subsidiaries;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

(e) Investments in the ordinary course of business of a hospitality REIT primarily in Properties or the owners of Properties under nationally-recognized brands with qualified managers or operators; provided that Investments in (i) raw land, non-income producing Properties, and other non-hotel properties in an aggregate amount shall not exceed at any time fifteen percent (15%) of Consolidated Total Assets, and (ii) Persons that are not Subsidiaries of Parent in an aggregate amount shall not exceed at any time twenty-five percent (25%) of Consolidated Total Assets; provided further that the aggregate amount of Investments in (i) and (ii) shall not exceed at any time twenty-five percent (25%) of Consolidated Total Assets.

8.03  Indebtedness and Liens with respect to Mortgagors

. Neither Parent nor Borrower shall permit (a) any Mortgagor to create, incur, assume, or suffer to exist any Indebtedness, other than (i) its Guaranty, and (ii) Indebtedness in respect of capital leases, Synthetic Lease Obligations, and purchase money obligations for fixed or capital Personal Property within the limitations set forth in Section 8.01(j); provided, however that the aggregate amount of all such Indebtedness as relating to or affecting any Borrowing Base Property shall not exceed at any time five percent (5%) of the Implied Loan Amount of such Borrowing Base Property, and (b) any Mortgagor to create, incur, assume, or suffer to exist any Lien (other than as permitted by Section 8.01) upon its property, assets, or revenues, other than in favor of Administrative Agent to secure the Obligations.

8.04  Fundamental Changes

. Neither Parent nor any Loan Party shall merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Loan Party may merge with any other Loan Party; provided that if Borrower is merging with another Loan Party, then Borrower shall be the continuing or surviving Person;

(b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Loan Party; provided that, if one or more Borrowing Base Properties constitutes all or substantially all of the assets of a Loan Party, then nothing contained in this Section 8.04 shall prohibit such Loan Party from making a Disposition permitted by Section 8.05(c) to a Person other than a Loan Party;

(c) any Loan Party may merge with any other Person (other than a Loan Party); provided that such Loan Party shall be the continuing or surviving Person, or that such Person is a wholly-owned Subsidiary of Parent and assumes all liabilities of such Loan Party under the Loan Documents pursuant to documentation acceptable to Administrative Agent;

(d) with the approval of the Required Lenders, Parent or substantially all of the Subsidiaries of Parent may merge or otherwise combine with another Person (the “Permitted Combination”) so long as: (i) the continuing and surviving Person in such transaction (the “Survivor”) assumes and accedes to all obligations and liabilities of Parent under the Loan Documents, or to those of all of the other affected Loan Parties pursuant to documentation acceptable to Administrative Agent and enters into a new Parent Guaranty as required by Administrative Agent; (ii) no Default or Event of Default exists before or after giving effect to such merger or such other combination; (iii) a majority of the ownership interests in the Survivor continue to be owned by persons who owned, directly or indirectly, a majority of the ownership interests of Parent immediately prior to such Permitted Combination; and (iv) the Survivor is, or is a wholly-owned Subsidiary of, a public company the common equity of which is listed and traded on a nationally-recognized stock exchange; and

(e) Parent or any Subsidiary of Parent and CNL Hospitality Corp. may merge or otherwise combine so long as Parent or such Subsidiary, as applicable, is the continuing and surviving Person and no Default or Event of Default exists before or after giving effect to such merger or such other combination (the “Advisor Merger”).

8.05  Dispositions

. Neither Parent nor any Subsidiary shall make any Disposition or enter into any agreement to make any Disposition except:

(a) Dispositions of property, whether now owned or hereafter acquired, in the ordinary course of business for fair consideration and on an arms length basis;

(b) Dispositions permitted by Section 8.04; and

(c) Dispositions of Borrowing Base Properties, so long as such Borrowing Base Properties are released from the Borrowing Base pursuant to Section 4.05 prior to or contemporaneously with such Disposition;

provided, however, that any Disposition pursuant to clauses (a), (b), and (c) shall be for fair market value.

8.06  Restricted Payments

. Neither Parent nor any Subsidiary shall declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Loan Party may make Restricted Payments to Parent or to another Loan Party (or to a Subsidiary so long as such Restricted Payments are passed through such Subsidiary to Parent or a Loan Party);

(b) each Loan Party may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

(c) each Loan Party may purchase, redeem, or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests; and

(d) Parent may make Restricted Payments so long as no Event of Default has occurred and is continuing before or after giving effect to such Restricted Payment, provided that the aggregate amount of all Restricted Payments after December 31, 2005 may not exceed the amount of Permitted Distributions determined as of the date such Restricted Payments are made.

8.07  Change in Nature of Business

. Neither Parent nor any Subsidiary shall engage in any material line of business substantially different from those lines of business conducted by such Loan Party on the date hereof or any business substantially related or incidental thereto.

8.08  Transactions with Affiliates

. Neither Parent nor any Subsidiary shall enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Person as would be obtainable by such Person at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided, however, that nothing contained herein shall prohibit (a) transactions between Loan Parties or other fundamental changes permitted under Section 8.04 or (b) the Advisor Merger.

8.09  Burdensome Agreements

. No Loan Party shall enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Loan Party to make Restricted Payments to Borrower or to otherwise transfer property to Borrower, (ii) of any Loan Party to Guarantee the Indebtedness of Borrower or (iii) of any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.03 solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

8.10  Use of Proceeds

. Borrower shall not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11  Contracts

. Without Administrative Agent’s prior written approval as to parties, terms, and all other matters, no Loan Party shall permit any Operating Lessee or Manager to (a) enter into any management, leasing, maintenance, or other contract pertaining to any Borrowing Base Property that is for a term greater than, or which is not unconditionally terminable without penalty on not more than thirty (30) days notice after, one (1) year, or (b) modify, amend, or terminate any such contracts other than in the ordinary course of business, nor shall it permit any Operating Lessee or Manager to, default under any contract or permit any contract to terminate by reason of any failure of such Person to perform thereunder and shall promptly notify Administrative Agent of any default thereunder. Borrower will deliver or cause to be delivered to Administrative Agent, upon request of Administrative Agent, the names and addresses of all persons or entities with whom each contractor has contracted or intends to contract.

8.12  Lease Approval

. No Loan Party shall permit any Operating Lessee to enter into any Lease of space in the Improvements unless approved or deemed approved by Administrative Agent prior to execution; provided that an Operating Lessee may enter into any Lease with a term of less than five (5) years for the occupancy of less than five thousand (5,000) square feet of net rentable area of any Borrowing Base Property without the prior approval of Administrative Agent. Such Person’s standard form of Lease, and any revisions thereto, must have the prior written approval of Administrative Agent. Notwithstanding the foregoing or anything set forth herein to the contrary, Leases entered into in the ordinary course of business following recordation of the Mortgages, and which could not reasonably be expected to cause a Material Property Event, shall not require any approval by Administrative Agent.

8.13  No Other Liens

. No Loan Party shall, without the prior written consent of Administrative Agent, create, place, or permit to be created or placed, or through any act or failure to act, acquiesce in the placing of, or allow to remain, any deed of trust, mortgage, voluntary or involuntary lien, whether statutory, constitutional, or contractual, security interest, encumbrance, or charge, or conditional sale or other title retention document, against or covering any Borrowing Base Property, or any part thereof, other than normal and customary encumbrances associated with operation of any Borrowing Base Property, and should any of the foregoing become attached hereafter in any manner to any part of the Borrowing Base Property without the prior written consent of Administrative Agent, each Loan Party will cause the same to be promptly discharged and released. Each Loan Party will own all parts of the Borrowing Base Properties and will not acquire any fixtures, equipment, or other property (including software embedded therein) forming a part of any Borrowing Base Property pursuant to a Lease, license, security agreement, or similar agreement, whereby any party has or may obtain the right to repossess or remove same, without the prior written consent of Administrative Agent.

8.14  Reciprocal Easement Agreements.

No Loan Party shall:

(a) enter into, terminate, or modify any REA without Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; or

(b) fail to enforce, comply with, or cause each of the parties to the REA to comply with all of the material economic terms and conditions contained in any REA.

8.15  Financial Covenants.

(a)
Consolidated Leverage Ratio. Parent shall not permit the Consolidated Leverage Ratio of Parent and its Subsidiaries on a consolidated basis at any time during the following periods to be greater than the ratio set forth opposite such period below:

Period	Maximum Rate
Closing Date through December 31, 2005	8.25 to 1.0
January 1, 2006 through June 30, 2006	8.0 to 1.0
July 1, 2006 through December 31, 2006	7.5 to 1.0
January 1, 2007 through June 30, 2007	7.25 to 1.0
July 1, 2007 through March 31, 2008	7.0 to 1.0
April 1, 2008 through September 30, 2008	6.75 to 1.0
October 1, 2008 and thereafter	6.50 to 1.0

(b) Consolidated Fixed Charge Coverage Ratio. Parent shall not permit the Consolidated Fixed Charge Coverage Ratio of Parent and its Subsidiaries on a consolidated basis as of the last day of any fiscal quarter of Parent to be less than (i) 1.50 to 1.0 from the Closing Date through December 31, 2006, (ii) 1.55 to 1.0 from January 1, 2007 through December 31, 2007, and (iii) 1.60 to 1.0 from January 1, 2008 through the Maturity Date.

(c) Borrowing Base Debt Service Coverage Ratio. Parent and Borrower shall not permit, as of the last day of any fiscal quarter, the ratio of (i) Adjusted NOI for the Borrowing Base Properties as of such date for the twelve (12) month period ending on such date of determination, to (ii) Implied Debt Service, to be less than 1.60 to 1.0.

8.16  Pooling Agreements

. Parent will not, and will not permit any Subsidiary to, without the prior written consent of Administrative Agent (not to be unreasonably withheld) (a) be a party to or enter into any Pooling Agreements other than as set forth on Schedule 6.28, or (b) amend any Pooling Agreement disclosed on Schedule 6.28 so as to add additional Borrowing Base Properties or other Properties.

8.17  Manager Liquidity Facilities

. Parent will not, and will not permit any Subsidiary to, (a) be a party to or enter into any Manager Liquidity Facility Agreement except as set forth on Schedule 6.29, or (b) incur or be liable for any obligations in respect of extensions or credit or other advances under any Manager Liquidity Facility Agreement except for unsecured advances or extensions of credit made prior to the Closing Date in the amounts set forth on Schedule 6.29.

ARTICLE IX.

EVENTS OF DEFAULT AND REMEDIES

9.01  Events of Default

. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) days after the same becomes due, any interest on any Loan or any L/C Obligation, or any commitment or other fee due hereunder, or (iii) within five (5) days after written notice of such failure, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant, or agreement contained in any of Sections 7.01, 7.02, 7.03, 7.05(a), 7.10, 7.11, or Article VIII; or (ii) any Loan Party fails to perform or observe any term, covenant, or agreement contained in

Sections 7.07(a)(i)(A), 7.07(a)(ii), 7.07(a)(iv), or 7.07(a)(ix) and such failure continues unremedied for five (5) days after such failure occurred; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for thirty (30) days after such failure occurred or, if any such failure described in this clause (c) reasonably cannot be cured or remedied within such thirty (30) days and such Loan Party is at all times diligently pursuing the cure thereof, such default shall continue unremedied for sixty (60) days after such failure occurred; or

(d) Representations and Warranties. Any representation, warranty, certification, or statement of fact made or deemed made by or on behalf of Parent or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Parent or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased, or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease, or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Parent or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Parent or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against Parent or any of its Subsidiaries (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate, or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control with respect to Parent or any Loan Party (other than pursuant to a Disposition which is otherwise permitted hereunder or a Permitted Combination under Section 8.04) or Parent ceases to own, directly or indirectly, at least fifty-one percent (51%) of the ownership interests of Borrower; or

(l) Borrowing Base Properties.

(i) any material required permit, license, certificate, or approval with respect to any Borrowing Base Property lapses or ceases to be in full force and effect; or

(ii) the owner of any Borrowing Base Property enters into any Lease of part or all of such Borrowing Base Property which does not comply with the Loan Documents, or a material default by the owner of any Borrowing Base Property under or any failure by the owner of such Borrowing Base Property to satisfy any of the conditions of a Lease; or

(iii) a lien for the performance of work or the supply of materials which is established against any Borrowing Base Property, or any stop notice served on any Loan Party, the general contractor, Administrative Agent, or a Lender, remains unsatisfied or unbonded for a period of thirty (30) days after the date of filing or service; or

(iv) the occurrence of any condition or situation which, in the sole determination of Administrative Agent, constitutes a danger to or material impairment of any Borrowing Base Property or the liens of the Mortgages, if such condition or situation is not remedied within ten (10) days after written notice to any Loan Party thereof; or

(v) if a Loan Party shall permit any event within its control to occur that would cause any REA to terminate without notice or action by any party thereto or would entitle any party to terminate any REA and the term thereof by giving notice to such Loan Party; or any REA shall be surrendered, terminated, or canceled for any reason or under any circumstance whatsoever except as provided for in such REA; or any term of any REA shall be modified or supplemented without Administrative Agent’s prior written consent; or a Loan Party shall fail, within ten (10) Business Days after demand by Administrative Agent, to exercise its option to renew or extend the term of any REA or shall fail or neglect to pursue diligently all actions necessary to exercise such renewal rights pursuant to such REA except as provided for in such REA; or

(vi) if a default or termination event on the part of any Loan Party or any Person that is an Affiliate of any Loan Party has occurred and continues beyond any applicable cure period under any Franchise Agreement, Management Agreement, Operating Lease, or Ground Lease or if a Loan Party or Operating Lessee, without Administrative Agent’s prior written consent, terminates or cancels any Franchise Agreement, Management Agreement, Operating Lease, or Ground Lease or operates any Borrowing Base Property under the name of any hotel chain or system other than the name such Borrowing Base Property is operated under as of the date hereof unless such Borrowing Base Property is operated under the name of another hotel chain or system acceptable to Administrative Agent; or

(m) Environmental Claim. If any event or condition shall occur or exist on or with respect to any Real Property of any Loan Party which has resulted, or could reasonably be expected to result, in an Environmental Claim which has resulted, or could reasonably be expected to result, in liability of any Loan Party in an amount in excess of the Threshold Amount.

9.02  Remedies Upon Event of Default

. If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c) require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Administrative Agent or any Lender.

9.03  Application of Funds

. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses, and other amounts (including Attorney Costs and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and that portion of the Obligations constituting liabilities and obligations under Swap Contracts issued by a Lender or an Affiliate of a Lender, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X.

ADMINISTRATIVE AGENT

10.01  Appointment and Authorization of Administrative Agent.

(a) Each Lender hereby irrevocably appoints, designates, and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article X and in the definition of “Agent-Related Person” included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

10.02  Delegation of Duties

. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

10.03  Liability of Administrative Agent

. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation, or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books, or records of any Loan Party or any Affiliate thereof.

10.04  Reliance by Administrative Agent.

(a) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, or telephone message, electronic mail message, statement, or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or all Lenders if required hereunder) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it, by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

10.05  Notice of Default

. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” Administrative Agent will notify the Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders (or all Lenders if required hereunder) in accordance with Article IX; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

10.06  Credit Decision; Disclosure of Information by Administrative Agent

. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Administrative Agent herein, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person; provided that Administrative Agent shall use reasonable efforts to deliver to the Lenders any financial statements or other documents required to be delivered by Borrower pursuant to Section 7.01 and Section 7.03, to the extent that Borrower does not deliver such information directly to the Lenders.

10.07  Indemnification of Administrative Agent

. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders (or all Lenders if required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.07. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section 10.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of Administrative Agent.

10.08  Administrative Agent in its Individual Capacity

. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with each of the Loan Parties and their respective Affiliates as though Bank of America were not Administrative Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that

Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not Administrative Agent or the L/C Issuer, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

10.09  Successor Administrative Agent

. Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as L/C Issuer. If Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by Borrower at all times other than during the existence of an Event of Default (which consent of Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with the Lenders and Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and L/C Issuer and the respective term(s) “Administrative Agent” and “L/C Issuer” means such successor administrative agent and Letter of Credit issuer, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring L/C Issuer’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

10.10  Administrative Agent May File Proofs of Claim

. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 2.03(i) and (j), 2.08 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator, or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements, and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.08 and 11.04.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.11  Collateral and Guaranty Matters

. The Lenders irrevocably authorize Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to release any Subsidiary Guarantor from future obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or ceases to own a Borrowing Base Property pursuant to a transaction otherwise permitted hereunder; and

(c) to release any Borrowing Base Property in accordance with the terms of Section 4.05.

Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.12.

10.12  Other Agents; Arrangers and Managers

. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “sole book manager” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility, or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

10.13  Approval of Lenders.

(a) All communications from Administrative Agent to any Lender requesting such Lender’s determination, consent, approval, or disapproval shall; (i) be given in the form of a written notice to each Lender, (ii) be accompanied by a description of the matter or thing as to which such determination, approval, consent, or disapproval is requested, or shall advise each Lender where such matter or thing may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Administrative Agent by Borrowers in respect of the matter or issue to be resolved, and (iv) include Administrative Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event (x) within thirty (30) days (or such lesser period as may be required under the Loan Documents for Administrative Agent to respond) for those matters requiring the consent by all Lenders, (y) within fifteen (15) Business Days (or such lesser period as may be required under the Loan Documents for Administrative Agent to respond) for those matters (other than the approval of the admission of a Property into the Borrowing Base) requiring the consent by the Required Lenders, and (z) within ten (10) Business Days (or such lesser period as may be required under the Loan Documents for Administrative Agent to respond) for the approval of the admission of a Property into the Borrowing Base, in each instance, after receipt of the request therefor by Administrative Agent (in either event, the “Lender Reply Period”).

(b) Unless a Lender shall give written notice to Administrative Agent and Borrower that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination.

ARTICLE XI.

MISCELLANEOUS

11.01  Amendments, Etc.

Administrative Agent may amend or waive any provision of this Agreement or any other Loan Document, or consent to any departure by any party to the Loan Documents therefrom which amendment, waiver, or consent is expressly intended to be within Administrative Agent’s discretion or determination. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall otherwise be effective unless in writing signed by the Required Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(b) postpone, extend, or waive any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest at the Default Rate;

(d) change Section 2.12 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e) change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) except as permitted by Section 4.05 and Section 10.11, release any Collateral security for the Obligations or any Guarantors from their respective Guaranties without the written consent of each Lender; or

(g) permit Borrower to transfer its rights or obligations hereunder as described in Section 11.07.

and, provided further, that: (i) no amendment, waiver, or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02  Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Borrower, Administrative Agent, or the L/C Issuer, to the address, facsimile number, electronic mail address, or telephone number specified for such Person on Schedule 11.02 or to such other address, facsimile number, electronic mail address, or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address, or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address, or telephone number as shall be designated by such party in a notice to Borrower, Administrative Agent, and the L/C Issuer.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to Administrative Agent and the L/C Issuer pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication, or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, Administrative Agent, and the Lenders. Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.02, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d) Reliance by Administrative Agent and Lenders. Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03  No Waiver; Cumulative Remedies

. No failure by any Lender or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

11.04  Attorney Costs, Expenses, and Taxes

. Borrower agrees (a) to pay or reimburse Administrative Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent, or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs, and including with respect to (a) and (b) above: (i) fees and charges of any construction consultant, inspector, and/or engineer; (ii) appraisal, re-appraisal, and survey costs; (iii) title insurance charges and premiums; (iv) title search or examination costs, including abstracts, abstractors’ certificates and uniform commercial code searches; (v) judgment and tax lien searches for Borrower and each Guarantor; (vi) escrow fees; (vii) fees and costs of environmental investigations site assessments and remediations; (viii) recordation taxes, documentary taxes, transfer taxes, and mortgage taxes; (ix) filing and recording fees; and (x) loan brokerage fees. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees, and taxes related thereto, and other out-of-pocket expenses incurred by Administrative

Agent and the cost of independent public accountants and other outside experts retained by Administrative Agent or any Lender. All amounts due under this Section 11.04 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section 11.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

11.05  Indemnification by Borrower

. Whether or not the transactions contemplated hereby are consummated, Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance, or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan, or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Borrower, any Subsidiary, or any other Loan Party, or any Environmental Damages related in any way to Borrower, any Subsidiary, or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Notwithstanding anything contained herein to the contrary, no Indemnitee shall be liabile for any actual or alleged presence or release of Hazardous Materials first introduced to any Borrowing Base Property (or the applicable portion thereof) after any of the following: (x) a foreclosure of such Borrowing Base Property (or the applicable portion thereof) pursuant to the Security Documents; or (y) a deed in lieu of foreclosure that is executed, delivered, and accepted by Administrative Agent with respect to such Borrowing Base Property (or the applicable portion thereof). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect, punitive, or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 11.05 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the resignation of Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations, including without limitation entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of any Mortgage and/or satisfaction of the Obligations. Without limiting any of the remedies provided in this Agreement or any other Loan Document, Borrower acknowledges and agrees that the environmental provisions contained in this Agreement are intended to be “environmental provisions” (as defined in Section 736(f) (2) of the California Code of Civil Procedure) and that Indemnitees are intended to have all the rights afforded a lender under Section 736.

11.06  Payments Set Aside

. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

11.07  Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 11.07, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.07, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 11.07 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 11.07 and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section 11.07) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; (iii) any assignment of a Commitment must be approved by Administrative Agent and the L/C Issuer (each such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section 11.07, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.07.

(c) Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification, or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the second proviso to Section 11.01 that directly affects such Participant. Subject to subsection (e) of this Section 11.07, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 11.07. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender; provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 11.15 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) Administrative Agent, and the L/C Issuer, and (ii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(h) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon thirty (30) days’ notice to Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

11.08  Confidentiality

. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates’, directors, officers, employees, and agents, including accountants, legal counsel, and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.08, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.08 or (y) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower. For purposes of this Section 11.08, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.09  Set-off

. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to Borrower or any other Loan Party, any such notice being waived by Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify Borrower and Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.10  Interest Rate Limitation

. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.11  Counterparts

. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.12  Integration

. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.13  Survival of Representations and Warranties

. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.14  Severability

. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid, or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid, or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.15  Tax Forms

. (a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement) or such other evidence satisfactory to Borrower and Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement, (B) promptly notify Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Administrative Agent (in the reasonable exercise of its discretion), (A) two (2) duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two (2) duly signed completed copies of IRS Form W-

8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 11.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 11.15(a); provided that if such Lender shall have satisfied the requirement of this Section 11.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) shall relieve Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv) Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which Borrower is not required to pay additional amounts under this Section 11.15(a).

(b) Upon the request of Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If any Governmental Authority asserts that Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to Administrative Agent under this Section 11.15, and costs and expenses (including Attorney Costs) of Administrative Agent. The obligation of the Lenders under this Section 11.15 shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of Administrative Agent.

11.16  Replacement of Lenders

. Under any circumstances set forth herein providing that Borrower shall have the right to replace a Lender as a party to this Agreement, Borrower may, upon notice to such Lender and Administrative Agent, replace such Lender by causing such Lender to assign its Commitment (with the assignment fee to be paid by Borrower in such instance) pursuant to Section 11.07(b) to one or more other Lenders or Eligible Assignees procured by Borrower; provided, however, that if Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04. Borrower shall (x) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Section 3.05), (y) provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuer as it may reasonably require with respect to any continuing obligation to fund participation interests in any L/C Obligations then outstanding, and (z) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an

Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations.

11.17  Assignment of Contracts and Plans

. As additional security for the Obligations, Borrower hereby transfers and assigns to Administrative Agent for the ratable benefit of Administrative Agent and Lenders all of Borrowers’ right, title, and interest, but not its liability, in, under, and to all construction, architectural and design contracts, and the Plans, and agrees that all of the same are covered by the security agreement provisions of the Mortgages. Borrower agrees to deliver to Administrative Agent from time to time upon Administrative Agent’s request such consents to the foregoing assignment from parties contracting with Borrower as Administrative Agent may require. Neither this assignment nor any action by Administrative Agent or Lenders shall constitute an assumption by Administrative Agent or Lenders of any obligation under any contract or with respect to the Plans.

11.18  Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. BORROWER, ADMINISTRATIVE AGENT, AND EACH LENDER IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. BORROWER, ADMINISTRATIVE AGENT, AND EACH LENDER WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

11.19  Waiver of Right to Trial by Jury

. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.20  USA Patriot Act Notice

. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act

(Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

11.21  Time of the Essence

. Time is of the essence of the Loan Documents.

11.22  ENTIRE AGREEMENT

. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:
CNL HOSPITALITY PARTNERS, LP, a Delaware limited partnership
By: CNL HOSPITALITY GP CORP., a Delaware corporation, its General Partner
By:	/s/ John X. Brady Jr.
Name: John X. Brady Jr.
Title : Vice President

PARENT:
CNL HOTELS & RESORTS, INC., a Maryland corporation
By:	/s/ C. Brian Strickland
Name: C. Brian Strickland
Title: Chief Financial Officer and Excutive Vice President

Signature Page to CNL Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Lesa J. Butler
Name: Lesa J. Butler
Title: Senior Vice President

Signature Page to CNL Credit Agreement

BANK OF AMERICA, N.A., as a Lender and L/C Issuer

By:	/s/ Lesa J. Butler
Name: Lesa J. Butler
Title: Senior Vice President

Signature Page to CNL Credit Agreement

BARCLAYS CAPITAL REAL ESTATE INC., as a Lender

By:	/s/ LoriAnn Rung
Name: LoriAnn Rung
Title: Anthorized Signatory

Signature Page to CNL Credit Agreement

CALYTON NEW YORK BRANCH, as a Lender

By:	/s/ Jan Hazelton
Name: Jan Hazelton
Title: Director

CALYTON NEW YORK BRANCH, as a Lender

By:	/s/ David Bowers
Name: David Bowers
Title: Director

Signature Page to CNL Credit Agreement

CITICORP NORTH AMERICA, INC., as a Lender

By:	/s/ Jeanne M. Craig
Name: Jeanne M. Craig
Title: Vice President

Signature Page to CNL Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION,
as a Lender
By:	/s/ Dean B. Whitehill
Name: Dean B. Whitehill
Title: Vice President

Signature Page to CNL Credit Agreement

DEUTSHE BANK TRUST COMPANY AMERICAS,
as a Lender
By:	/s/ George H. Reynolds
Name: George H. Reynolds
Title: Vice President

DEUTSHE BANK TRUST COMPANY AMERICAS,
as a Lender
By:	/s/ James Rolison
Name: James Rolison
Title: Director

Signature Page to CNL Credit Agreement

SCHEDULE 1.01(A)

OPERATING LESSEES AND FRANCHISORS

SITE #	BRAND	PROPERTY NAME	TENANT (LESSEE)	FRANCHISOR/LICENSOR
1	HH	Birmingham South, AL	RFS Leasing VII, Inc.	Hilton Inns, Inc.
2	HI	Phoenix-Chandler, AZ	CNL Rose SPE Tenant Corp.	Promus Hotels, Inc.
3	HOM	Phoenix-Chandler, AZ	CNL Rose SPE Tenant Corp.	Promus Hotels, Inc.
4	HI	Sedona, AZ	CNL Rose SPE Tenant Corp.	Promus Hotels, Inc.
5	WYN	Denver Tech Center, CO	WYN Orlando Lessee, LLC*	N/A
6	HI	Denver SW-Lakewood, CO	CNL Rose SPE Tenant Corp.	Promus Hotels, Inc.
7	HY	Coral Gables, FL	CNL GA Tenant Corp.	N/A
8	HI	Ft. Lauderdale/Cypress, FL	CNL Rose SPE Tenant Corp.	Promus Hotels, Inc.
9	REN	Tampa, FL	Tampa International Tenant Corp.	N/A
10	RI	West Palm Beach, FL	Pinnacle Hotel Management Company, LLC*	Marriott International, Inc.
11	RI	Buckhead (Atlanta), GA	CNL GA Tenant Corp.	Marriott International, Inc.
12	RI	Gwinnett (Duluth), GA	CNL GA Tenant Corp.	Marriott International, Inc.
13	HOL	Crystal Lake, IL	CNL Rose SPE Tenant Corp.	Holiday Hospitality Franchising, Inc.
14	HOL	Louisville-SW, KY	CNL Rose SPE Tenant Corp.	Holiday Hospitality Franchising, Inc.
15	HOL	Lafayette Central, LA	RFS Leasing VII, Inc.	Holiday Hospitality Franchising, Inc.
16	WYN	Billerica, MA	WYN Orlando Lessee, LLC*	N/A
17	MI	BWI Airport, MD	Plano Tenant Corp.	N/A
18	CY	Flint, MI	CNL Rose SPE Tenant Corp.	Marriott International, Inc.
19	HI	Minneapolis-Minnetonka, MN	CNL Rose SPE Tenant Corp.	Promus Hotels, Inc.
20	HI	Hattiesburg, MS	CNL Rose SPE Tenant Corp.	Promus Hotels, Inc.
21	HI	Lincoln Airport I-80, NE	CNL Rose SPE Tenant Corp.	Promus Hotels, Inc.
22	CY	Edison, NJ	CNL GA Tenant Corp.	Marriott International, Inc.
23	HI	Oklahoma City, OK	CNL Rose SPE Tenant Corp.	Promus Hotels, Inc.
24	HI	Tulsa, OK	CNL Rose SPE Tenant Corp.	Promus Hotels, Inc.
25	HI	Laredo, TX	CNL Rose SPE Tenant Corp.	Promus Hotels, Inc.

HH - Hilton
hi - hampton inn
hom - homewood suites
wyn - wyndham
hy - hyatt
ren - renaissance
ri - residence inn by marriott
hol - holiday inn
cy - courtyard by marriott
MI - MARRIOTT

SCHEDULE 1.01(B)

MANAGERS

SITE #	BRAND	PROPERTY NAME	MANAGER
1	HH	Birmingham South, AL	Hilton Hotels Corporation
2	HI	Phoenix-Chandler, AZ	Promus Hotels, Inc.
3	HOM	Phoenix-Chandler, AZ	Promus Hotels, Inc.
4	HI	Sedona, AZ	Promus Hotels, Inc.
5	WYN	Denver Tech Center, CO	Wyndham Management Corporation
6	HI	Denver SW-Lakewood, CO	Promus Hotels, Inc.
7	HY	Coral Gables, FL	Hyatt Corporation
8	HI	Ft. Lauderdale/Cypress, FL	Promus Hotels, Inc.
9	REN	Tampa, FL	Renaissance Hotel Management Company, LLC
10	RI	West Palm Beach, FL	N/A
11	RI	Buckhead (Atlanta), GA	Crossroads Hospitality Management Company
12	RI	Gwinnett (Duluth), GA	Crossroads Hospitality Management Company
13	HOL	Crystal Lake, IL	Interstate Management Company, L.L.C.
14	HOL	Louisville-SW, KY	Interstate Management Company, L.L.C.
15	HOL	Lafayette Central, LA	Interstate Management Company, L.L.C.
16	WYN	Billerica, MA	Wyndham Management Corporation
17	MI	BWI Airport, MD	Marriott Hotel Services, Inc.
18	CY	Flint, MI	Interstate Management Company, L.L.C.
19	HI	Minneapolis-Minnetonka, MN	Promus Hotels, Inc.
20	HI	Hattiesburg, MS	Promus Hotels, Inc.
21	HI	Lincoln Airport I-80, NE	Promus Hotels, Inc.
22	CY	Edison, NJ	Interstate Management Company, L.L.C.
23	HI	Oklahoma City, OK	Promus Hotels, Inc.
24	HI	Tulsa, OK	Promus Hotels, Inc.
25	HI	Laredo, TX	Promus Hotels, Inc.

HH - Hilton
hi - hampton inn
hom - homewood suites
wyn - wyndham
hy - hyatt
ren - renaissance
ri - residence inn by marriott
hol - holiday inn
cy - courtyard by marriott
MI - MARRIOTT

SCHEDULE 1.01(C)
QUALIFIED MANAGERS

KSL II Management Operations, LLC.
Hilton Hotels Corporation
Promus Hotels, Inc.
Rosewood Hotels & Resorts
Hilton Group, PLC
Fairmont Hotels & Resorts
Millennium and Copthorne Hotels, PLC
Marriott International, Inc.
Starwood Hotels and Resorts Worldwide, Inc.
Four Seasons Hotel Inc.
Six Continents
Orient Express
Mandarin
Peninsula
Raffles
Shangrila
Hyatt
Boca Resorts
Destination Resorts
Lowe Hospitality
Montage Hotels
Intercontinental
Accor
NH Hotels
Vail Resorts
Benchmark Hospitality
Intercontinental
Crossroads Hospitality Management
Interstate Management Company, L.L.C.
Joie de Vivre Hospitality, Inc.
Wyndham Management Corporation
Courtyard Management Corporation
Springhill SMC Corporation
Residence Inn by Marriott, Inc.
Marriott Hotel Services, Inc.
Towneplace Management Corporation
Fairfield FMC Corporation
Renaissance Hotel Management Company, LLC

SCHEDULE 1.01(D)
EXCLUDED CONTINGENT OBLIGATIONS

Deferred Acquisition Fees	$ 85,200,000
Severally Guaranteed Promissory Note of Limited Partnership	2,600,000
TOTAL	$ 87,800,000

SCHEDULE 2.01

COMMITMENTS
AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Bank of America, N.A.	$33,333,333.35	16.666666667%
Deutsche Bank Trust Company Americas	$33,333,333.33	16.666666667%
Wachovia Bank National Association	$33,333,333.33	16.666666667%
Calyon New York Branch	$33,333,333.33	16.666666667%
Citicorp North America, Inc.	$33,333,333.33	16.666666667%
Barclays Real Estate Inc.	$33,333,333.33	16.666666667%
Total	$200,000,000.00	100.000000000%

SCHEDULE 2.03

EXISTING LETTERS OF CREDIT

Issuer	L/C #	Issue Date	Expiration Date	Applicant	Beneficiary	Amount $
Bank of America, N.A.	3045716	1-24-02	12-31-05*	RFS Hotel Investors, Inc. and RFS TRS Holdings, Inc. for the benefit of Flagstone Hospitality Management LLC	The Travelers Indemnity Company	$2,425,000
Bank of America, N.A.	3034258	1-19-01	1-16-06*	RFS Hotel Investors, Inc. and RFS TRS Holdings, Inc. for the benefit of Flagstone Hospitality Management LLC	The Travelers Indemnity Company	$575,000

*Contains automatic renewal clause.

SCHEDULE 4.01

INITIAL BORROWING BASE PROPERTIES; APPRAISED VALUES; AND IMPLIED LOAN AMOUNT

SITE #	PROPERTY NAME/ADDRESS	APPRAISED VALUE	IMPLIED LOAN AMOUNT
1	Hilton Birmingham South 8 Perimeter Park Drive, AL 35243	$15,400,000	$9,240,000.00
2	Hampton Inn Phoenix-Chandler 7333 W. Detroit Street, Chandler AZ 85226	$7,800,000	$4,680,000.00
3	Homewood Suites Phoenix-Chandler 7373 W. Detroit Street, Chandler AZ 85226	$8,700,000	$5,220,000.00
4	Hampton Inn Sedona 1800 Highway 89A, Sedona, AZ 86336	$6,800,000	$4,080,000.00
5	Wyndham Denver Tech Center 7675 East Union Avenue, Denver, CO 80237	$10,400,000	$6,240,000.00
6	Hampton Inn Denver SW-Lakewood 3605 S. Wadsworth Blvd., Lakewood, CO 80235	$7,100,000	$4,260,000.00
7	Hyatt Coral Gables 50 Alhambra Plaza, Coral Gables, FL 33134	$38,100,000	$22,860,000.00
8	Hampton Inn Ft. Lauderdale/Cypress 720 Cypress Creek, Ft. Lauderdale, FL 33334	$10,600,000	$6,360,000.00
*9	Renaissance Tampa 4200 W. Columbus Drive, Tampa, FL 33607	$41,300,000	$24,780,000.00
10	Residence Inn West Palm Beach 2461 Metrocentre Blvd., West Palm Beach, FL 33407	$11,400,000	$6,840,000.00
11	Residence Inn Buckhead (Atlanta) 2220 Lake Blvd., Atlanta, GA 30319	$10,100,000	$6,060,000.00
12	Residence Inn Gwinnett (Duluth) 1760 Pineland Road, Duluth, GA 30096	$6,725,000	$4,035,000.00
13	Holiday Inn Crystal Lake 800 South Route 31, Crystal Lake, IL 60014	$9,600,000	$5,760,000.00
*14	Holiday Inn Louisville-SW 4110 Dixie Highway, Louisville, KY 40216	$5,800,000	$3,480,000.00
15	Holiday Inn Lafayette Central 2032 N.E. Evangeline Thruway, Lafayette, LA 70501	$14,200,000	$8,520,000.00
16	Wyndham Billerica 270 Concord Road, Billerica, MA 01821	$10,900,000	$6,540,000.00
17	Marriott BWI Airport 1743 West Nursery Road, Baltimore, MD 21240	$56,500,000	$33,900,000.00
18	Courtyard Flint 5205 Gateway Center, Flint, MI 48507	$9,200,000	$5,520,000.00
19	Hampton Inn Minneapolis-Minnetonka 10420 Wayzata Blvd., Minnetonka, MN 55305	$10,500,000	$6,300,000.00
20	Hampton Inn Hattiesburg 4301 Hardy Street, Hattiesburg, MS 39401	$12,000,000	$7,200,000.00
21	Hampton Inn Lincoln Airport I-80 1301 W. Bond Circle, Lincoln, NE 68521	$5,000,000	$3,000,000.00
22	Courtyard Edison 3105 Woodbridge Ave., Edison, NJ 08837	$12,100,000	$7,260,000.00
23	Hampton Inn Oklahoma City 1905 S. Meridien Ave., Oklahoma City, OK 73108	$10,300,000	$6,180,000.00
24	Hampton Inn Tulsa 3209 S. 79th East Ave., Tulsa, OK 74145	$7,400,000	$4,440,000.00
25	Hampton Inn Laredo 7903 San Dario, Laredo, TX 78041	$11,500,000	$6,900,000.00
		$349,425,000.00	$209,655,000.00

* Excluded Borrowing Base Property subject to Sections 4.07 and 4.08, as applicable.

[DRAFT]			2005	60%	Appraisal	2004	TTM 6/30/05	Budget
Property	City	State	Appraised Value	LTV	Date	Actual NOI	NOI	YE 2005 NOI
Courtyard Edison	Edison	NJ	$ 12,100,000.00	$ 7,260,000.00	8/18/2005	$ 869,518	$ 1,040,201	$ 903,890
Courtyard Flint	Flint	MI	$ 9,200,000	$ 5,520,000.00	8/23/2005	$ 841,766	$ 813,803	$ 846,400
Hampton Inn - Chandler	Chandler	AZ	$ 7,800,000	$ 4,680,000.00	8/11/2005	$ 497,819	$ 747,644	$ 791,680
Hampton Inn - Ft. Lauderdale	Ft. Lauderdale	FL	$ 10,600,000	$ 6,360,000.00	8/10/2005	$ 709,419	$ 922,412	$ 928,583
Hampton Inn - Hattiesburg	Hattiesburg	MS	$ 12,000,000	$ 7,200,000.00	8/11/2005	$ 1,261,387	$ 1,497,294	$ 1,553,687
Hampton Inn - Lakewood	Lakewood	CO	$ 7,100,000	$ 4,260,000.00	8/12/2005	$ 189,408	$ 306,487	$ 355,014
Hampton Inn - Laredo	Laredo	TX	$ 11,500,000	$ 6,900,000.00	8/16/2005	$ 1,322,883	$ 1,075,538	$ 1,077,529
Hampton Inn - Minnetonka	Minnetonka	MN	$ 10,500,000	$ 6,300,000.00	8/18/2005	$ 446,401	$ 680,785	$ 703,652
Hampton Inn - Sedona	Sedona	AZ	$ 6,800,000	$ 4,080,000.00	8/10/2005	$ 500,914	$ 554,632	$ 585,201
Hampton Inn - Tulsa	Tulsa	OK	$ 7,400,000	$ 4,440,000.00	8/16/2005	$ 446,909	$ 618,679	$ 607,484
Hampton Inn Airport I-80 Lincoln	Lincoln	NE	$ 5,000,000	$ 3,000,000.00	8/18/2005	$ 493,953	$ 434,722	$ 526,344
Hampton Inn, Airport - Oklahoma City	Oklahoma City	OK	$ 10,300,000	$ 6,180,000.00	8/18/2005	$ 858,455	$ 896,284	$ 930,847
Hilton Birmingham Perimeter Park	Birmingham	AL	$ 15,400,000	$ 9,240,000.00	8/10/2005	$ 1,207,550	$ 1,548,498	$ 1,524,958
Holiday Inn - Crystal Lake	Crystal Lake	IL	$ 9,600,000	$ 5,760,000.00	8/16/2005	$ 1,072,666	$ 876,631	$ 1,146,850
Holiday Inn, Central Lafayette	Lafayette	LA	$ 14,200,000	$ 8,520,000.00	8/15/2005	$ 952,360	$ 813,139	$ 840,760
Holiday Inn, SW Louisville	Louisville	KY	$ 5,800,000	$ 3,480,000.00	8/16/2005	$ 610,653	$ 357,133	$ 436,525
Homewood Suites - Chandler	Chandler	AZ	$ 8,700,000	$ 5,220,000.00	8/11/2005	$ 594,580	$ 841,557	$ 791,680
Hyatt Coral Gables	Coral Gables	FL	$ 38,100,000	$ 22,860,000.00	8/17/2005	$ 1,829,855	$ 2,719,081	$ 2,701,176
Marriott BWI	Baltimore	MD	$ 56,500,000	$ 33,900,000.00	8/19/2005	$ 4,876,895	$ 4,500,053	$ 5,080,046
Renaissance Tampa	Tampa	FL	$ 41,300,000	$ 24,780,000.00	8/11/2005	$ (350,988)	$ 1,163,170	$ 2,413,159
Residence Inn Buckhead	Atlanta	GA	$ 10,100,000	$ 6,060,000.00	8/22/2005	$ 512,549	$ 831,915	$ 926,130
Residence Inn Gwinnett	Duluth	GA	$ 6,725,000	$ 4,035,000.00	8/24/2005	$ 659,989	$ 631,523	$ 612,165
Residence Inn West Palm Beach	West Palm Beach	FL	$ 11,400,000	$ 6,840,000.00	8/12/2005	$ 1,238,715	$ 1,575,344	$ 1,391,077
Wyndham Billerica	Billerica	MA	$ 10,900,000	$ 6,540,000.00	8/17/2005	$ 625,824	$ 607,707	$ 532,806
Wyndham Denver Tech Center	Denver	CO	$ 10,400,000	$ 6,240,000.00	8/12/2005	$ 210,526	$ 328,220	$ 241,362
Total			$ 349,425,000	$ 209,655,000		$22,480,006	$ 26,382,453	$ 28,449,005
Less: Louisville, KY hotel			(5,800,000)	(3,480,000)		(610,653)	(357,133)	(436,525)
Less: Tampa, FL hotel			(41,300,000)	(24,780,000)		350,988	(1,163,170)	(2,413,159)
Total BB Value excl. KY & FL			302,325,000	181,395,000		22,220,341	24,862,150	25,599,321

DSCR = 1.60X
Constant = 8.06% (6.5%, 25 yr Amortization)							192,789,629

NOI is defined as EBITDA less: (i) 4% capex and (ii)3% managmement fee.

SCHEDULE 6.28

POOLING AGREEMENTS

1. Pooling Agreement, dated as of October 1, 2003, between Interstate Management Company, L.L.C. and CNL Rose SPE Tenant Corp. (affects Parcels 13 and 14).

2. Pooling Agreement, dated as of October 1, 2003, between Promus Hotels, Inc. and CNL Rose SPE Tenant Corp. (affects Parcels 2, 3, 4, 6, 8, 19, 20, 21, 23, 24 and 25).

SCHEDULE 7.25

DEFERRED MAINTENANCE

[TO BE PROVIDED]

SCHEDULE 8.01

EXISTING LIENS

None

SCHEDULE 11.02
ADMINISTRATIVE AGENT’S OFFICE, CERTAIN ADDRESSES FOR NOTICES

CNL HOSPITALITY PARTNERS, LP:
450 South Orange Avenue, 12th Floor
Orlando, Florida 32801-3336
Attention: Chief Financial Officer
Telephone: 407.650.1084
Facsimile: 407.650.1085

With copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 North Eola Drive
Orlando, Florida 32802
Attention: Richard J. Fildes, Esq.
Telephone: 407.418.6412
Facsimile: 407.843.4444
Electronic Mail: richard.fildes@Lowndes-law.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for payments and Borrowing requests)
Bank of America, NA
901 Main St.
14th floor
TX1-492-14-05
Dallas, TX 75202
Attention: Alan Tapley
Telephone: 214-209-0993
Facsimile: 214-290-9419
Electronic Mail: alan.tapley@bankofamerica.com
ABA #:111000012
Account Name - Corporate Funds Transfer Account
Account Number - 1292000883
Reference: CNL Hospitality Partners, LP
Attention: Alan Tapley

Administrative Agent’s Office
(for other notices)
Bank of America, N.A.
TX1-492-64-01
901 Main Street, 64th Floor
Dallas, TX 75202
Attention: Lesa Butler
Telephone: 214.209.1506
Facsimile: 214.209.0085
Electronic Mail: lesa.j.butler@bankofamerica.com

With copy to:

Bank of America, N.A.
Agency Services
TX1-492-14-11
901 Main Street, 14th Floor Dallas, Texas 75202
Attention: Henry Pennell
Telephone: 214.209.1226
Facsimile: 214.290.9440
Electronic Mail: henry.pennell@bankofamerica.com

L/C ISSUER:
Prior to November 7, 2005:
Bank of America, N.A. Trade Operations-Los Angeles #22621 333 S. Beaudry Avenue, 19th Floor Mail Code: CA9-703-19-23 Los Angeles, CA 90017-1466

On and after November 7, 2005:
Bank or America, N.A.
Trade Operations - Los Angeles #22621
L.A. Data Center Building
1000 West Temple Street
Suite - Level 7
Los Angeles, California 90012-1514
Mail Code: CA 9-705-07-05
Attention: Hermann Schutterle Vice President
Telephone: 213.345.0397
Facsimile: 213.345.6684
Electronic Mail: hermann.schutterle@bankofamerica.com

EXHIBIT A

FORM OF LOAN NOTICE

Date: ___________, _____

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September 30, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among CNL Hospitality Partners, LP (the “Borrower”), CNL Hotels & Resorts, Inc., a Maryland corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The undersigned hereby requests (select one):
A Borrowing of Loans A conversion or continuation of Loans
1. On (a Business Day).
2. In the amount of $ .
3. Comprised of . [Type of Loan requested]
4. For Eurodollar Rate Loans: with an Interest Period of months.
[The Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.]

BORROWER:
CNL HOSPITALITY PARTNERS, LP, a Delware limited partnership
By: CNL HOSPITALITY GP CORP., a Delaware coporation, its General Partner
By:	/s/
Name:
Title

EXHIBIT B

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (“Borrower”), hereby promises to pay to the order of _____________________ or registered assigns (“Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to Borrower under that certain Credit Agreement, dated as of September 30, 2005 (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Borrower, CNL Hotels & Resorts, Inc., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to Administrative Agent for the account of the Lender in Dollars in immediately available funds at Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranties. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[Signature page follows.]

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

BORROWER:
CNL HOSPITALITY PARTNERS, LP, a Delaware limited partnership
By: CNL HOSPITALITY GP CORP., a Delware corporation, its General Partner
Date:	By:	/s/
Name:
Title

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:  ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September 30, 2005 (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among CNL Hospitality Partners, LP, a Delaware limited partnership (“Borrower”), CNL Hotels & Resorts, Inc., a Maryland corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ______________________ of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Administrative Agent on the behalf of Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Agreement for the fiscal year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Agreement for the fiscal quarter of Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]
[to the best knowledge of the undersigned during such fiscal period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

--or--
[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of Borrower contained in Article VI of the Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________, __, ___.

BORROWER:
CNL HOSPITALITY PARTNERS, LP, a Delaware limited partnership

By:	/s/
Name:
Title

For the Quarter/Year ended ___________________(“Statement Date”)
SCHEDULE 2 to the Compliance Certificate ($ in 000’s)

I. Section 8.06(d) - Permitted Distributions.
A. Line H from prior period ($50,000,000 initial quarter post-closing):

B. Cash Available for Distribution (for the subject quarter):

1. Consolidated EBITDA (for the subject quarter):

2. Net refundable membership deposits paid in cash (for the
subject quarter):

3. Amount of scheduled principal payments on Consolidated Indebtedness (for the subject quarter):

4. Consolidated Interest Charges (for the subject quarter):

5. Cash Available for Distribution (for the subject quarter)
(I.B.1 + 2 - 3 - 4):

C. Permitted Distributions (A + B.5):

D. Dividends or distributions paid by Parent (for the subject quarter):

E. Retirement, purchase, or redemption of any of its Equity Interests (for the subject quarter):

F. Restricted Payments (for the subject quarter) (D + E):

G. Excess (deficit) for covenant compliance (C - F):

H. If deficit in G, has Parent made dividends or distributions in excess of minimum required to maintain REIT status? (yes or no):
(If H = “no,” then in compliance)

II. Section 8.15(b) - Consolidated Leverage Ratio.
A. Consolidated Funded Indebtedness at Statement Date: $
B. Consolidated EBITDA $
C. Consolidated Leverage Ratio (Line II.A. ÷ Line II.B): %
Maximum permitted: See Section 8.15(b) of the Credit Agreement

III. Section 8.15(c) - Consolidated Fixed Charge Coverage Ratio.
A. Consolidated EBITDA:
1. Consolidated Net Income for Subject Period: $
2. Consolidated Interest Charges for Subject Period: $
3. Provision for income taxes for Subject Period: $
4. Depreciation expenses for Subject Period: $
5. Amortization expenses for intangibles for Subject Period: $
6. FF&E Reserves: $
7. Consolidated EBITDA (Lines III.A.1 + 2 + 3 + 4 + 5 - 6): $
B. Fixed Charges:
1. Debt service: $
2. Restricted Payments: $
3. Fixed Charges (Line III.D.1 plus Line III.D.2): $
C. Consolidated Fixed Charge Coverage Ratio
[(Line III.A.7. + Line III.B. + Line III.C.) ÷ (Line III.D.3)]: to 1
Minimum required: 1.50 to 1.0

IV. Section 8.15(d) - Borrowing Base Debt Service Coverage Ratio.
See Borrowing Base Report for a calculation of the ratio.

EXHIBIT D-1

JOINDER AGREEMENT

Reference is hereby made to that certain Credit Agreement dated as of September 30, 2005 (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among CNL Hospitality Partners, LP, a Delaware limited partnership (“Borrower”), CNL Hotels & Resorts, Inc., a Maryland corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

Pursuant to Section 2.13 of the Agreement, the undersigned hereby agrees that it shall be a party to the Agreement as a “Subsequent Lender” and shall have the rights and obligations of a Lender under the Loan Documents.

The undersigned (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Joinder Agreement and to consummate the transactions contemplated hereby and to become a Subsequent Lender under the Credit Agreement, (ii) it meets all requirements of Lender under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (iv) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

This Joinder Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Joinder Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Joinder Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Joinder Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the ______ day of __________, 20____.

SUBSEQUENT LENDER

[NAME OF SUBSEQUENT LENDER]

By: _____________________________
Name:
Title:

EXHIBIT D-2

INCREASE CERTIFICATE

Reference is hereby made to that certain Credit Agreement dated as of September 30, 2005 (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among CNL Hospitality Partners, LP, a Delaware limited partnership (“Borrower”), CNL Hotels & Resorts, Inc., a Maryland corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

Pursuant to Section 2.13 of the Agreement the undersigned hereby agrees and consents to an increase in its Commitment. After giving effect to such increase, the Commitment of the undersigned will equal $_____________.

This Increase Certificate shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Increase Certificate may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Increase Certificate by telecopy shall be effective as delivery of a manually executed counterpart of this Increase Certificate. This Increase Certificate shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned has executed this Increase Certificate as of the ______ day of __________, 20____.

INCREASING LENDER

[NAME OF INCREASING LENDER]

By: _____________________________
Name:
Title:

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit, Guarantees and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor: ______________________________

2. Assignee: ______________________________ [and is an
Affiliate/Approved Fund of [identify Lender]]

3. Borrower: CNL Hospitality Partners, LP

4. Administrative Agent: Bank of America, N.A., as Administrative Agent under the Credit Agreement

5. Credit Agreement: The Credit Agreement, dated as of September 30, 2005, among CNL Hospitality Partners, LP, a Delaware limited partnership, CNL Hotels & Resorts, Inc., a Maryland corporation, the Lenders parties thereto, and Bank of America, N.A., as Administrative Agent.

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment for all Lenders*	Amount of Commitment Assigned*	Percentage Assigned of Commitment

_____________[1]	$________________	$________________	______________%
_____________	$________________	$________________	______________%
_____________	$________________	$________________	______________%

[7. Trade Date: __________________]2

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By: _____________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By: _____________________________
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent and L/C Issuer

By:  ________________________________
  Name:
Title:

Consented to:

BORROWER:

CNL HOSPITALITY PARTNERS, LP, a Delaware limited partnership

By:	CNL HOSPITALITY GP CORP., a Delaware corporation, its General Partner

By:
Name:
Title:

COMPANY NAME CORPORATION

By:	/s/

Title

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

1 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, etc.).
2 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

EXHIBIT F-1

FORM OF GUARANTY

this PARENT guaranty agreement (this “Guaranty”) is entered into as of September 30, 2005, by CNL HOTELS & RESORTS, INC., a Maryland corporation (“Guarantor”), in favor of BANK OF AMERICA, N.A., as administrative agent (in such capacity, “Administrative Agent”) for the banks and other financial institutions (“Lenders”) that are parties to the Credit Agreement described below.

CNL Hospitality Partners, LP, a Delaware limited partnership (“Borrower”), is a party to the Credit Agreement dated as of the date of this Agreement (as the same may be amended, supplemented or modified from time to time, the “Credit Agreement”) among Borrower, Guarantor, Lenders, and Administrative Agent, pursuant to which Lenders have agreed, among other things, to make Loans to Borrower. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Borrower is a direct Subsidiary of Guarantor;

Borrower and Guarantor are engaged in related businesses, and Guarantor will derive substantial direct and indirect benefit from the making of the Loans;

It is a condition precedent to the obligations of Lenders to make the Loans that Guarantor shall execute and deliver this Guaranty in favor of Administrative Agent for the benefit of Lenders;

NOW THEREFORE, FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of the Loans, any credit and/or financial accommodation heretofore or hereafter from time to time made or granted to Borrower under the Loan Documents by Administrative Agent and Lenders, Guarantor hereby furnishes its guaranty of the Guaranteed Obligations (as hereinafter defined) as follows:

1. Guaranty. GGuarantor hereby absolutely, irrevocably and unconditionally guarantees, as a guarantee of payment and not merely as a guarantee of collection, prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and any and all other existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, of Borrower to Administrative Agent and Lenders arising under the Credit Agreement and the Loan Documents and all instruments, agreements and other documents of every kind and nature now or hereafter executed in connection with any Loan Document (including all renewals, extensions and modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender in connection with the collection or enforcement thereof) (collectively, the “Guaranteed Obligations”) irrespective of any law affecting the Guaranteed Obligations. The books and records of Administrative Agent or any Lender showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Guarantor and conclusive for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of Guarantor under this Guaranty.

2. No Setoff or Deductions; Taxes. Guarantor represents and warrants that it is incorporated or formed, and resides in, the United States of America. All payments by Guarantor hereunder shall be paid in full, without setoff or counterclaim or any deduction or withholding whatsoever, including, without limitation, for any and all present and future taxes. If Guarantor must make a payment under this Guaranty, Guarantor represents and warrants that it will make the payment from one of its U.S. resident offices to Administrative Agent or each Lender so that no withholding tax is imposed on the payment. If notwithstanding the foregoing, Guarantor makes a payment under this Guaranty to which withholding tax applies, or any taxes (other than taxes on net income (a) imposed by the country or any subdivision of the country in which the principal office or actual lending office of Administrative Agent or any Lender is located and (b) measured by the United States taxable income of Administrative Agent or any Lender would have received if all payments under or in respect of this Guaranty were exempt from taxes levied by such Guarantor’s country) are at any time imposed on any payments under or in respect of this Guaranty including, but not limited to, payments made pursuant to this Paragraph 2, Guarantor shall pay all such taxes to the relevant authority in accordance with applicable law such that Administrative Agent or any Lender receives the sum it would have received had no such deduction or withholding been made and shall also pay to Administrative Agent or any Lender, on demand, all additional amounts which Administrative Agent or any Lender specifies as necessary to preserve the after-tax yield Administrative Agent or such Lender would have received if such taxes had not been imposed. Guarantor shall promptly provide Administrative Agent or any Lender with an original receipt or certified copy issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld.

3. No Termination. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid and performed in full and any commitments of the Lender or facilities provided by the Lender with respect to the Guaranteed Obligations are terminated. At Administrative Agent or any Lender’s option, all payments under this Guaranty shall be made to an office of Administrative Agent or any Lender located in the United States and in Dollars.

4. Waiver of Notices. Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. Guarantor further waives presentment, protest, notice, dishonor or default, notice of intention to accelerate, notice of acceleration, demand for payment and any other notices to which Guarantor might otherwise be entitled.

5. Subrogation. Guarantor shall exercise no right of subrogation, contribution or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty are indefeasibly paid and performed in full and any commitments of Lenders or facilities provided by Lenders with respect to the Guaranteed Obligations are terminated. If any amounts are paid to Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of Lenders and shall forthwith be paid to Lenders to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

6. Waiver of Suretyship Defenses. Guarantor agrees that Lenders may, at any time and from time to time, and without notice to Guarantor, make any agreement with Borrower or with any other person or entity liable on any of the Guaranteed Obligations or providing collateral as security for the Guaranteed Obligations, for the extension, renewal, payment, compromise, discharge or release of the Guaranteed Obligations or any Collateral (in whole or in part), or for any modification or amendment of the terms thereof or of any instrument or agreement evidencing the Guaranteed Obligations or the provision of Collateral, any change in the corporate existence or structure of Borrower, any law, regulation, decree, or order, or any other event affecting any term of the Guaranteed Obligations, all without in any way impairing, releasing, discharging or otherwise affecting the obligations of Guarantor under this Guaranty. Guarantor waives any defense arising by reason of any disability or other defense of Borrower or any other guarantor, or the cessation from any cause whatsoever of the liability of Borrower, or any claim that Guarantor’s obligations exceed or are more burdensome than those of Borrower and waives the benefit of any statute of limitations affecting the liability of Guarantor hereunder to the fullest extent permitted by law. Guarantor waives any right to enforce any remedy which Administrative Agent or any Lender now has or may hereafter have against Borrower and waives any benefit of and any right to participate in any security now or hereafter held by Administrative Agent for the benefit of Lenders. Further, Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of Guarantor.

7. Exhaustion of Other Remedies Not Required. The obligations of Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations. Guarantor waives diligence by Administrative Agent or any Lender and action on delinquency in respect of the Guaranteed Obligations or any part thereof, including, without limitation any provisions of law requiring Administrative Agent or any Lender to exhaust any right or remedy or to take any action against Borrower, any other guarantor or any other person, entity or property before enforcing this Guaranty against Guarantor.

8. Reinstatement. Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any portion of the Guaranteed Obligations is revoked, terminated, rescinded or reduced or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or any other person or entity or otherwise, as if such payment had not been made and whether or not the Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.

9. Subordination. Guarantor hereby subordinates the payment of all obligations and indebtedness of Borrowers owing to Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of Borrower to Guarantor as subrogee of Administrative Agent or any Lender or resulting from Guarantor’s performance under this Guaranty, to the indefeasible payment in full of all Guaranteed Obligations. If Administrative Agent or any Lender so requests, any such obligation or indebtedness of Borrower to Guarantor shall be enforced and performance received by Guarantor as trustee for Administrative Agent or any Lender and the proceeds thereof shall be paid over to Administrative Agent or any Lender on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of Guarantor under this Guaranty.

10. Information. Guarantor agrees to furnish promptly to Administrative Agent or any Lender any and all financial or other information regarding such Guarantor or its property as Administrative Agent or any Lender may reasonably request in writing.

11. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon the insolvency, bankruptcy or reorganization of Borrower or any other person or entity, or otherwise, all such amounts shall nonetheless be payable by Guarantor immediately upon demand by Administrative Agent or any Lender.

12. Expenses. Guarantor shall pay on demand all out-of-pocket expenses (including reasonable attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) in any way relating to the enforcement or protection of the rights of Administrative Agent or any Lender under this Guaranty, including any incurred in the preservation, protection or enforcement of any rights of Administrative Agent or any Lender in any case commenced by or against Guarantor under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute. The obligations of Guarantor under the preceding sentence shall survive termination of this Guaranty.

13. Amendments. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by Administrative Agent for the benefit of the Lender and Guarantor.

14. No Waiver; Enforceability. No failure by Administrative Agent or any Lender to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

15. Assignment; Governing Laws; Jurisdiction. This Guaranty shall (a) bind Guarantor and its successors and assigns, provided that Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of Administrative Agent and Lenders (and any attempted assignment without such consent shall be void), (b) inure to the benefit of Administrative Agent and Lenders and its successors and assigns and Administrative Agent or any Lender may, without notice to Guarantor and without affecting Guarantor’s obligations hereunder, assign or sell participations in the Guaranteed Obligations and this Guaranty, in whole or in part, and (c) be governed by the internal laws of the State of New York without application of its conflicts of laws principles. Guarantor hereby irrevocably (i) submits to the non-exclusive jurisdiction of any United States Federal or State court sitting in New York, New York in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith. Service of process by Administrative Agent or any Lender in connection with such action or proceeding shall be binding on Guarantor if sent to such Guarantor by registered or certified mail at its address specified in Schedule 10.02 of the Credit Agreement. Guarantor agrees that Administrative Agent or any Lender may disclose to any prospective purchaser and any purchaser of all or part of the Guaranteed Obligations any and all information in the possession of Administrative Agent or any Lender concerning Guarantor, this Guaranty and any security for this Guaranty.

16. Condition of Borrower. Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrower such information concerning the financial condition, business and operations of Borrower as such Guarantor requires, and that neither Administrative Agent nor any Lender has any duty, and Guarantor is not relying on Administrative Agent or any Lender at any time, to disclose to Guarantor any information relating to the business, operations or financial condition of Borrower.

17. Setoff. If and to the extent any payment is not made when due hereunder, Administrative Agent and each Lender may setoff and charge from time to time any amount so due against any or all of Guarantor’s accounts or deposits with Administrative Agent or such Lender.

18. Other Guarantees. Unless otherwise agreed by Administrative Agent and Lenders and Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by Guarantor for the benefit of the Lender or any term or provision thereof.

19. Representations and Warranties. Guarantor represents and warrants that (a) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect; (e) by virtue of its relationship with Borrower, the execution, delivery and performance of this Guaranty is for the direct benefit of Guarantor and each has received adequate consideration for this Guaranty; and (f) the financial information that has been delivered to Lenders by or on behalf of Guarantor is complete and correct in all respects and accurately presents the financial condition and the operational results of such Guarantor and since the date of the most recent financial statements delivered to Lenders, there has been no material adverse change in the financial condition or operational results of such Guarantor.

20. Loan Documents. By execution hereof, Guarantor covenants and agrees that certain representations and warranties set forth in the Loan Documents are applicable to Guarantor, and Guarantor reaffirms that each such representation and warranty is true and correct in every material respect. Guarantor acknowledges and agrees that this Guaranty is subject to the offset provisions of the Loan Documents in favor of Administrative Agent. If the Credit Agreement shall cease to remain in effect for any reason whatsoever during any period and any part of the Guaranteed Obligations remain unpaid, then the terms, covenants, and agreements incorporated herein by reference shall nevertheless continue in full force and effect as obligations of Guarantor under this Guaranty. Guarantor shall take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Event of Default is caused by the failure to take or refrain from taking such action, as the case may be.

21. Authority of Administrative Agent. Guarantor acknowledges that the rights and responsibilities of Administrative Agent under this Guaranty with respect to any action taken by Administrative Agent or the exercise or non-exercise by Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guaranty shall, as between Administrative Agent and Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between Administrative Agent and such Guarantor, Administrative Agent shall be conclusively presumed to be acting as agent for Lenders with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

22. WAIVER OF JURY TRIAL; AND FINAL AGREEMENT. TO THE EXTENT ALLOWED BY APPLICABLE LAW, GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON OR ARISING OUT OF THIS GUARANTY. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

23. Counterparts. This Guaranty may be executed by one or more of the parties hereto on any number of separate counterparts and all of the said counterparts taken together shall be deemed to constitute one and the same instrument.

Remainder of Page Intentionally Blank.
Signature Pages Follow.

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered as of the date first above written.

GUARANTOR:

CNL HOTELS & RESORTS, INC., a Maryland corporation

By:
Name:
Title:

EXHIBIT F-2

FORM OF SUBSIDIARY GUARANTY

this SUBSIDIARY guaranty agreement (this “Guaranty”) is entered into as of September 30, 2005, by each of the Subsidiaries listed on Schedule 1 attached hereto (collectively, “Guarantors” and each individually, a “Guarantor”), in favor of Bank of America, N.A., as administrative agent (in such capacity, “Administrative Agent”) for the banks and other financial institutions (“Lenders”) that are parties to the Credit Agreement described below.

CNL Hospitality Partners, LP, a Delaware limited partnership (“Borrower”), is a party to the Credit Agreement dated as of the date of this Agreement (as the same may be amended, supplemented or modified from time to time, the “Credit Agreement”) among Borrower, CNL Hotels and Resorts, Inc., Lenders, and Administrative Agent, pursuant to which Lenders have agreed, among other things, to make Loans to Borrower. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Borrower is a member of an affiliated group of entities that includes each Guarantor;

Borrower and Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the Loans;

It is a condition precedent to the obligations of Lenders to make the Loans that Guarantors shall execute and deliver this Guaranty in favor of Administrative Agent for the benefit of Lenders;

NOW THEREFORE, FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of the Loans, any credit and/or financial accommodation heretofore or hereafter from time to time made or granted to Borrower under the Loan Documents by Administrative Agent and Lenders, each of the undersigned Guarantors hereby jointly and severally furnishes its guaranty of the Guaranteed Obligations (as hereinafter defined) as follows:

1. Guaranty. Each of the GGuarantors hereby, jointly and severally, absolutely, irrevocably and unconditionally guarantees, as a guarantee of payment and not merely as a guarantee of collection, prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and any and all other existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, of Borrower to Administrative Agent and Lenders arising under the Credit Agreement and the Loan Documents and all instruments, agreements and other documents of every kind and nature now or hereafter executed in connection with any Loan Document (including all renewals, extensions and modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender in connection with the collection or enforcement thereof) (collectively, the “Guaranteed Obligations”) irrespective of any law affecting the Guaranteed Obligations. The books and records of Administrative Agent or any Lender showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Guarantor and conclusive for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty. Notwithstanding any contrary provision, it is the intention of each Guarantor and Administrative Agent that the amount of the Guaranteed Obligations guaranteed by each Guarantor by this Guaranty shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer, or similar laws applicable to each Guarantor. Accordingly, notwithstanding anything to the contrary contained in this Guaranty or any other agreement or instrument executed in connection with the payment of any of the Guaranteed Obligations, the amount of the Guaranteed Obligations guaranteed by each Guarantor by this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render each Guarantor’s obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any applicable state law.

2. No Setoff or Deductions; Taxes. Each Guarantor represents and warrants that it is incorporated or formed, and resides in, the United States of America. All payments by each Guarantor hereunder shall be paid in full, without setoff or counterclaim or any deduction or withholding whatsoever, including, without limitation, for any and all present and future taxes. If each Guarantor must make a payment under this Guaranty, each Guarantor represents and warrants that it will make the payment from one of its U.S. resident offices to Administrative Agent or each Lender so that no withholding tax is imposed on the payment. If notwithstanding the foregoing, each Guarantor makes a payment under this Guaranty to which withholding tax applies, or any taxes (other than taxes on net income (a) imposed by the country or any subdivision of the country in which the principal office or actual lending office of Administrative Agent or any Lender is located and (b) measured by the United States taxable income of Administrative Agent or any Lender would have received if all payments under or in respect of this Guaranty were exempt from taxes levied by such Guarantor’s country) are at any time imposed on any payments under or in respect of this Guaranty including, but not limited to, payments made pursuant to this Paragraph 2, each Guarantor shall pay all such taxes to the relevant authority in accordance with applicable law such that Administrative Agent or any Lender receives the sum it would have received had no such deduction or withholding been made and shall also pay to Administrative Agent or any Lender, on demand, all additional amounts which Administrative Agent or any Lender specifies as necessary to preserve the after-tax yield Administrative Agent or such Lender would have received if such taxes had not been imposed. Each Guarantor shall promptly provide Administrative Agent or any Lender with an original receipt or certified copy issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld.

3. No Termination. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid and performed in full and any commitments of the Lender or facilities provided by the Lender with respect to the Guaranteed Obligations are terminated. At Administrative Agent or any Lender’s option, all payments under this Guaranty shall be made to an office of Administrative Agent or any Lender located in the United States and in Dollars.

4. Waiver of Notices. Each Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. Each Guarantor further waives presentment, protest, notice, dishonor or default, notice of intention to accelerate, notice of acceleration, demand for payment and any other notices to which each Guarantor might otherwise be entitled.

5. Subrogation. Each Guarantor shall exercise no right of subrogation, contribution or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty are indefeasibly paid and performed in full and any commitments of Lenders or facilities provided by Lenders with respect to the Guaranteed Obligations are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of Lenders and shall forthwith be paid to Lenders to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

6. Waiver of Suretyship Defenses. Each Guarantor agrees that Lenders may, at any time and from time to time, and without notice to any Guarantor, make any agreement with Borrower or with any other person or entity liable on any of the Guaranteed Obligations or providing collateral as security for the Guaranteed Obligations, for the extension, renewal, payment, compromise, discharge or release of the Guaranteed Obligations or any Collateral (in whole or in part), or for any modification or amendment of the terms thereof or of any instrument or agreement evidencing the Guaranteed Obligations or the provision of Collateral, any change in the corporate existence or structure of Borrower, any law, regulation, decree, or order, or any other event affecting any term of the Guaranteed Obligations, all without in any way impairing, releasing, discharging or otherwise affecting the obligations of Guarantors under this Guaranty. Each Guarantor waives any defense arising by reason of any disability or other defense of Borrower or any other guarantor, or the cessation from any cause whatsoever of the liability of Borrower, or any claim that each Guarantor’s obligations exceed or are more burdensome than those of Borrower and waives the benefit of any statute of limitations affecting the liability of each Guarantor hereunder to the fullest extent permitted by law. Each Guarantor waives any right to enforce any remedy which Administrative Agent or any Lender now has or may hereafter have against Borrower and waives any benefit of and any right to participate in any security now or hereafter held by Administrative Agent for the benefit of Lenders. Further, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of each Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of each Guarantor.

7. Exhaustion of Other Remedies Not Required. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations. Each Guarantor waives diligence by Administrative Agent or any Lender and action on delinquency in respect of the Guaranteed Obligations or any part thereof, including, without limitation any provisions of law requiring Administrative Agent or any Lender to exhaust any right or remedy or to take any action against Borrower, any other guarantor or any other person, entity or property before enforcing this Guaranty against each Guarantor.

8. Reinstatement. Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any portion of the Guaranteed Obligations is revoked, terminated, rescinded or reduced or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or any other person or entity or otherwise, as if such payment had not been made and whether or not the Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.

9. Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of Borrowers owing to each Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of Borrower to any Guarantor as subrogee of Administrative Agent or any Lender or resulting from each Guarantor’s performance under this Guaranty, to the indefeasible payment in full of all Guaranteed Obligations. If Administrative Agent or any Lender so requests, any such obligation or indebtedness of Borrower to each Guarantor shall be enforced and performance received by each Guarantor as trustee for Administrative Agent or any Lender and the proceeds thereof shall be paid over to Administrative Agent or any Lender on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of each Guarantor under this Guaranty.

10. Information. Each Guarantor agrees to furnish promptly to Administrative Agent or any Lender any and all financial or other information regarding such Guarantor or its property as Administrative Agent or any Lender may reasonably request in writing.

11. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon the insolvency, bankruptcy or reorganization of Borrower or any other person or entity, or otherwise, all such amounts shall nonetheless be payable by each Guarantor immediately upon demand by Administrative Agent or any Lender.

12. Expenses. Each Guarantor shall pay on demand all out-of-pocket expenses (including reasonable attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) in any way relating to the enforcement or protection of the rights of Administrative Agent or any Lender under this Guaranty, including any incurred in the preservation, protection or enforcement of any rights of Administrative Agent or any Lender in any case commenced by or against any Guarantor under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute. The obligations of Guarantor under the preceding sentence shall survive termination of this Guaranty.

13. Amendments. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by Administrative Agent for the benefit of the Lender and each Guarantor.

14. No Waiver; Enforceability. No failure by Administrative Agent or any Lender to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

15. Assignment; Governing Laws; Jurisdiction. This Guaranty shall (a) bind each Guarantor and its successors and assigns, provided that each Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of Administrative Agent and Lenders (and any attempted assignment without such consent shall be void), (b) inure to the benefit of Administrative Agent and Lenders and its successors and assigns and Administrative Agent or any Lender may, without notice to any Guarantor and without affecting any Guarantor’s obligations hereunder, assign or sell participations in the Guaranteed Obligations and this Guaranty, in whole or in part, and (c) be governed by the internal laws of the State of New York without application of its conflicts of laws principles. Each Guarantor hereby irrevocably (i) submits to the non-exclusive jurisdiction of any United States Federal or State court sitting in New York, New York in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith. Service of process by Administrative Agent or any Lender in connection with such action or proceeding shall be binding on each Guarantor if sent to such Guarantor by registered or certified mail at its address specified in Schedule 10.02 of the Credit Agreement. Each Guarantor agrees that Administrative Agent or any Lender may disclose to any prospective purchaser and any purchaser of all or part of the Guaranteed Obligations any and all information in the possession of Administrative Agent or any Lender concerning each Guarantor, this Guaranty and any security for this Guaranty.

16. Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrower such information concerning the financial condition, business and operations of Borrower as such Guarantor requires, and that neither Administrative Agent nor any Lender has any duty, and each Guarantor is not relying on Administrative Agent or any Lender at any time, to disclose to each Guarantor any information relating to the business, operations or financial condition of Borrower.

17. Setoff. If and to the extent any payment is not made when due hereunder, Administrative Agent and each Lender may setoff and charge from time to time any amount so due against any or all of Guarantors’ accounts or deposits with Administrative Agent or such Lender.

18. Other Guarantees. Unless otherwise agreed by Administrative Agent and Lenders and Guarantors in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by Guarantors for the benefit of the Lender or any term or provision thereof.

19. Representations and Warranties. Each Guarantor represents and warrants that (a) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect; (e) by virtue of its relationship with Borrower, the execution, delivery and performance of this Guaranty is for the direct benefit of each Guarantor and each has received adequate consideration for this Guaranty; and (f) the financial information that has been delivered to Lenders by or on behalf of each Guarantor is complete and correct in all respects and accurately presents the financial condition and the operational results of such Guarantor and since the date of the most recent financial statements delivered to Lenders, there has been no material adverse change in the financial condition or operational results of such Guarantor.

20. Loan Documents. By execution hereof, each Guarantor covenants and agrees that certain representations and warranties set forth in the Loan Documents are applicable to Guarantors, and each Guarantor reaffirms that each such representation and warranty is true and correct in every material respect. Each Guarantor acknowledges and agrees that this Guaranty is subject to the offset provisions of the Loan Documents in favor of Administrative Agent. If the Credit Agreement shall cease to remain in effect for any reason whatsoever during any period and any part of the Guaranteed Obligations remain unpaid, then the terms, covenants, and agreements incorporated herein by reference shall nevertheless continue in full force and effect as obligations of each Guarantor under this Guaranty. Each Guarantor shall take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Event of Default is caused by the failure to take or refrain from taking such action, as the case may be.

21. Authority of Administrative Agent. Each Guarantor acknowledges that the rights and responsibilities of Administrative Agent under this Guaranty with respect to any action taken by

Administrative Agent or the exercise or non-exercise by Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guaranty shall, as between Administrative Agent and Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between Administrative Agent and such Guarantor, Administrative Agent shall be conclusively presumed to be acting as agent for Lenders with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

22. Additional Guarantors. From time to time subsequent to the time hereof, additional Subsidiaries of Parent may become parties hereto as additional guarantors (each an “Additional Guarantor”) by executing a counterpart of this Guaranty in the form of Exhibit A attached hereto. Upon delivery of any such counterpart to Administrative Agent, notice of which is hereby waived by Guarantors, each such Additional Guarantor shall be a Guarantor and shall be a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, or by any election by Administrative Agent not to cause any Subsidiaries of Borrower to become an Additional Guarantor hereunder. This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any such person becomes or fails to become or ceases to be a Guarantor hereunder.

23. WAIVER OF JURY TRIAL; AND FINAL AGREEMENT. TO THE EXTENT ALLOWED BY APPLICABLE LAW, EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON OR ARISING OUT OF THIS GUARANTY. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

24. Counterparts. This Guaranty may be executed by one or more of the parties hereto on any number of separate counterparts and all of the said counterparts taken together shall be deemed to constitute one and the same instrument.

Remainder of Page Intentionally Blank.
Signature Pages Follow.

IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty to be duly executed and delivered as of the date first above written.

GUARANTORS:

[TO BE PROVIDED]

SCHEDULE 1

EXHIBIT A

Subsidiary Guaranty

COUNTERPART TO CONTINUING GUARANTY

In witness whereof, the undersigned Additional Guarantor has caused this Guaranty to be executed by delivered by its officer thereunto duly authorized as of     , 20____.

[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:

Address for Notice:

EXHIBIT G

BORROWING BASE REPORT

REPORTING DATE:

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September 30, 2005 (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among CNL Hospitality Partners, LP, a Delaware limited partnership (“Borrower”), CNL Hotels & Resorts, Inc., a Maryland corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The undersigned hereby certifies and warrants to Administrative Agent and Lenders on behalf of Borrower as follows:

I.
I am a duly qualified and acting Responsible Officer of Borrower, and I am familiar with the financial statements and financial affairs of the Loan Parties. I am authorized to execute this Borrowing Base Report on behalf of the Loan Parties.

II.	Attached hereto as Schedule 1 are true and correct computations of the Borrowing Base and the Borrowing Base Debt Service Coverage Ratio under the Credit Agreement as of the date set forth below.

Borrower further represents and warrants to Administrative Agent and Lenders that the representations and warranties contained in Article VI of the Credit Agreement are true and correct in all material respects on and as of the date of this Borrowing Base Report as if made on and as of the date hereof (except to the extent that such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and except to the extent that (a) Administrative Agent and Lenders have been notified in writing by Borrower that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty or (b) any representation or warranty has been qualified by the updated information reflected in, and as permitted under, the Compliance Certificate submitted by Borrower to Administrative Agent periodically), and that no Event of Default or Default has occurred and is continuing, except as disclosed in an attachment to this Borrowing Base Report.

IN WITNESS WHEREOF, Borrower has caused this Borrowing Base Report to be executed and delivered on this ___ day of __________, 200_.

BORROWER:
CNL HOSPITALITY PARTNERS, LP, a Delware limited partnership
By: CNL HOSPITALITY GP CORP., a Delware corporation, it General Partner
By:	/s/
Name:
Title

SCHEDULE 1 to Borrowing Base Report
(See attached computations of the Borrowing Base and the Borrowing Base Debt Service Coverage Ratio)
[Form to be Agreed to by Administrative Agent and Borrower]

EXHIBIT H

SURVEY REQUIREMENTS

1. Field Note Description. The Survey shall contain a certified metes and bounds description complying with the following: (a) the beginning point shall be established by a monument located at the beginning point, or by reference to a nearby monument; (b) the sides of the Land shall be described by giving the distances and bearings of each; (c) the distances, bearings, and angles shall be taken from an instrument survey by a registered professional engineer or registered professional land surveyor; (d) curved sides shall be described by data including: length of arc, central angle, radius of circle for the arc and chord distance, and bearing; (e) the description shall be a single perimeter description of the entire Land, if and as instructed, there shall also be a separate metes and bounds description of one or more constituent tracts out of the Land; (f) the description shall include a reference to all streets, alleys, and other rights-of-way that abut the Land, and the width of all rights-of-way mentioned shall be given the first time these rights-of-way are referred to; (g) for each boundary line abutting a street, road, alley or other means of access, the description must, in calling the boundary line, state that the boundary line and the right-of-way line are the same; (h) if the Land has been recorded on a map or plat as part of an abstract or subdivision, reference to such recording data shall be made; and (i) the total acreage and square footage of the Land shall be certified.

2. Lot and Block Description. If the Land consists of one or more complete lots or blocks included within a properly established recorded subdivision or addition, then a lot and block description will be an acceptable substitute for a metes and bounds description, provided that the lot and block description must completely and properly identify the name or designation of the recorded subdivision or addition and give the recording information therefor.

3. Map or Plat. The Survey shall also contain a certified map or plat clearly showing the following: (a) the Land; (b) the relation of the point of beginning of the Land to the monument from which it is fixed; (c) all easements, streets, roads, alleys and rights-of-way on or abutting the Land, showing recording information therefor by volume and page; (d) if the Land has been recorded on a map or plat as part of an abstract or subdivision, all survey lines must be shown, and all lot and block lines (with distances and bearings) and numbers, must be shown; (e) the established building setback lines, if any, including those by restrictive covenant, recorded plat and zoning ordinance (identifying the source in each case, by volume and page reference if applicable); (f) all easements appurtenant to said Land, with recording information by volume and page; (g) the boundary lines of the street or streets abutting the Land and the width of said streets and the width of the rights-of-way therefor; (h) the distance from the nearest intersecting street or road to the Land; (i) all structures and improvements on the Land (with designation and dimensions thereof and of each party wall, if any) with horizontal lengths of all sides and the relation thereof by distances to (1) all boundary lines of the Land, (2) easements, (3) established building lines, and (4) street lines; (j) the types of materials comprising the exterior walls and roofs of all buildings; (k) all street addresses of improvements on the Land; (l) all curb cuts, driveways, fences, sidewalks, stoops and landscaping; (m) the number of stories of all multi-story structures; (n) the location, type and size of all utility lines as they service the Land and Improvements (sewer, water, gas, electric and telephone); (o) all encroachments and protrusions, if any, from or upon the Land or any improvements thereon or upon any easement, building setback line or other restricted area, with exact measurements; (p) all parking and paved areas, including the number of vehicles that may be parked; (q) all distances, angles and other calls contained in the legal description; (r) the location, type and size of all monuments, and as to each monument, indication whether it was found or placed by the surveyor; (s) the boundaries of any flood hazard area or flood plain area in which any part of the Land lies, with the map number, date and source (Tribunal) of each flood map shown; (t) all surface water bodies or courses; (u) the date of any revisions subsequent to the initial survey prepared pursuant to these requirements; (v) a legend explaining the meaning of all symbols used on the plat; and (w) the scale of all distances and dimensions on the plat.

4. Certification. The certification for the property description and the map or plat shall be addressed to Administrative Agent for the benefit of Lenders, Borrower and the Title Insurer, signed by the surveyor (a registered professional land surveyor or registered professional engineer), bearing current date, registration number, and seal, and shall be in the following form or its substantial equivalent:

This is to certify to Lenders, Borrower and Title Insurer that this map or plat and the survey on which it is based were made in accordance with "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by ALTA, ACSM and NSPS in 1999, and pursuant to the Accuracy Standards as adopted by ALTA, NSPS and ACSM and in effect on the date of this certification. The undersigned hereby certifies that the Positional Uncertainties resulting from the survey measurements made on the survey do not exceed the allowable Positional Tolerance. The undersigned further certifies to Lenders, Borrower and the Title Insurer that (a) this survey is true and correct and was made on the ground under my supervision as per the field notes shown hereon and correctly shows the boundary lines and dimensions and area of the land indicated hereon and each individual parcel thereof indicated hereon; (b) all monuments shown hereon actually exist, and the location, size and type of such monuments are correctly shown; (c) the subject Property described in this survey is the same land as described in the title commitment described below; (d) this survey and the information, courses and distances shown on the survey are correct; (e) this survey correctly shows the size, location and type of all buildings, structures, other improvements and visible items on the subject Property and that all buildings and improvements are within the boundary lines and applicable set back lines of the subject Property; (f) this survey correctly shows the location and dimensions of all alleys, streets, roads, rights-of-way, easements, building setback lines and other matters of record of which the undersigned has been advised affecting the subject Property according to the legal description in such easements and other matters (with instrument, book, and page number indicated); (g) there are no violations of zoning ordinances, restrictions or other rules and regulations with reference to the location of the buildings and improvements: (h) except as shown, there are no visible (1) improvements, easements, rights-of-way, party walls, drainage ditches, streams, uses, discrepancies or conflicts, (2) party walls or encroachments onto adjoining premises, streets, or alleys by any of said buildings, structures, or other improvements, (3) encroachments onto the subject Property by buildings, structures, or other improvements on adjoining premises, or (4) encroachments on any easement, building setback line or other restricted area by any buildings, structures or other improvements on the subject Property; (i) the distance from the nearest intersecting street or road is as shown hereon; (j) the subject Property abuts a dedicated public street or road as shown hereon; (k) all utility services required for the operation of the subject Property either enter the subject Property through adjoining public streets, or this survey shows the point of entry and location of any utilities that pass through or are located on the adjoining premises; (l) any discharge into streams, rivers or other conveyance system is shown on this survey; (m) if the subject Property consists of two or more parcels having common boundaries, those parcels are contiguous along the common boundaries; (n) except as shown, no part of the Property is located in a 100-year Flood Plain or in an identified "flood prone area," as defined pursuant to the Flood Disaster Protection Act of 1973, as amended, as reflected by Flood Insurance Rate Map Panel # _____________ dated  , which such map panel covers the area in which the Property is situated and this survey correctly indicates the zone designation of any area as being in the 100-year Flood Plain or “flood prone area”; (o) no portion of the subject Property lies within a delineated wetlands area under federal, state or local law or policy; (p) except as shown on this survey, the subject Property does not serve any adjoining premises for drainage, utilities, or ingress or egress; (q) the record description of the subject Property forms a mathematically closed figure; and (r) the subject Property has a tax map designation separate and distinct from that of any other premises and the subject Property is a separate, legally subdivided parcel. The undersigned has received and examined a copy of the Title Insurance Commitment No. _______________ issued by the Title Insurer for the Property as well as a copy of each instrument listed therein, and the location of any matter shown thereon, to the extent it can be located, has been shown on this survey.